As filed with the Securities and Exchange Commission on September 14, 2012

Registration No. 333-182860

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

XPLORE TECHNOLOGIES CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3570 (Primary Standard Industrial Classification Code Number)	26-0563295 (I.R.S. Employer Identification Number)

14000 Summit Drive
Suite 900
Austin, Texas 78728
(512) 336-7797
(Address, including zip code, and telephone number including area code, of Registrant's principal executive offices)

Michael J. Rapisand
Chief Financial Officer
14000 Summit Drive
Suite 900
Austin, Texas 78728
(512) 336-7797
(Name, address, including zip code, and telephone number
including area code, of agent for service)

With copies to:
Jonathan J. Russo, Esq. Pillsbury Winthrop Shaw Pittman LLP 1540 Broadway New York, NY 10036-4039 Tel. No.: (212) 858-1528 Fax No.: (212) 858-1500	Christopher S. Auguste, Esq. Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, NY 10136 Tel. No.: (212) 715-9265 Fax No.: (212) 715-8000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement is declared effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☐	Smaller Reporting Company ☒

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED SEPTEMBER 14, 2012

    •    Shares
Common Stock

This is a firm commitment public offering of    •    shares of common stock of Xplore Technologies Corp.

Our common stock is currently quoted on the OTCQB under the symbol "XLRTD". On September 13, 2012, the last reported sale price for our common stock on the OTCQB was $5.92 per share. We have applied to the NASDAQ Capital Market to list our common stock under the symbol "XPLR".

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 8 of this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$
(1)
See "Underwriting" for a description of compensation payable to the underwriters.

We have granted a 45-day option to the representative of the underwriters to purchase up to     •    additional shares of common stock solely to cover over-allotments, if any.

The underwriters expect to deliver our shares to purchasers in the offering on or about     •    , 2012.

Aegis Capital Corp

The date of this prospectus is September 14, 2012

        You should rely only on information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. The information in this prospectus may only be accurate as of the date on the front of this prospectus regardless of time of delivery of this prospectus or any sale of our securities.

        No person is authorized in connection with this prospectus to give any information or to make any representations about us, the common stock offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy our common stock in any circumstance under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of our common stock in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

i

PROSPECTUS SUMMARY

        This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire prospectus before investing in our common stock, especially the risks and other information we discuss under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operation", and our consolidated financial statements and related notes beginning on page F-1. Our fiscal year end is March 31 and our fiscal years ended March 31, 2011 and 2012 and our fiscal year ending March 31, 2013 are sometimes referred to herein as fiscal 2011, 2012 and 2013, respectively. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See "Cautionary Note Regarding Forward-Looking Statements". Unless otherwise indicated or the context requires otherwise, the words "we," "us," "our", the "Company" or "our Company" and "Xplore" refer to Xplore Technologies Corp., a Delaware corporation, and our wholly owned subsidiaries.

        Except as otherwise indicated in this prospectus, all common stock share and per share information, and all exercise prices with respect to our options and warrants, reflect the 1-for-400 reverse split of our common stock which was consummated on September 13, 2012 but does not reflect the automatic conversion of all of our preferred stock into common stock which will occur upon the consummation of the offering. Unless otherwise indicated, this prospectus assumes the over-allotment option of the underwriters has not been exercised.

Our Business

        Xplore engineers, develops, integrates and markets rugged, mobile computing systems. Our products are designed to enhance the ability of persons to perform their jobs outside of traditional office settings. Our family of iXTM tablet personal computer (PC) systems, which we refer to as iX104, are designed to operate in challenging work environments such as extreme temperatures, repeated vibrations or dirty and wet or dusty conditions. The iX104 systems can be fitted with a wide range of performance matched accessories, including multiple docking station solutions, wireless connectivity alternatives, global positioning system modules, biometric and smartcard modules, as well as traditional peripherals like keyboards and cases.

        Our revenue is currently derived through the sale of our iX104 systems in the rugged, mobile tablet PC market. Over the past several years, our iX104 systems have been recognized for their ruggedness and versatility by Pen Computing ("Best Rugged Slate Style Tablet PC"), Table PC2 ("Editor's Choice Award for our AllVueTM Screen") and Lap Top Magazine ("Editor's Choice Award").

        We believe we are positioned for future revenue growth in the markets in which we compete. We launched our fifth generation iX104C line of rugged tablet PCs in May 2011, and we believe that customer response has been favorable. From fiscal 2011 to fiscal 2012, our revenue increased by approximately 55%, primarily due to $20.3 million in orders we received during fiscal 2012, including purchase orders from one of the world's largest telecommunications companies and one of the largest conventional oil and natural gas producers in North America. Partial shipment of these orders occurred in the third and fourth quarters of fiscal 2012 and the first quarter of fiscal 2013, and we expect to fulfill the balance of these orders in the second quarter of fiscal 2013. For the three months ended June 30, 2012, we had revenue of $10.0 million and net income of $0.8 million. We completed three consecutive quarters of net income for the first time in our 16-year history. For the nine months ended June 30, 2012, we had revenue of $29.7 million and net income of $2.4 million. At a time when we believe awareness and demand for tablet computers is significantly increasing, we have introduced a family of computers that, based upon third-party certifications, surpasses the standards and specifications that have been the accepted measuring sticks for rugged tablet computers in today's marketplace.

        Our iX104C5TM introduces what we believe are "industry firsts" and differentiating features, including a tool-less removable dual solid state drive (SSD) module, tool-less access to the SIM and MicroSD ports and an ingress protection rating of IP 67 for submersion in water. The new C5 family also features the Intel® CoreTM i7 processor and Windows® 7 operating system. Our specially designed AllVueTM screen is viewable in challenging lighting conditions, including direct sunlight and dimly-lit environments, and features an improved screen contrast ratio of 600:1.

        Our key initiatives for future revenue growth include the following:

  •
  New product development—based on input from customer and key industry participants;

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  The expansion of sales activities in non-U.S. markets, particularly in Europe;

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  Continued penetration into the Fortune 500/Global 2000 markets;

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  Establishment of key relationships with new distributors; and

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  Focus on military/government markets.

Our Market Opportunity

        Based upon an annual white paper published by the Mobile and Wireless Practice of Venture Development Corporation (which we refer to as VDC), we believe that an increasing number of companies are requiring their employees to transact business in the field and/or other non-traditional office environments. VDC projects worldwide sales in the rugged mobile computing market to grow to over $6.8 billion by the end of 2013, and for the market for large form factor rugged devices to grow to $3.5 billion by the end of 2013.

        We believe our family of rugged tablet PCs are uniquely positioned to capitalize on the convergence of four current market trends:

  •
  the increasing awareness and adoption of more rugged mobile computers, such as tablet PCs, in the face of the failure rates for office oriented computers that have been deployed into challenging operating environments;

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  the transition toward rugged computing solutions in non-traditional office environments;

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  the surge in consumer tablet offerings; and

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  the expanding wireless data movement.

Our Strategy

        We currently compete in the large form factor rugged tablet PC market. We currently have five products in this market. Our strategy is to become the leading global developer and marketer of rugged mobile wireless computer systems.

        Our strategy includes the following key elements:

        Leverage Existing Markets—We seek to continue to analyze the needs of the vertical markets that we are currently selling to so that we can continue to grow our business. We intend to continue to focus on customer specific applications by leveraging our core products and technology, as well as our key strategic alliances.

        Identifying and targeting vertical markets, major account and OEM opportunities—To achieve broad market penetration by our products, we intend to continue to focus on specific vertical market applications, major accounts and OEM relationships, such as Dell, Inc., Psion Plc (acquired by Motorola Solutions, Inc.), which we refer to as Psion, and Peak Technologies.

        Investment and nurturing of key relationships—We intend to continue to outsource our manufacturing function so that we can continue to focus our efforts on our technology and product development, customer application and project deployment activities, through our collaborations on engineering and manufacturing matters with our contract manufacturer, Wistron Corporation, which we refer to as Wistron. In addition, we have a strategic relationship with VT Miltope with respect to our Armadillo System, an integrated tablet and active docking system. Our targeted military market segments include ground and C4I (Command, Control, Communications, Computers and Intelligence) systems.

        Flexible product design and customer centric approach—We believe that the design of our products provides us with the flexibility to respond to customer specific requirements. We involve our customers in product development and enhancements. This approach is intended to result in improved communication throughout the entire sales cycle and is designed to position our products as the optimal mobile computing platform for our customers.

        Delivery of high quality, reliable systems—We measure and seek to improve product quality through rigorous quality assurance programs implemented with our strategic alliances, in concert with performing our custom designed test programs. Additionally, we utilize feedback provided by our customers.

        Marketing and distribution relationships—Within each targeted vertical industry, we intend to expand our focus on co-marketing relationships with key application providers and systems integrators. We expect this strategy to allow us to define multiple channels of sale within a region while maintaining key strategic alliances.

        Expand into New Rugged Product Markets—We currently have five products in the large form factor segment of the rugged mobile computer market. We continue to consider other market opportunities that are broader in scope and opportunity.

Our Risks and Challenges

        An investment in our common stock involves a high degree of risk including risks related to our business, such as the following:

  •
  We have a history of net losses; we may incur additional losses.

  •
  Our revenue is highly dependent on one product family.

  •
  In any given year, one customer could account for more than 10% of our revenue.

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  We experience lengthy sales cycles for our products and the delay of an expected large order could result in a significant unexpected revenue shortfall.

  •
  Our quarterly operating results are likely to fluctuate and you should not rely on quarterly operating results as indicative of future results.

  •
  We are currently dependent on Wistron to manufacture our products, including our products under development.

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  We face competition from companies that have greater resources than we do and we may not be able to effectively compete against these companies.

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  If we are unable to successfully protect our intellectual property, our competitive position will be harmed.

  •
  If others claim we infringe on their intellectual property rights, we may be subject to costly and time consuming litigation.

        We are subject to a number of additional risks which you should be aware of before you buy our common stock. The risks are discussed more fully in the section entitled "Risk Factors" following this prospectus summary.

Our Corporate Information

        We were incorporated in the federal jurisdiction of Canada in 1996 and domesticated to Delaware in 2007. Our executive offices are located at 14000 Summit Drive, Suite 900, Austin, Texas 78728. Our telephone number is (512) 336-7797. Our website is located at http://www.xploretech.com/. Our trademarks or trade names as used in this prospectus include: "iXTM", "iX104C5TM" and "AllVueTM".

THE OFFERING

Common stock offered by us:	1,700,000 shares
Common stock outstanding before the offering as of September 13, 2012:	752,168 shares
Common stock to be outstanding after the offering:	7,966,036 shares(1)
Offering price:	$• per share
Use of proceeds:

We intend to use the net proceeds received from this offering to expand our sales and marketing efforts, increase our product offerings and for working capital and general corporate purposes. See "Use of Proceeds" on page 17.

Risk factors:	Investing in our common stock involves a high degree of risk. You should carefully consider the information set forth in the "Risk Factors" section beginning on page 8.
Stock Symbol:	Our common stock is currently quoted on the OTCQB under the symbol "XLRTD". We have applied to the NASDAQ Capital Market to list our common stock under the symbol "XPLR".
Lock-up:

We and our directors, officers and principal stockholders have agreed with the underwriters to a lock-up of shares for a period of 90 days after the date of this prospectus. See "Underwriting" section on page 72.

(1)
Gives effect to the automatic conversion of all our preferred stock into common stock, which will occur upon consummation of the offering as if such offering occurred on September 13, 2012, and (i) assumes no exercise by the underwriters of their option to purchase up to 255,000 shares of common stock to cover over-allotments, if any, (ii) excludes 70,034 shares of our common stock issuable upon exercise of outstanding stock options under our stock incentive plans at a weighted average exercise price of $30.26 per share as of September 13, 2012, (iii) excludes 419,356 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $21.93 per share as of September 13, 2012, (iv) excludes 85,000 shares of common stock underlying the warrants to be issued to the underwriters in connection with this offering and (v) excludes shares of common stock issuable in connection with dividends with respect to our preferred stock from September 14, 2012 through the consummation of this offering.

 SUMMARY CONSOLIDATED FINANCIAL INFORMATION

        The following summary consolidated statements of operations for the years ended March 31, 2012 and 2011 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of operations data for the three month periods ended June 30, 2012 and 2011 and the consolidated balance sheets data as of June 30, 2012 are derived from unaudited consolidated financial statements that are included elsewhere in this prospectus. The historical financial data presented below is not necessarily indicative of our financial results in future periods, and the results for the three month period ended June 30, 2012 are not necessarily indicative of our operating results to be expected for the full fiscal year ending March 31, 2013 or any other period. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our unaudited consolidated financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods. Except as otherwise noted, all share and per share data for the periods shown have been adjusted to reflect a 1-for-400 reverse stock split which was consummated on September 13, 2012, but does not give effect to the automatic conversion of all of our preferred stock into common stock which will occur upon consummation of the offering.

	For the year ended March 31,		For the three months ended June 30,
	2012	2011	2012	2011
	(in thousands, except share and per share amounts)
Consolidated Statements of Operations Data:
Revenue	$27,528	$17,759	$9,950	$2,678
Cost of revenue	19,140	12,338	6,645	2,105
Gross profit	8,388	5,421	3,305	573
Operating expenses	8,625	8,032	2,400	1,987
Income (loss) from operations	(237)	(2,611)	905	(1,414)
Other expenses	(286)	(3,778)	(86)	(49)
Net income (loss)	$(523)	$(6,389)	$819	$(1,463)
Net loss attributable to common stockholders	$(5,124)	$(9,247)	$(318)	$(2,506)
Loss per share attributable to common stockholders, basic and fully diluted	$(10.00)	$(24.19)	$(0.53)	$(5.48)
Weighted average number of common shares outstanding, basic and fully diluted	512,252	382,308	605,381	457,186

        The following table presents consolidated balance sheets data as of June 30, 2012 on:

  •
  an actual basis;

  •
  a pro forma basis, giving effect to the automatic conversion of all our preferred stock into common stock upon consummation of the offering as if such offering occurred on September 13, 2012; and

  •
  a pro forma as adjusted basis, giving effect to the pro forma adjustments and the sale by us of 1,700,000 shares of common stock in this offering at an assumed public offering price of $5.92 per share, after deducting underwriting discounts and commissions and estimated offering expenses.

        The pro forma as adjusted information set forth below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

	As of June 30, 2012
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(in thousands)
Consolidated Balance Sheets Data:
Cash and cash equivalents	$2,893	$2,893	$10,958
Working capital	7,239	7,239	15,304
Total assets	11,346	11,346	19,411
Common Stock and additional paid in capital	143,561	143,664	151,729
Total stockholders' equity	7,660	7,660	15,725

(1)
A $1.00 increase or decrease in the assumed public offering price per share would increase or decrease our cash and cash equivalents, working capital, total assets and total stockholders' equity by approximately $1,564, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

RISK FACTORS

        Investing in our securities involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our securities. There are many risks that affect our business and results of operations, some of which are beyond our control. If any of the following risks actually occur, our business, financial condition or operating results could be materially harmed. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment. Additional risks that we do not yet know of or that we currently think are immaterial may also affect our business and results of operations.

Risks Related To Our Business

We have a history of net losses and we may incur additional losses.

        We have incurred net losses in each fiscal year since our inception. For our fiscal year ended March 31, 2012, we incurred a net loss of approximately $0.5 million. In addition, as of June 30, 2012, our accumulated deficit was approximately $136 million. Our losses have resulted primarily from expenses incurred in research and development of our technology and products and from selling and marketing our products. We may continue to incur additional operating losses as we continue our research and development efforts, introduce new products and expand our sales and marketing activities. We cannot assure you that our revenue will increase or that we will be profitable in any future period.

Since our revenue is highly dependent on one product family, any significant reduction of sales of this product family would materially harm our operating results.

        Because our revenue is derived substantially from sales of our iX104 systems, we are highly dependent upon the continued market acceptance of the iX104 product family. We cannot assure you that the iX104 product family will continue to achieve acceptance in the marketplace. Any significant reduction of sales of the iX104 product family would materially harm our operating results.

In fiscal year 2012, approximately 37% of our revenue was derived from one of our customers. If we are unable to replace revenue generated from one of our major resellers or end-user customers with revenue from others in future periods, our revenue may materially decline and our growth would be limited.

        Historically, in any given year a single customer, either reseller or end-user customer, could account for more than 10% of our revenue. In fiscal year 2012, one reseller, Prosys Information Systems, Inc., which we refer to as Prosys, accounted for approximately 37% of our total revenue, for one end-user customer, and in fiscal year 2011, one reseller, ID.SYS Int'l Ident Systems Consult GmbH, accounted for approximately 11% of our total revenue. For the three months ended June 30, 2012, two resellers, Prosys and OCR Canadian Ltd., accounted for approximately 59% of our total revenue. If we are unable to replace revenue generated from one of our major resellers or end-user customers with revenue from others, our revenue may decline and our growth could be limited.

We experience lengthy sales cycles for our products and the delay of an expected large order could result in a significant unexpected revenue shortfall.

        The purchase of an iX104 system is often an enterprise-wide decision for prospective end-user customers, which requires us to engage in sales efforts over an extended period of time and provide a significant level of education to prospective end-user customers regarding the uses and benefits of such systems. As a result, our products generally have a lengthy sales cycle ranging from several months to several years. Consequently, if forecasted sales from a specific end-user customer are not realized, we may not be able to generate revenue from alternative sources in time to compensate for the shortfall. The loss or delay of an expected large order could result in a significant unexpected revenue shortfall. Moreover, to the extent that significant contracts are entered into and performed earlier than expected, operating results for subsequent periods may fall below expectations.

Our quarterly operating results are likely to fluctuate as a result of many factors and our quarterly operating results may not be indicative of results in any given year or future quarter.

        Our quarterly revenue, expenses, operating results, and gross profit margins may vary significantly from quarter to quarter. As a result, our operating results may fall below the expectations of securities analysts and investors in some quarters, which could result in a decrease in the market price of our common stock. The reasons our quarterly results may fluctuate include the fact that we may be unable to replace revenue generated from one of our major resellers or end-user customers with revenue from others, the lengthy sales cycle related to our products and delays in the delivery of products and components. Our quarterly revenue could also be materially affected in any period by a decline in the economic prospects of our customers or the economy in general, which could alter current or prospective customers' spending priorities or budget cycles or extend our sales cycle for the period. Due to such factors, our quarterly operating results are likely to fluctuate and such results may not be indicative of our results in any given year or future quarter. You should not rely on quarter-to-quarter comparisons of our results of operations as an indicator of our future results.

We are currently dependent on Wistron Corporation, which we refer to as Wistron, to manufacture our products and products under development and our reliance on Wistron subjects us to significant operational risks, any of which would impair our ability to deliver products to our customers should they occur.

        We currently rely primarily on Wistron for the manufacture of our products. Our reliance involves a number of risks, including:

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  reduced management and control of component purchases;

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  reduced control over delivery schedule and quality assurance;

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  reduced control over manufacturing yields;

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  lack of adequate capacity during periods of excess demand;

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  limited warranties on products supplied to us;

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  potential increases in prices;

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  interruption of supplies from assemblers as a result of fire, natural calamity, strike or other significant events; and

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  misappropriation of our intellectual property.

        Our business is therefore dependent upon Wistron for their manufacturing capabilities. During the fiscal years ended March 31, 2012 and 2011, we purchased inventory and engineering services of approximately $13.7 million and $10.5 million, respectively, from Wistron. Our agreement with Wistron contains a provision that allows for termination by either party to the agreement for any reason upon 120 days' notice. We cannot assure you that Wistron will continue to work with us, that they will be able to meet our manufacturing needs in a satisfactory and timely manner, that Wistron has the required capacity to satisfy our manufacturing needs or that we can obtain additional or alternative manufacturers when and if needed.

        The availability of Wistron and the amount and timing of resources to be devoted by Wistron to our activities is not within our control, and we cannot assure you that we will not encounter manufacturing problems that would materially harm our business. The loss of Wistron, a significant price increase, an interruption of supply or the inability to obtain additional or an alternative manufacturer when and if needed would impair our ability to deliver our products to our customers.

We face competition from companies that have greater resources than we do and we may not be able to effectively compete against these companies.

        We operate in a highly competitive industry. Our primary competitors in the mobile rugged computer market include DRS Technologies, Inc. and General Dynamics Itronix (which we refer to as GD/Itronix) in the tablet PC market, and Panasonic, the largest provider of mobile rugged computers. We also face competition from manufacturers of non-rugged mobile computers, such as Dell, Inc., Hewlett-Packard Company, Apple Computer, Inc., Sony and Toshiba, to the extent customers decide to purchase less expensive traditional computers for use in environments we believe are better suited for mobile rugged computers. The principal competitive factors in our industry include:

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  product performance, features and reliability;

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  price;

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  name recognition; and

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  product availability and lead times.

        Most of our competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales, marketing and other resources than we do. In addition, because of the higher volume of components that many of our competitors purchase from their suppliers, they are able to keep their costs of supply relatively low and, as a result, may be able to recognize higher margins on their product sales than we do. Many of our competitors may also have existing relationships with the resellers who we use to sell our products, or with our potential customers. This competition may result in reduced prices, reduced margins and longer sales cycles for our products. The introduction of lower-priced personal computers, combined with the brand strength, extensive distribution channels and financial resources of the larger vendors, would cause us to lose market share and would reduce our margins on those personal computers we sell. If any of our larger competitors were to commit greater technical, sales, marketing and other resources to our markets, our ability to compete would be adversely affected. If we are unable to successfully compete with our competitors our sales would suffer and as a result our financial condition will be adversely affected.

If we are unable to successfully protect our intellectual property, our competitive position will be harmed.

        Our ability to compete is heavily affected by our ability to protect our intellectual property. We rely on a combination of patents, patent applications, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. We also enter, and plan to continue to enter, into confidentiality or license agreements with our employees, consultants and other parties with whom we contract, and control access to and distribution of our software, documentation and other proprietary information. The steps we take to protect our intellectual property may be inadequate. Existing trade secret, trademark and copyright laws offer only limited protection. Unauthorized parties may attempt to copy aspects of our products or obtain and use information which we regard as proprietary. Policing unauthorized use of our products is difficult, time consuming and costly, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. We cannot assure you that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology, the effect of either of which would harm our competitive position in the market.

Others could claim that we infringe on their intellectual property rights, which may result in costly and time consuming litigation and could delay or otherwise impair the development and commercialization of our products.

        In recent years, there has been a significant increase in litigation in the United States involving patents and other intellectual property rights. We do not believe that our products infringe on the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim such infringement by us or our licensees with respect to current or future products. Claims for alleged infringement and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our intellectual property rights. Any such claims, with or without merit, could be time consuming, expensive to defend, cause product shipment delays or require us to enter into a royalty or licensing agreement, any of which could delay the development and commercialization of our products or reduce our margins. If we are unable to obtain a required license, our ability to sell or use certain products may be impaired. In addition, if we fail to obtain a license, or if the terms of the license are burdensome to us, our operations could be materially harmed.

We are subject to risks by doing business outside of the United States that could impair our ability to grow our revenue.

        In the fiscal years ended March 31, 2012 and March 31, 2011, approximately 37% and 60%, respectively, of our revenue was comprised of sales made outside of the United States. Our operations may be materially and adversely affected by many risks related to doing business outside of the United States, including:

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  increases in duty rates, exchange or price controls;

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  governmental currency controls;

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  import restrictions;

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  political, social and economic changes and disruptions;

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  in certain jurisdictions, reduced protection for our intellectual property rights; and

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  difficulty in enforcing contracts or legal rights under foreign legal systems.

        The occurrence of any one these risks could impair our ability to grow our revenue.

The ongoing uncertainty and volatility in the financial markets related to the European sovereign debt crisis, the potential partial or complete breakup of the Eurozone and the state of the global economic recovery may adversely affect our operating results.

        Global financial markets continue to experience disruptions, including increased volatility and diminished liquidity and credit availability. In particular, the current European debt crisis, particularly most recently in Greece, Italy, Ireland, Portugal and Spain, and related European financial restructuring efforts may cause the value of the European currencies, including the Euro, to further deteriorate, thus reducing the purchasing power of European customers. In the event that one or more countries were to replace the Euro with their legacy currency, then our revenue and operating results in such countries, or Europe generally, would likely be adversely affected until stable exchange rates were established and economic confidence restored.

        In addition, the European crisis is contributing to instability in global credit markets. The world has recently experienced a global macroeconomic downturn, and if economic and financial market conditions in the United States or other key markets, including Europe, remain uncertain, persist or deteriorate further, our customers may respond by suspending, delaying or reducing their expenditures, which may adversely affect our business, operating results, and financial condition.

If we are unable to retain key personnel we may not be able to execute our business strategy.

        Our operations are dependent on the abilities, experience and efforts of a number of key personnel, including Philip S. Sassower, our chairman and chief executive officer, Mark Holleran, our president and chief operating officer, Michael J. Rapisand, our chief financial officer and corporate secretary, and Bryan Bell, our vice president of engineering. Should any of these persons or other key employees be unable or unwilling to continue in our employ, our ability to execute our business strategy may be adversely affected. In addition, our success is highly dependent on our continuing ability to identify, hire, train, motivate and retain highly qualified management, technical and sales and marketing personnel. Competition for such personnel is intense. We may be unable to attract and retain the personnel necessary for the development of our business. Because we have experienced operating losses, which resulted in a reduction in workforce in the past, we may have a more difficult time in attracting and retaining the employees we need. Other than an employment agreement with our President and Chief Operating Officer, our relationships with our key employees are "at will." Also, we do not have "key person" life insurance policies covering any of our employees. The inability to attract or retain qualified personnel in the future or delays in hiring skilled personnel could harm our relations with our customers and our ability to respond to technological change which would prevent us from executing our business strategy.

If we are unable to acquire key components or are unable to acquire them on favorable terms, our business will suffer.

        Some key components included in our line of products are currently available only from single or limited sources. In addition, some of the suppliers of these components are also supplying certain of our competitors. We cannot be certain that our suppliers will be able to meet our demand for components in a timely and cost-effective manner. We carry limited inventory of our products and some of our product components, and as a result, rely on our suppliers to deliver our products and necessary components to us or our contract manufacturers in a timely manner based upon forecasts we provide. We may not be able to develop an alternative source of supply in a timely manner, which could hurt our ability to deliver our products to our customers. In addition, if we are unable to buy components on a timely and a cost-efficient basis, the margins we receive for our products may suffer, which would negatively impact our future financial performance and, in turn, seriously harm our business.

        At various times, some of the key components for our products have been in short supply. Delays in receiving components would harm our ability to deliver our products on a timely basis. In addition, because we expect to rely on purchase orders rather than long-term contracts with our suppliers, we cannot predict with certainty our ability to procure components in the longer term. If we receive a smaller allocation of components than is necessary to manufacture products in quantities sufficient to meet our customers' demand, those customers could choose to purchase competing products.

If we fail to predict our manufacturing requirements accurately, we could incur additional costs or experience manufacturing delays, which could reduce our gross margins or cause us to lose sales.

        We provide, and will continue to provide, forecasts of our demand to our contract manufacturer prior to the scheduled delivery of products to our customers. If we overestimate our requirements, our contract manufacturer may have excess component inventory, which could increase our costs. If we underestimate our requirements, our contract manufacturer may have an inadequate component inventory, which could interrupt the manufacturing of our products and result in delays in shipments and revenue. In addition, lead times for materials and components that we order vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. We may also experience shortages of components from time to time, which also could delay the manufacturing of our products or increase the costs of our products.

Our inability to obtain any third-party license required to develop new products and product enhancements could seriously harm our business, financial condition and results of operations.

        From time to time, we are required to license technology from third parties to develop new products or product enhancements. Third-party licenses may not be available to us on commercially reasonable terms, or at all. Our inability to obtain any third-party license necessary to develop new products or product enhancements could require us to obtain substitute technology of lower quality or performance standards, or at greater cost, which could seriously harm our business, financial condition and results of operations.

We must respond quickly and effectively to new technological developments, and the failure to do so could have a material and adverse effect on our results of operations.

        Our failure to maintain our technological capabilities or to respond effectively to technological changes could adversely affect our business, results of operations or financial condition. Our future success also depends on our ability to enhance existing hardware and systems and to respond to changing technological developments. If we are unable to successfully develop and bring to market new hardware and systems in a timely manner, our competitors' technologies or services may render our products or services noncompetitive or obsolete.

Risks Relating To Ownership Of Our Common Stock

Two of our stockholders, Philip S. Sassower and Phoenix Venture Fund LLC, and other entities controlled by Mr. Sassower, beneficially own approximately 35.5% of our common stock, after giving effect to the consummation of the offering (including the conversion of all preferred stock into common stock) and thus have effective control over matters requiring stockholder approval.

        One of our principal stockholders, Phoenix Venture Fund LLC, which we refer to as Phoenix, is co-managed by Philip S. Sassower, our chairman and chief executive officer, and Andrea Goren, one of our directors. As of the date of this prospectus, Phoenix beneficially owns approximately 22.7% of our common stock, after giving effect to the consummation of the offering (including the conversion of all preferred stock into common stock). In addition, Mr. Sassower, personally and through other entities controlled by him other than Phoenix, beneficially owns, in the aggregate, approximately 12.8% of our common stock, after giving effect to the consummation of the offering (including the conversion of all preferred stock into common stock). Thus, Phoenix and Mr. Sassower, together, beneficially own in the aggregate, approximately 35.5% of our common stock, giving effect to the consummation of the offering (including the conversion of all preferred stock into common stock). Accordingly, Phoenix and Mr. Sassower have the ability to exercise significant influence (and have effective control) over matters generally requiring stockholder approval, including the election of directors and the approval of significant corporate transactions, which could have the effect of delaying or preventing a third party from acquiring control over us.

The anti-takeover effect of certain of our charter provisions could adversely affect holders of our common stock.

        Our authorized capital consists of preferred stock issuable in one or more series. Our board of directors has the authority to issue preferred stock and determine the price, designation, rights, preferences, privileges, restrictions and conditions, including voting and dividend rights, of those shares without any further vote or action by stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. The issuance of additional preferred stock, while providing desirable flexibility in connection with possible financings and acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the voting power of our outstanding voting securities, which could deprive our holders of common stock of a premium that they might otherwise realize in connection with a proposed acquisition of our Company.

We recently completed a 1-for-400 reverse stock split of our outstanding common stock. Even though the reverse stock split caused an increase in the market price of our common stock so that we are currently in compliance with the minimum bid price requirement of the NASDAQ Capital Market, we cannot assure you that we will be able to continue to comply with that price requirement.

        The listing of our common stock on the NASDAQ Capital Market is a condition of our offering. We consummated a 1-for-400 reverse stock split of our outstanding common stock to be able to meet the $4.00 minimum bid price requirement of the listing rules of the NASDAQ Capital Market. Even though the reverse stock split caused the market price of our common stock to be in compliance with the minimum bid price of the NASDAQ Capital Market, there can be no assurance that the market price of our common stock will remain at that level. It is not uncommon for the market price of a company's common stock to decline in the period following a reverse stock split. If the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. In any event, other factors unrelated to the number of shares of our common stock outstanding, such as negative financial or operational results, could adversely affect the market price of our common stock and jeopardize our ability to maintain the NASDAQ Capital Market's minimum bid price requirement.

If our common stock were delisted from the NASDAQ Capital Market and determined to be a "penny stock," a broker-dealer may find it more difficult to trade our common stock and an investor may find it more difficult to acquire or dispose of our common stock in the secondary market.

        If our common stock were removed from listing with the NASDAQ Capital Market, it may be subject to the so called "penny stock" rules. The SEC has adopted regulations that define a "penny stock" to be any equity security that has a market price per share of less than $5.00, subject to certain exceptions, such as any securities listed on a national securities exchange. For any transaction involving a "penny stock," unless exempt, the rules impose additional sales practice requirements on broker-dealers, subject to certain exceptions. If our common stock were delisted from the NASDAQ Capital Market and determined to be a "penny stock," a broker-dealer may find it more difficult to trade our common stock and an investor may find it more difficult to acquire or dispose of our common stock on the secondary market. Investors in penny stocks should be prepared for the possibility that they may lose their whole investment.

The market price of our common stock following the recently completed reverse stock split may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

        Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that the reverse stock split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. Over the past several years, active trading in our common stock has been limited. The trading liquidity of our common stock may not necessarily improve following the reverse stock split.

Many factors can adversely affect the price of our common stock.

        The trading price of our common stock has been highly volatile and may continue to fluctuate substantially. We believe that a variety of factors have caused and could in the future cause the stock price of our common stock to fluctuate significantly, including:

  •
  announcements of developments related to our business;

  •
  quarterly fluctuations in our actual or anticipated operating results;

  •
  announcements of technological innovations;

  •
  new products or product enhancements introduced by us or by our competitors;

  •
  developments in patents and other intellectual property rights and litigation;

  •
  developments in our relationships with our third party manufacturers and/or strategic partners;

  •
  developments in our relationships with our customers and/or suppliers; and

  •
  general conditions in the global economy.

        In addition, in recent years the stock market in general, and the market for shares of small capitalization technology companies in particular, has experienced substantial price and volume fluctuations, which have often been unrelated or disproportionate to the operating performance of affected companies. Any fluctuations in the future could adversely affect the market price of our common stock and the market price of our common stock may decline.

We do not expect to pay dividends on our common stock.

        We have never paid cash dividends on our common stock. Our current policy is to retain any future earnings to finance the future development and expansion of our business. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, capital requirements, operating and financial conditions and on such other factors the board of directors deems relevant. Under the terms of our financing agreement with our senior lender, we are prohibited from paying cash dividends to holders of our common stock.

Risks Related to the Offering

The market price for our shares may be volatile.

        The market price for our shares is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

  •
  actual or anticipated fluctuations in our quarterly operating results;

  •
  changes in financial estimates by securities research analysts;

  •
  conditions in the markets for our products;

  •
  changes in the economic performance or market valuations of our customers; and

  •
  announcements by us, or our competitors of new products, acquisitions, strategic relationships, joint ventures or capital commitments.

        The financial markets in the United States and other countries have experienced significant price and volume fluctuations, and market prices have been and continue to be extremely volatile. Volatility in the price of our shares may be caused by factors outside of our control and may be unrelated or disproportionate to our results of operations. In the past, following periods of volatility in the market price of a public company's securities, stockholders have frequently instituted securities class action litigation against that company. Litigation of this kind could result in substantial costs and a diversion of our management's attention and resources.

        Because we do not intend to pay dividends on our shares, stockholders will benefit from an investment in our shares only if those shares appreciate in value.

Investors in this offering will experience immediate and substantial dilution in net tangible book value.

        The assumed public offering price will be substantially higher than the net tangible book value per share of our outstanding shares of common stock. As a result, investors purchasing shares of our common stock in this offering will incur immediate dilution of $3.90 per share, based on the public offering price of $5.92 per share. Investors purchasing shares of our common stock in this offering will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. See "Dilution" for a more complete description of how the value of your investment in our common stock will be diluted upon the completion of this offering.

We have not determined a specific use for a portion of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree.

        While we intend to use the net proceeds from this offering to expand sales and marketing efforts, increase our product offerings and for working capital and other general corporate purposes, our management will have considerable discretion in the application of these proceeds received in connection with this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our profitability or increase our share price. The net proceeds from this offering may also be placed in investments that do not produce income or lose value.

We may need additional capital, and the sale of additional shares or equity or debt securities could result in additional dilution to our stockholders.

        We believe that our current cash and cash flow from operations, together with borrowings under our Accounts Receivable Purchasing Agreement (which we refer to as ARPA) and the net proceeds from this offering will be sufficient to meet our anticipated cash needs for the next 12 months. We may, however, require additional cash resources due to changed business conditions or other future developments. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain one or more additional credit facilities. The sale of additional equity securities could result in additional dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. It is uncertain whether financing will be available in amounts or on terms acceptable to us, if at all.

Sales of a substantial number of shares of our common stock following this offering may adversely affect the market price of our common stock and the issuance of additional shares will dilute all other stockholders.

        Sales of a substantial number of shares of our common stock in the public market or otherwise following this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock. After completion of this offering (including the conversion of all preferred stock into common stock), our existing stockholders will own approximately 78.7% of our common stock assuming there is no exercise of the underwriters' over-allotment option.

        After completion of this offering (including the conversion of all preferred stock into common stock), there will be 7,966,036 shares of our common stock outstanding. In addition, our second amended and restated certificate of incorporation, which we intend to file immediately following the consummation of the offering, will permit the issuance of up to approximately 7,033,964 additional shares of common stock after this offering. Thus, we have the ability to issue substantial amounts of common stock in the future, which would dilute the percentage ownership held by the investors who purchase shares of our common stock in this offering.

        We have agreed, with limited exceptions, that we will not, without the prior written consent of Aegis Capital Corp., the managing underwriter, during the period ending 90 days from the date of this offering, directly or indirectly, offer to sell, sell or otherwise dispose of any of shares of our common stock or file a registration statement with the SEC relating to the offering of any shares of our common stock, subject to customary exceptions.

        Our directors, executive officers and stockholders who beneficially own more than 5% of our common stock have signed 90-day lock-up agreements with the underwriter, subject to customary exceptions. After the lock-up agreements pertaining to this offering expire 90 days from the date of this offering, unless waived earlier by the representative of the underwriters, up to approximately 3,100,000 shares that had been locked up will be eligible for future sale in the public market. Sales of a significant number of these shares of common stock in the public market could reduce the market price of the common stock.

 USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the 1,700,000 shares of common stock in the offering at an assumed offering price of $5.92 will be approximately $8.07 million, after deducting the underwriting discounts and commissions and estimated offering expenses, or $9.46 million if the underwriters exercise their over-allotment option in full.

        We currently intend to use the net proceeds received from this offering to expand our sales and marketing efforts, increase our product offerings and for working capital and general corporate purposes.

        The amount and timing of our actual expenditures will depend on numerous factors, including the status of our development efforts, sales and marketing activities and the amount of cash generated or used by our operations. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion and flexibility in the application of the net proceeds. Pending these uses, the proceeds will be invested in short-term bank deposits.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market and Other Information

        Our common stock is currently quoted on the OTC Markets Group Inc.'s OTCQB Link quotation platform under the symbol "XLRTD", and, beginning on October 12, 2012, will trade under the symbol "XLRT". We have applied to the NASDAQ Capital Market to list our common stock under the symbol "XPLR".

        On September 13, 2012, we consummated a 1-for-400 reverse stock split and received the requisite stockholder consent to convert each series of our outstanding preferred stock into common stock upon consummation of this offering. The information in the table below does not reflect the reverse stock split or the automatic conversion of our preferred stock.

        Immediately following the offering, we will have one class of common stock and no classes of preferred stock outstanding. As of September 13, 2012, there were approximately 260 registered holders of record of our common stock, and the last reported sale price of our common stock on the OTCQB was $5.92 per share.

        The following table (which does not give effect to our 1-for-400 reverse stock split) sets forth the high and low sales price of our common stock on the OTCQB Link since February 17, 2011 and on the OTC Bulletin Board prior to February 17, 2011, for each quarterly period during the fiscal years ended March 31, 2012 and 2011, and for the first and second quarters of the fiscal year ending March 31, 2013, as quoted in U.S. dollars.

	US $
PERIOD	High	Low
Fiscal Year Ending March 31, 2013:
First Quarter	0.06	0.03
Second Quarter (through September 13, 2012)	0.04	0.01
Fiscal Year Ended March 31, 2012:
First Quarter	0.14	0.04
Second Quarter	0.15	0.04
Third Quarter	0.08	0.03
Fourth Quarter	0.08	0.04
Fiscal Year Ended March 31, 2011:
First Quarter	0.25	0.07
Second Quarter	0.08	0.06
Third Quarter	0.16	0.01
Fourth Quarter	0.14	0.03

Dividend Policy

        We have not declared or paid any dividends on our common stock during our last five fiscal years. The payment of dividends on our common stock in the future will depend on our earnings, capital requirements, operating and financial condition and such other factors as our board of directors may consider appropriate. Under the terms of our financing agreement with our senior lender, we are prohibited from paying cash dividends without the senior lender's prior written consent. We currently expect to use all available funds to finance the future development and expansion of our business and do not anticipate paying dividends on our common stock in the foreseeable future.

 CAPITALIZATION

        The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2012. Such information is set forth on the following basis:

  •
  on an actual basis, giving effect to a l-for-400 reverse stock split (which was consummated on September 13, 2012);

  •
  on a pro forma basis, giving effect to a 1-for-400 reverse stock split (which was consummated on September 13, 2012) and the automatic conversion of all our preferred stock into common stock upon consummation of this offering as if such offering occurred on September 13, 2012; and

  •
  on a pro forma as adjusted basis, giving effect to the pro forma adjustments and the sale by us of 1,700,000 shares of common stock in this offering at an assumed public offering price of $5.92 per share, after deducting underwriting discounts and commissions and estimated offering expenses.

        The pro forma as adjusted information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of June 30, 2012
	Actual	Pro forma(1)	Pro Forma as Adjusted(1)(2)
	(in thousands, except per share amounts)
Cash and cash equivalents	$2,893	$2,893	$10,958
Total indebtedness	—	—	—
Stockholders' equity:
Series A Preferred Stock, par value $0.001 per share; 64,000 shares authorized; 62,874 shares issued	63	—	—
Series B Preferred Stock, par value $0.001 per share; 10,000 shares authorized; 7,732 shares issued	8	—	—
Series C Preferred Stock, par value $0.001 per share; 20,000 shares authorized; 17,074 shares issued	17	—	—
Series D Preferred Stock, par value $0.001 per share; 20,000 shares authorized; 14,902 shares issued	15	—	—
Common Stock, par value $0.001 per share; authorized 1,350,000 shares authorized; 641 shares issued	1	6	8
Additional paid-in capital	143,560	143,658	151,721
Total stockholders' equity	7,660	7,660	15,725
Total capitalization	10,553	10,553	26,683

(1)
Excludes (i) 70 shares of our common stock issuable upon exercise of outstanding stock options under our stock incentive plans at a weighted average exercise price of $30.26 per share as of September 13, 2012, after giving effect to our 1-for-400 reverse stock split, (ii) 419 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $21.93 per share as of September 13, 2012, after giving effect to our 1-for-400 reverse stock split, (iii) 85 shares of common stock underlying the warrants to be issued to the underwriters in connection with this offering, (iv) 255 shares of common stock issuable upon the exercise of the underwriters' over-allotment option, (v) 196 shares of common stock issuable to holders of our outstanding preferred stock representing dividends on such preferred stock from July 1, 2012 through September 13, 2012 and (vi) shares of common stock issuable in connection with dividends with respect to our preferred stock from September 14, 2012 through the consummation of this offering.

(2)
A $1.00 increase or decrease in the assumed public offering price per share would increase or decrease our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders' equity and total capitalization by approximately $1,564, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

          The number of pro forma shares of common stock shown as issued and outstanding in the table is based on 6,070 shares of our pro forma common stock outstanding as of June 30, 2012.

 DILUTION

          If you invest in our common stock, your investment will be diluted immediately to the extent of the difference between the public offering price per share of common stock you pay in this offering, and the pro forma net tangible book value per share of common stock immediately after this offering.

          Net tangible book value represents the amount of our total tangible assets reduced by our total liabilities. Tangible assets equal our total assets less goodwill and intangible assets. Our net tangible book value as of June 30, 2012 was $7,660,000, or $3.72 per share. Pro forma net tangible book value per share represents our pro forma net tangible book value divided by the number of shares of common stock outstanding, after the automatic conversion of all our preferred stock into common stock (which will occur upon consummation of the offering as if the offering occurred on September 13, 2012). As of June 30, 2012, our pro forma net tangible book value was $7,660,000 and our pro forma net tangible book value per share was $1.26.

          After giving effect to the sale of 1,700,000 shares of common stock in the offering at an assumed public offering price of $5.92 per share, and after deducting the underwriting discount and commission and estimated offering expenses, our pro forma as adjusted net tangible book value as of June 30, 2012 would have been $15,725,000, or $2.02 per share. This represents an immediate increase in pro forma net tangible book value of $0.76 per share to existing stockholders and immediate dilution of $3.90 per share to new investors purchasing shares in the offering.

          The following table illustrates this per share dilution:

	As of June 30, 2012	Pro Forma as Adjusted
Assumed public offering price per share		$5.92
Pro forma net tangible book value per share(1)	$1.26
Increase in pro forma net tangible book value per share attributable to new investors	$0.76

Pro forma as adjusted net tangible book value per share		$2.02

Dilution in pro forma net tangible book value per share to new investors		$3.90

(1)
The calculation of pro forma net tangible book value as of June 30, 2012 assumes the conversion of all of our preferred stock into common stock at the conversion rates in effect at September 13, 2012 as if the offering occurred on September 13, 2012.

The pro forma net tangible book value per share information above excludes the following:

•
429,581 shares of common stock issuable upon the exercise of warrants outstanding at June 30, 2012 with a weighted average exercise price of $22.06 per share; and

•
70,071 shares of common stock issuable upon the exercise of options outstanding at June 30, 2012 with a weighted average exercise price of $30.24 per share.

        If the underwriters' over-allotment option is exercised, our pro forma as adjusted net tangible book value following the offering will be $2.13 per share, and the dilution to new investors in the offering will be $3.79 per share.

        Assuming the underwriters' over-allotment is not exercised, a $1.00 increase or decrease in the assumed public offering price per share would increase or decrease our pro forma as adjusted net tangible book value per share after this offering by approximately $0.06 and $0.09, respectively, and dilution per share to new investors by approximately $0.94 and $0.91, respectively, after deducting the underwriting discount and estimated offering expenses payable by us.

SELECTED CONSOLIDATED FINANCIAL DATA

        The selected consolidated statements of operations data for the years ended March 31, 2012 and 2011 and the consolidated balance sheets data as of March 31, 2012 and 2011 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statements of operations data for the three month periods ended June 30, 2012 and 2011 and the consolidated balance sheets data as of June 30, 2012 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future, and the results for the three month period ended June 30, 2012 are not necessarily indicative of our operating results to be expected for the full year ending March 31, 2013 or any other period. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments, which consist only of normal and recurring adjustments, necessary for the fair presentation of those unaudited consolidated financial statements. You should read the selected consolidated financial data in conjunction with those financial statements and the accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. All share and per share data for the periods shown have been adjusted to reflect the 1-for-400 reverse stock split (which was consummated on September 13, 2012) but have not been adjusted for the automatic conversion of all our preferred stock into common stock (which will occur upon consummation of this offering).

	For the year ended March 31,		Three months ended June 30,
	2012	2011	2012	2011
	(in thousands, except share and per share amounts)
Statements of Operations Data:
Revenue	$27,528	$17,759	$9,950	$2,678
Cost of revenue	19,140	12,338	6,645	2,105
Gross profit	8,388	5,421	3,305	573
Operating expenses	8,625	8,032	2,400	1,987
Income (loss) from operations	(237)	(2,611)	905	(1,414)
Other expenses	(286)	(3,778)	(86)	(49)
Net income (loss)	$(523)	$(6,389)	$819	$(1,463)
Net loss attributable to common stockholders	$(5,124)	$(9,247)	$(318)	$(2,506)
Loss per share attributable to common stockholders, basic and fully diluted	$(10.00)	$(24.19)	$(0.53)	$(5.48)
Weighted average number of common shares outstanding, basic and fully diluted	512,252	382,308	605,381	457,186
Balance Sheets Data:
Cash and cash equivalents	$199	$168	$2,893	$133
Total assets	13,023	7,272	11,346	5,881
Total liabilities	6,583	3,474	3,686	3,211
Total stockholders' equity	6,440	3,798	7,660	2,670
Total liabilities and stockholders' equity	$13,023	$7,272	$11,346	$5,881

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words "may," "will," "should," "anticipate," "estimate," "plans," "potential," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

        Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, working capital, liquidity, capital expenditure and requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management's expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

        Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

  •
  changes in the market acceptance of our products;

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  changes in political, economic or regulatory conditions generally and in the markets in which we operate;

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  non-performance of Wistron and other suppliers on their manufacturing commitments and customers on their purchase commitments;

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  adverse conditions in the industries in which our customers operate, including a continuation of the global recession;

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  our ability to manage growth;

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  our ability to retain and attract senior management and other key employees;

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  our ability to quickly and effectively respond to new technological developments;

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  increased levels of competition; and

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  other risks, including those described in the "Risk Factors" discussion of this prospectus.

        We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements reflecting our management's current expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of events may differ materially from those described in or implied by these forward-looking statements due to a number of factors, including those discussed below and elsewhere in this prospectus, particularly on page 8 entitled "Risk Factors". Our fiscal year end is March 31.

General

        We engineer, develop, integrate and market rugged, mobile computing systems. Our line of iX™ tablet PCs is designed to operate in challenging work environments, including extreme temperatures, constant vibrations, rain, blowing dirt and dusty conditions. Our systems can be fitted with a wide range of performance-matched accessories, including multiple docking station solutions, wireless connectivity alternatives, global positioning system modules, biometric and smartcard modules, as well as traditional peripherals like keyboards, mice and cases.

        Our revenue is currently derived through the sale of our iX104 systems in the rugged, mobile tablet PC market. We believe we are positioned for future revenue growth in the markets in which we compete. We launched our fifth generation iX104C line of rugged tablet PCs in May 2011, and we believe that customer response has been favorable. From fiscal 2011 to fiscal 2012, our revenue increased by approximately 55%, primarily due to $20.3 million in orders we received during fiscal 2012, including purchase orders from one of the world's largest telecommunications companies and from one of the largest conventional oil and natural gas producers in North America. Partial shipment of these orders occurred in the third and fourth quarters of fiscal 2012 and the first quarter of fiscal 2013, and we expect to fulfill the balance of these orders in the second quarter of fiscal 2013. For the three months ended March 31, 2012, our revenue was $10.8 million, representing the largest dollar amount of revenue for any quarter in our history, and we had net income of $1.3 million. We completed three consecutive quarters of net income for the first time in our 16-year history and for the nine months ended June 30, 2012, we had revenue of $29.7 million and net income of $2.4 million. At a time when we believe awareness and demand for tablet computers is significantly increasing, we have introduced a family of computers that, based upon third-party certifications, surpasses the standards and specifications that have been the accepted measuring sticks for rugged tablet computers in today's marketplace.

        We are dependent upon the market acceptance of our newest generation of the iX104 tablet PC system. Our iX104C5TM introduces what we believe are "industry firsts" and differentiating features, including a tool-less removable dual solid state drive (SSD) module, tool-less access to the SIM and MicroSD ports and an ingress protection rating of IP 67 for submersion in water. The new C5 family also features the Intel® Core™ i7 processor and Windows® 7 operating system. Our specially designed AllVueTM screen is viewable in challenging lighting conditions, including direct sunlight and dimly-lit environments, and features an improved screen contrast ratio of 600:1.

        Management believes that if we are successful in gaining more marketplace awareness of our iX104 tablet PC family of products, we should be able to increase our future revenue.

Critical Accounting Policies

        Our consolidated financial statements and accompanying notes included in this prospectus are prepared in accordance with U.S. generally accepted accounting principles. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. These estimates and assumptions are affected by management's application of accounting policies. Estimates are deemed critical when a different estimate could have reasonably been used or where changes in the estimates are reasonably likely to occur from period to period, and would materially impact our financial condition, changes in financial condition or results of operations. Our significant accounting policies are discussed in Note 2 of the Notes to our Consolidated Financial Statements as of March 31, 2012 and 2011 and for each of years in the two year period ended March 31, 2012. On an ongoing basis, we evaluate our estimates, including those related to our revenue recognition, allowance for doubtful accounts, inventory valuation, warranty reserves, tooling amortization, financial instruments, stock based compensation and income taxes. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

        Our critical accounting policies are as follows:

        Revenue Recognition.    Our revenue is derived from the sale of rugged, mobile technology which includes rugged mobile Tablet PC computers and related accessories. Our customers are predominantly resellers. However, we also sell directly to end-users. Revenue is recognized, net of an allowance for estimated returns, when title and risks of ownership are transferred to the customer, all significant contractual obligations have been satisfied, the sales price is fixed or determinable and the ability to collect is reasonably assured. Our revenue recognition criteria have generally been met when the product has been shipped. Shipments are based on firm purchase orders from our customers with stated terms. The shipping terms are F.O.B. shipping point. We do not have installation, training or other commitments subsequent to shipment that are other than incidental. Our prices are determined based on negotiations with our customers and are not subject to adjustment. Generally, we do not hold inventory at our resellers and we do not expect resellers to hold inventories of our products other than in limited circumstances where such inventory is monitored by us. As a result, we expect returns to be minimal. We have not had material adjustments as our returns have been minimal.

        Allowance for Doubtful Accounts.    We regularly review and monitor collections of our accounts receivables and make estimated provisions, generally monthly, based on our experience, aging attributes, results of collection efforts and current market conditions. If our estimate for allowance for doubtful accounts is too low, additional charges will be incurred in future periods and these additional charges could have a material adverse effect on our financial position and results of operations. Our estimates have not required significant adjustment due to actual experience.

        Warranty Reserves.    Provisions are made at the time of sale for warranties, which are based on our experience and monitored regularly. The revenue related to warranty is recognized when our obligations are generally covered by a warranty coverage agreement provided by a third party. Warranty obligations related to revenue recognized are primarily covered by warranty coverage agreements provided by Wistron; however, we also provide the coverage on some of our obligations for which we establish related reserves at the time of sale. If our estimates for warranties and returns are too low, additional charges will be incurred in future periods and these additional charges could have a material adverse effect on our financial position and results of operations. Our estimates have not required significant adjustment due to actual experience.

        Inventory Valuation.    We adjust our inventory values so that the carrying value does not exceed net realizable value. The valuation of inventory at the lower of average cost or net realizable value requires us to use estimates regarding the amount of current inventory that will be sold and the prices at which it will be sold and our assessment of expected orders from our customers. Additionally, the estimates reflect changes in our products or changes in demand because of various factors, including the market for our products, obsolescence, production discontinuation, technology changes and competition. While the estimates are subject to revisions and actual results could differ, our experience is that the estimates used by current management have not been required to be adjusted based on actual results. Accordingly, while any change to the estimates could have a material impact, there have been no material adjustments to originally provided amounts.

        Tooling Amortization.    We amortize tooling costs over a two year period or estimated life, whichever is shorter. Those costs are recorded as a cost of revenue, subject to an assessment that future revenue will be sufficient to fully recover the cost of the tooling. This assessment requires an assessment of the market for our products and our future revenue expectations. On a quarterly basis, this assessment is reviewed and the cost of tooling is written down to its net realizable value if its recoverability is not reasonably expected based on estimates of future revenue for the periods covered by these financial statements. There have been no instances where we determined that useful life was significantly less than two years. Accordingly, we have not recorded material adjustments.

        Income Taxes.    We have significant valuation allowances that we intend to maintain until it is more likely than not the deferred tax assets will be realized. Our income tax expense recorded in the future will be reduced to the extent of decreases in our valuation allowances. Changes in the tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. We are not aware of any such changes that would have a material effect on our results of operations, cash flows or financial position.

        Financial Instruments.    The warrants we issued in connection with the issuance of secured subordinated promissory notes or common stock or for services have been valued separately using the Black-Scholes methodology. The notes were originally reflected in our financial statements at a discounted value and the difference between this discount amount and the face value of the notes, which is repayable at maturity, was amortized as additional non-cash interest expense during the expected terms of the notes. The determination of the values attributed to the warrants required the use of estimates and judgments particularly related to the assumptions used in the Black-Scholes calculation. In addition, options and warrants to acquire common stock issued to employees, directors and consultants have been valued using a Black-Scholes calculation and their valuations are impacted by the assumptions used in this calculation.

        Stock-Based Compensation Expense.    We apply the fair value method of accounting for all of our employee stock-based compensation. We use the Black-Scholes option pricing model to determine the fair value of stock option awards at the date of the issuance of the award. The value is expensed over the vesting period which is generally three years. See Note 9 to our consolidated financial statements for required disclosures.

        Our estimates of stock-based compensation expense require a number of complex and subjective assumptions including our stock price volatility, employee exercise patterns, future forfeitures, dividend yield, related tax effects and the selection of an appropriate fair value model. We estimate expected share price volatility based on historical volatility using daily prices over the term of past options. We use historical data to estimate pre-vesting forfeitures, and we record stock -based compensation expense only for those awards that are expected to vest. The dividend yield assumption is based on the Company's history and future expectations of dividend payouts.

        The assumptions used in calculating the fair value of stock-based compensation expense and related tax effects represent management's best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, or if we decide to use a different valuation model, our stock-based compensation expense could be materially different in the future from what we have recorded in the current period, which could materially affect our results of operations.

Recent Accounting Pronouncements

        We have implemented all required new accounting pronouncements in effect that may impact our consolidated financial statements. We do not believe any such new accounting pronouncements might have a material impact on our consolidated financial position or results of operations.

Results of Operations

        Revenue.    We derive revenue from sales of our rugged wireless tablet PC systems, which encompass a family of active pen and touch tablet PC computers, embedded wireless, desktop, vehicle, fork-lift or truck docking stations and a range of supporting performance-matched accessories, peripherals and support services. Our revenue also includes service revenue derived from out-of-warranty repairs.

        Cost of Revenue.    Cost of revenue consists of the costs associated with manufacturing, assembling and testing our products, related overhead costs, maintenance, compensation, freight and other costs related to manufacturing support, including depreciation of tooling assets and logistics. We use contract manufacturers to manufacture our products and supporting components, which represents a significant majority of our cost of revenue. In addition, the costs associated with providing warranty repairs, as well as the costs associated with generating service revenue, are included in cost of revenue.

        Gross Profit.    Gross profit has been, and will continue to be, affected by a variety of factors, including competition, product mix and average selling prices of products, maintenance, new product introductions and enhancements, the cost of components and manufacturing labor, fluctuations in manufacturing volumes, component shortages, the mix of distribution channels through which our products are sold, and warranty costs.

        Sales, Marketing and Support.    Sales, marketing and support expenses include salaries, commissions, agent fees and costs associated with co-operative marketing programs, as well as other personnel-related costs, travel expenses, advertising programs, trade shows and other promotional activities associated with the marketing and selling of our products. We also believe part of our future success will be dependent upon establishing and maintaining successful relationships with a variety of resellers.

        Product Research, Development and Engineering.    Product research, development and engineering expenses consist of salaries and related expenses for development and engineering personnel and non-recurring engineering costs, including prototype costs related to the design, development, testing and enhancement of our product families. We expense our research and development costs as they are incurred. There may be components of our research and development efforts that require significant expenditures, the timing of which can cause quarterly fluctuation in our expenses.

        General Administration.    General administration expenses consist of salaries and related expenses for finance, accounting, procurement and information technology personnel, investor relations, professional fees, including legal fees for litigation and settlement payments, corporate expenses, and costs associated with being a U.S. public company, including regulatory compliance costs.

        Interest.    Interest expense includes interest on promissory note borrowings, interest on borrowings related to our credit facility, non-cash interest charges representing the amortization of the value assigned to warrants issued with promissory notes and discounts and amortization of deferred financing costs consisting principally of legal fees and commissions and fees related to financing transactions.

        Other Income and Expense.    Other income and expense includes gains and/or losses on dispositions of assets, foreign exchange and other miscellaneous income and expense.

        Inflation.    During the fiscal years ended March 31, 2012 and 2011, and the three months ended June 30, 2012 and 2011, we believe inflation and changing prices have not had a material impact on our net sales and revenue, or on income (loss) from continuing operations.

Three Months Ended June 30, 2012 vs. Three Months Ended June 30, 2011

        Revenue.    Total revenue for the three months ended June 30, 2012 was $9,950,000 as compared to $2,678,000 for the three months ended June 30, 2011, an increase of $7,272,000 or approximately 272%. The increase in revenue was due to an increase in unit sales of approximately 256% for the three months ended June 30, 2012 compared to the three months ended June 30, 2011, along with an increase in our average sales price of approximately 16%. The increase in unit sales was principally attributable to the fulfillment of a portion of the previously announced purchase orders we received in the second half of our fiscal year 2012, approximating $20,300,000. We expect to make additional shipments to fulfill these orders in the second quarter of our fiscal year ending March 31, 2013. The increase in average selling prices was principally due to a more favorable product mix.

        We operate in one segment, the sale of rugged mobile wireless Tablet PC computing systems. The United States and Canada accounted for approximately 61% and 25%, respectively, of our total revenue for the three months ended June 30, 2012. The United States, Germany and Canada accounted for approximately 41%, 19%, and 16%, respectively, of our total revenue for the three months ended June 30, 2011.

        We have a number of customers and in any given period a single customer can account for a significant portion of our sales. For the three months ended June 30, 2012, we had two customers located in the United States of America and Canada who accounted for approximately 59% of our total revenue. For the three months ended June 30, 2011, we had two customers located in Canada and Germany who accounted for approximately 30% of our total revenue. At June 30, 2012, we had one customer with an aggregate receivable balance that was approximately 11% of our outstanding receivables. At June 30, 2011, we had one customer with an aggregate receivable balance that was approximately 24% of our outstanding receivables.

        Cost of Revenue.    Total cost of revenue for the three months ended June 30, 2012 was $6,645,000 as compared to $2,105,000 for the three months ended June 30, 2011, an increase of $4,540,000 or approximately 216%. The increase from the prior year quarterly period was primarily due to the increase in unit sales of approximately 218% offset by a slight decrease in average units cost of approximately 2%.

        We rely on a single supplier for the majority of our finished goods. The inventory purchases and engineering services from this supplier for the three months ended June 30, 2012 and 2011 were $6,671,000 and $1,480,000, respectively. At June 30, 2012 and 2011, we owed this supplier $2,451,000 and $664,000, respectively, recorded in accounts payable and accrued liabilities.

        Gross Profit.    Total gross profit increased by $2,732,000 to $3,305,000 (33.2% of revenue) for the three months ended June 30, 2012 from $573,000 (21.4% of revenue) for the three months ended June 30, 2011. The increase was primarily due to the aforementioned increase in unit sales and average selling prices.

        Sales, Marketing and Support Expenses.    Sales, marketing and support expenses for the three months ended June 30, 2012 were $963,000 as compared to $799,000 for the three months ended June 30, 2011. The increase of $164,000, or approximately 21%, was primarily due to an increase in commission expense of $190,000 commensurate with the increase in revenue offset by a reduction in marketing expenses of $31,000 as the prior year quarterly period included costs associated with the May 2011 product launch of the C5. For our fiscal year ending March 31, 2013, we expect our sales, marketing and support expenses to increase in connection with additional sales efforts relating to our iX104C5TM.

        Product Research, Development and Engineering Expenses.    Product research, development and engineering expenses for the three months ended June 30, 2012 were $551,000, an increase of $65,000, or approximately 13%, compared to $486,000 for the three months ended June 30, 2011. The increase was primarily due to an increase in headcount related costs of $85,000 associated principally with additional headcount and an increase in product development costs of $29,000 associated with early stage new product development offset by a decrease of $56,000 in patent filing expenses as the prior year period included new patent filings associated with the C5 feature set. For our fiscal year ending March 31, 2013, we expect our product research, development and engineering expenses to increase primarily due to the development of additional products.

        General Administration Expenses.    General administration expenses for the three months ended June 30, 2012 were $886,000 as compared to $702,000 for the three months ended June 30, 2011, an increase of $184,000, or approximately 26%. The increase was attributable to an increase in headcount related expenses of $113,000, consisting primarily of an incentive compensation accrual for meeting interim revenue and cash flow performance objectives with such payout contingent upon achievement at year end, an increase in information systems of $24,000 due to a system upgrade, an increase in audit fees of $23,000 attributable to the timing of billings and an increase in the general allowance for doubtful accounts of $20,000 associated with the increase in accounts receivables.

        For the three months ended June 30, 2012 and 2011, the fair value of employee stock-based compensation expense was $186,000 and $202,000, respectively. Stock compensation expense was recorded in the employee related functional classification.

        Depreciation and amortization expenses for the three months ended June 30, 2012 and 2011 were $130,000 and $118,000, respectively. Depreciation and amortization primarily consists of tooling amortization and depreciation of demonstration units deployed to customers and is recorded in the related functional classification.

        Interest Expense.    Interest expense for the three months ended June 30, 2012 was $62,000 compared to $34,000 for the three months ended June 30, 2011, an increase of $28,000. The increase was principally attributable to the discount fees of 0.52% charged on eligible receivables arising from the increase in North American revenue. On June 29, 2012, the ARPA agreement was amended to eliminate the discount fee.

        Other Expenses.    Other expenses for the three months ended June 30, 2012 were $24,000, compared to $15,000 for the three months ended June 30, 2011.

        Net Income.    The net income for the three months ended June 30, 2012 was $819,000 as compared to a net loss of $1,463,000 for the three months ended June 30, 2011, an increase of $2,282,000. The increase was principally due to the increase in revenue of 272% offset by an increase in operating expenses of 21%.

        Net Loss Attributable to Common Stockholders.    Net loss attributable to common stockholders for the three months ended June 30, 2012 was $318,000 as compared to $2,506,000 for the three months ended June 30, 2011. The decrease of $2,188,000 was due to an increase in net income of $2,282,000 offset by an increase in dividends to our preferred stockholders of $94,000. Our outstanding shares of preferred stock accrue cumulative dividends that are paid in shares quarterly on the first day of June, September, December and March. The dividends attributable to these shares for the three months ended June 30, 2012 and 2011 were $1,137,000 and $1,043,000, respectively. The dividend rate for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock was 7.5% per annum. The dividends for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock were paid in shares of common stock determined by dividing (i) the aggregate amount of the dividend then payable by (ii) the volume weighted average trading price of the common stock over the 10 trading days ending on the third trading day immediately preceding the dividend payment date, less a discount of 25% of the volume weighted average trading price of the common stock. The dividend rate for the Series D Preferred Stock is 10% per annum, payable in additional shares of Series D Preferred Stock valued at $1.00 per share. The values for dividends paid and dividends accrued and unpaid are determined based on the market prices of our common stock as of the dates of share issuances or accrual multiplied by the equivalent common shares.

        A summary of paid dividends for the three months ended June 30, 2012 and 2011 and accrued and unpaid dividends as of June 30, 2012 and 2011 is as follows (in thousands of US dollars):

	Dividends
	Paid For Qtr Ended June 30		Accrued and Unpaid as of June 30
	2012	2011	2012	2011
Series A Preferred Stock	$551	$526	$194	$133
Series B Preferred Stock	68	69	24	16
Series C Preferred Stock	220	210	78	53
Series D Preferred Stock	364	508	122	100

Fiscal Year Ended March 31, 2012 vs. Fiscal Year Ended March 31, 2011

        Revenue.    Total revenue for the fiscal year ended March 31, 2012 was $27,528,000 as compared to $17,759,000 for the fiscal year ended March 31, 2011, an increase of $9,769,000, or approximately 55%. The increase in revenue was attributable to an increase in unit sales of approximately 54%, along with an increase in our average selling prices of approximately 1%. The increase in unit sales was principally attributable to the fulfillment of a portion of the previously announced purchase orders we received in the second half of our fiscal year 2012, approximating $20,300,000. We expect to make additional shipments to fulfill these orders in the first and second quarters of our fiscal year ending March 31, 2013. The increase in average selling prices was principally due to a more favorable product mix.

        We operate in one segment, the sale of rugged mobile wireless tablet PC computing systems. Approximately 63% of our revenue in the year ended March 31, 2012 was derived from sales in the United States and approximately 11% of that revenue was derived from sales in Canada. The United States, Germany and Canada accounted for approximately 40%, 13% and 12%, respectively, of our revenue during the year ended March 31, 2011. At March 31, 2012, we had one reseller customer, Prosys Information Systems Inc., who had a receivable balance accounting for approximately 71% of our total outstanding accounts receivables. We collected the receivable balance with this reseller subsequent to our fiscal year end.

        In any year a single customer may account for a significant portion of our sales. For the fiscal year ended March 31, 2012, we had a reseller customer located in the United States who accounted for approximately 37% of our total revenue, all of which was for sales to one end-user. For the fiscal year ended March 31, 2011, we had one customer located in Germany who accounted for approximately 11% of our total revenue.

        Cost of Revenue.    Total cost of revenue for the year ended March 31, 2012 was $19,140,000 as compared to $12,338,000 for the year ended March 31, 2011, representing an increase of $6,802,000, or approximately 55%. The increase was primarily due to the aforementioned increase in unit sales.

        We rely on a single supplier for the majority of our finished goods. At March 31, 2012 and 2011, we owed this supplier $3,858,000 and $971,000, respectively, which we recorded in accounts payable and accrued liabilities. The inventory purchases and engineering services from this supplier during the years ended March 31, 2012 and 2011 were $13,687,000 and $10,453,000, respectively.

        Gross Profit.    Total gross profit increased by $2,967,000 to $8,388,000 (30.5% of revenue) for the year ended March 31, 2012 from $5,421,000 (30.5% of revenue) for the year ended March 31, 2011. The increase in gross profit for the year ended March 31, 2012 as compared to the prior year was attributable to the increase in revenue and unit sales.

        Sales, Marketing and Support Expenses.    Sales, marketing and support expenses for the year ended March 31, 2012 were $3,763,000, compared to $2,995,000 for the year ended March 31, 2011. The increase of $768,000, or approximately 26%, was due to an increase in sales commissions of $221,000 associated with the increase in revenue, an increase in expenses related to demonstration units of $216,000 associated with the product launch and marketing of our iX104C5TM, an increase in our headcount related costs of $207,000 for increases in sales and marketing staffing, which included the hiring of a vice president of marketing, in addition to an increase in travel costs of $112,000 associated with the higher sales level, partially offset by a decrease in stock compensation of $35,000. For our fiscal year ending March 31, 2013, we expect our sales, marketing and support expenses to increase in connection with additional sales efforts relating to our iX104C5TM.

        Product Research, Development and Engineering Expenses.    Product research, development and engineering expenses for year ended March 31, 2012 were $1,525,000 as compared to $2,063,000 for the year ended March 31, 2011, a decrease of $538,000, or approximately 26%. Our accrued liabilities as of March 31, 2011 included an estimated $398,000 in engineering services related to the development of a rugged notebook PC by an outside supplier during fiscal 2009. We were not billed for these services and the related statutory period for collection lapsed in fiscal 2012. In the fourth quarter of fiscal 2012, we eliminated the engineering accrual of $398,000, resulting in a reduction in product research, development and engineering expense in that amount. Excluding the elimination of the accrual related to the development of our rugged notebook, engineering expenses declined by $140,000, or approximately 7%. During the year ended March 31, 2012, our product development focus was limited, with our primary focus on the completion and testing of the C5, which was launched in May 2011, and the development of new docking accessories, including a wireless docking system. In contrast, during the year ended March 31, 2011, our major development activities related to the C5 occurred and were completed and, as such, the scope of such work was greater. The decrease in product development related expenses arising from reduced activities was $325,000 and the decline in stock compensation was $74,000. These declines were offset by an increase in headcount related costs of $145,000, primarily associated with the hiring of employees for positions that were open in fiscal 2011, new incentive compensation of $71,000 for meeting product enhancement and revenue performance objectives and an increase in patent filing costs of $43,000 for C5 patents. For our fiscal year ending March 31, 2013, we expect our product research, development and engineering expenses to increase primarily due to the development of additional products, and, to a lesser extent, the non-recurrence of the $398,000 reduction in fiscal year 2012 engineering expenses.

        General Administration Expenses.    General administration expenses for the year ended March 31, 2012 were $3,337,000, compared to $2,974,000 for the year ended March 31, 2011, an increase of $363,000, or approximately 12%. The increase consists of new incentive compensation of $221,000 for meeting revenue and cash flow performance objectives, charges of $165,000 for settlement of patent infringement claims and an increase in headcount related costs of $151,000 for staffing upgrades and the hiring of a vice president of operations. These increases were offset by a decrease in stock compensation of $143,000, a decrease in professional fees and other various expense reductions of $31,000.

        For our fiscal years 2012 and 2011, the fair value of employee stock-based compensation expense was $790,000 and $1,055,000, respectively. The decrease in expense of $265,000 for fiscal year 2012 primarily results from differences in the timing of the issuances of grants and the value of our common stock at respective issuance dates. Of the current grants outstanding, approximately 85% were issued on March 29, 2011, when our board of directors granted options to purchase an aggregate of 47,685,000 shares of common stock, at an exercise price of $0.06 per share, to all employees, directors and certain consultants. One-fourth of each granted option vested immediately, with the remainder vesting annually over three years. In connection with the grant, all of our executive officers other than our chief executive officer voluntarily terminated all of their rights to outstanding option grants aggregating 6,201,395 shares of common stock. The fair value of the option grants with immediate vesting, reduced by the voluntarily terminated shares that were not vested, resulted in the recognition of approximately $466,000 of stock compensation expense in the fourth quarter of the year ended March 31, 2011. We recorded stock-based compensation expense in the employee related functional classification.

        Depreciation and amortization expenses for fiscal years 2012 and 2011 were $647,000 and $310,000, respectively, an increase of $337,000. The increase in depreciation and amortization expense was due to the tooling amortization associated with the C5 of approximately $169,000 and the depreciation of our new C5 tablet PC demonstration units of $167,000. We recorded depreciation and amortization expense in the related functional classification.

        Interest Expense.    Interest expense for the year ended March 31, 2012 was $221,000, compared to $3,735,000 for the year ended March 31, 2011. The decrease of $3,514,000 was attributable primarily to the reduction in outstanding borrowings resulting from the exchange of all of our outstanding secured subordinated promissory notes for shares of our Series D Preferred Stock on December 16, 2010. This decrease was partially offset by interest expense of $202,000 attributable to borrowings associated with our working capital facility in fiscal 2012, as compared to $145,000 in interest expense from the same credit facility for the previous year.

        Other Expense.    Other expense for the year ended March 31, 2012 was $65,000, compared to $43,000 for the year ended March 31, 2011.

        Net Loss.    The net loss for the year ended March 31, 2012 was $523,000 ($1.02 per common share) compared to a net loss of $6,389,000 ($16.71 per common share) for the year ended March 31, 2011. The $5,866,000 decrease in our net loss in fiscal 2012, and the decrease in the loss per common share, was primarily due to the decrease in interest expense of $3,514,000 and the reduction in our operating loss of $2,374,000 primarily attributable to the increase in revenue.

        Net Loss Attributable to Common Stockholders.    Net loss attributable to common stockholders for the year ended March 31, 2012 was $5,124,000, compared to $9,247,000 for the year ended March 31, 2011, a decrease of $4,123,000. This decrease was due to a decrease in net loss of $5,866,000 offset by an increase in dividends to our preferred stockholders of $1,743,000. Our outstanding shares of preferred stock accrue cumulative dividends that are paid quarterly on the first day of June, September, December and March. The dividends attributable to these shares for the years ended March 31, 2012 and 2011 were $4,601,000 and $2,858,000, respectively. The increase in dividends was attributable to the increase in the dividend rates on our existing preferred stock and the issuance of our Series D Preferred Stock on December 16, 2010 in connection with our recapitalization, and the issuance of additional shares of our Series D Preferred Stock on February 23, 2011 and October 14, 2011 in connection with two private placements. The dividend rate for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock was 5% per annum through November 30, 2010 and was increased to 7.5% per annum for periods after November 30, 2010 in connection with our recapitalization. The dividends for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock were paid in shares of our common stock determined by dividing (i) the aggregate amount of the dividend then payable by (ii) the volume weighted average trading price of the common stock over the 10 trading days ending on the third trading day immediately preceding the dividend payment date, less a discount of 25% of the volume weighted average trading price of the common stock. The dividend rate for the Series D Preferred Stock is 10% per annum, payable in additional shares of Series D Preferred Stock valued at $1.00 per share. The values for dividends paid in shares of our common stock and related dividends accrued and unpaid are determined based on the market prices of our common stock as of the dates of share issuances or accrual multiplied by the equivalent common shares.

        A summary of paid dividends for the years ended March 31, 2012 and 2011 and accrued and unpaid dividends as of March 31, 2012 and 2011 are as follows (in thousands of US dollars):

	Dividends
	Paid For Years Ended March 31,		Accrued and Unpaid as of March 31,
	2012	2011	2012	2011
Series A Preferred Stock	$1,940	$1,330	$201	$262
Series B Preferred Stock	243	176	25	35
Series C Preferred Stock	774	531	80	105
Series D Preferred Stock	1,732	388	178	170

Liquidity and Capital Resources

        We have incurred net losses in each fiscal year since our inception and we may report a net loss for our fiscal year ending March 31, 2013. As of June 30, 2012, our working capital was $7,239,000 and our cash and cash equivalents were $2,893,000. From inception, we have financed our operations and met our capital expenditure requirements primarily from the gross proceeds of private and public sales of debt and equity securities totaling approximately $102.8 million.

        Sources of capital available to us are a credit facility with a specialty finance company.

        On December 10, 2009, we entered into an Accounts Receivable Purchasing Agreement (as amended, the "ARPA") with DSCH Capital Partners, LLC d/b/a Far West Capital ("FWC"). Pursuant to the ARPA, FWC may purchase, in its sole discretion, our eligible accounts receivable on a revolving basis, up to a maximum of $8,500,000. Under the terms of the ARPA, FWC purchases eligible receivables from our subsidiary with full recourse for the face amount of such eligible receivables. FWC retains 15% of the purchase price of the purchased receivables as a reserve amount. We are required to pay FWC a monthly cost of funds fee equal to the net funds employed by FWC (i.e., the daily balance of the purchase price of all purchased receivables less the reserve amount, plus any unpaid fees and expenses due to FWC under the ARPA) multiplied by the annual prime lending rate reported in The Wall Street Journal plus 10.00%, which fees accrue daily. In June 2012, in connection with the reduction of our cost of funds rate and the elimination of the discount to FWC in connection with its purchase of eligible receivables, we agreed to a net worth financial covenant requiring, as of the last day of each fiscal quarter, our subsidiary to have a net worth (defined as assets minus liabilities) of not less than $4,000,000. In the event we are unable to maintain the minimum net worth requirement, the monthly cost of funds fee required to be paid to FWC will be increased to equal the net funds employed by FWC multiplied by the lesser of (a) the maximum rate allowed under applicable law and (b) the annual prime lending rate reported in The Wall Street Journal plus 16.0%, which fees accrue daily. On August 26, 2011, we entered into an amendment to the ARPA to provide for advances up to $700,000 based upon eligible finished goods Tablet PC inventory, provided that total funds advanced on such inventory does not exceed 30% of all eligible inventory and provided further that the advances will at no time exceed 40% of the sum of (1) total funds advanced by FWC under the ARPA and (2) products scheduled to be shipped in satisfaction of customer purchase orders within 90 days. Eligible inventory is valued at the lower of cost or market value.

        The ARPA also provides that FWC has the right to require the subsidiary to repurchase any purchased accounts receivable: (a) if there is a dispute as to the validity of such receivable by the account debtor, (b) if certain covenants, warranties or representations made by the subsidiary with respect to such receivables are breached, (c) upon and during the continuance of an event of default under the ARPA or upon the termination of the ARPA, or (d) if such receivable remains unpaid 90 days after the invoice date. The ARPA has an initial term of one year with automatic renewals for successive one-year periods.

Notwithstanding that, FWC may terminate the ARPA at any time upon 150 days prior written notice or without prior notice upon and during the continuance of an event of default.

        The ARPA contains standard representations, warranties, covenants, indemnities and releases for agreements governing financing arrangements of this type. We have guaranteed the obligations of our subsidiary under the ARPA pursuant to a corporate guaranty and suretyship. In addition, pursuant to the ARPA, our obligations under the ARPA are secured by a first priority security interest on all our assets.

        As of September 13, 2012, there were no borrowings outstanding under the ARPA.

        We believe that our current cash and cash flow from operations, together with borrowings under the ARPA, will be sufficient to fund our anticipated operations, working capital and capital spending for the next 12 months. We may, however, require additional cash resources due to changing business conditions or other future developments. Our ability to maintain sufficient liquidity depends partially on our ability to achieve anticipated levels of revenue, while continuing to control costs. If we do not have sufficient available cash, we would have to seek additional debt or equity financing through other external sources, which may not be available on acceptable terms, or at all.

Cash Flow Results

        The table set forth below provides a summary statement of cash flows for the periods indicated:

	Year Ended March 31,		Three Months Ended June 30,
	2012	2011	2012	2011
	(In thousands of US dollars)
Net cash provided by (used in) operating activities	$(1,079)	$(2,108)	$2,835	$49
Net cash used in investing activities	(543)	(682)	(152)	(136)
Net cash provided by financing activities	1,653	2,569	11	52
Cash and cash equivalents	199	168	2,893	133

Fiscal Year Ended March 31, 2012

        Net cash used in operating activities in fiscal year 2012 was $1,079,000 as compared to $2,108,000 in fiscal year 2011, a favorable decrease of $1,029,000, or approximately 49%. The decrease was principally due to a favorable decrease in our net loss, net of items not affecting cash, of $3,561,000, a favorable decrease in the use of cash arising from the timing of accounts payable of $3,718,000, a favorable reduction in the use of cash for purchases of inventory of $1,245,000, offset by a reduction in cash resulting from the timing of accounts receivable billings and collections of $7,207,000, primarily due to a significant increase in billings in the last month of fiscal year 2012 and an unfavorable reduction of cash provided by prepaid expenses of $288,000.

        Net cash used in investment activities consists of additions to fixed assets and demonstration units. For the year ended March 31, 2012, the cash used in investing activities principally consist of demonstration units of our newly launched C5 tablet PC's. For the year ended March 31, 2011, the cash used in investing activities consisted primarily of tooling equipment of $478,000 related to the C5 and demonstration units.

        Net cash provided by financing activities for the years ended March 31, 2012 and 2011 was $1,653,000 and $2,569,000, respectively. Net cash provided by financing activities for the year ended March 31, 2012 consists of net proceeds from the issuance of Series D Preferred Stock of $2,182,000 in a private placement, plus aggregate proceeds from the issuance of common stock through our employee stock purchase plan of $37,000, less net repayments of our working capital credit facility of $566,000. Net cash provided by financing activities for the year ended March 31, 2011 consisted of net proceeds from the issuance of promissory notes in a private placement of $1,593,000, which notes were subsequently exchanged for Series D Preferred Stock and warrants, net proceeds from issuance of Series D Preferred Stock in a private placement of $937,000, plus aggregate proceeds from the issuance of common stock through our employee stock purchase plan and a private placement of $28,000 plus net borrowings of $11,000 of our working capital credit facility.

Three Months Ended June 30, 2012

        Our operating activities provided $2,835,000 of net cash for the three months ended June 30, 2012 as compared to $49,000 of net cash provided by operating activities for the three months ended June 30, 2011, a change of $2,786,000. The increase in net cash provided by operating activities is due to a favorable increase in cash from the timing of accounts receivable billings and collections of $4,565,000, a favorable increase in our net income, net of items not affecting cash, of $2,279,000 and a favorable fluctuation in prepaid expense of $99,000 offset by an unfavorable reduction in cash from the reduction in accounts payable and accrued liabilities of $2,488,000 and an unfavorable increase in inventory of $1,669,000.

        Net cash used in investment activities consists of additions to fixed assets, which for the three months ended June 30, 2012, consisted of tooling costs and demonstration units of our iX104C5 Tablet PCs. For the three months ended June 30, 2011, the additions consisted primarily of demonstration units.

        Our financing activities provided $11,000 of net cash for the three months ended June 30, 2012 as compared to $52,000 of net cash for the three months ended June 30, 2011. Net cash provided by financing activities for the three months ended June 30, 2012 consisted of proceeds from the issuance of common stock. For the three months ended June 30, 2011, net cash provided by financing activities consisted of net borrowings from our working capital credit facility.

BUSINESS

Company Overview

        Xplore engineers, develops, integrates and markets rugged, mobile computing systems. Our products are designed to enhance the ability of persons to perform their jobs outside of traditional office settings. Our family of iX™ tablet personal computer (PC) systems, which we refer to as iX104, are designed to operate in challenging work environments such as extreme temperatures, repeated vibrations or dirty and wet or dusty conditions. The iX104 systems can be fitted with a wide range of performance matched accessories, including multiple docking station solutions, wireless connectivity alternatives, global positioning system modules, biometric and smartcard modules, as well as traditional peripherals like keyboards and cases.

        Our strategy is to become the leading developer and marketer of rugged mobile wireless computing systems. Our revenue is currently derived through the sale of our iX104 systems in the rugged, mobile tablet PC market. Over the past several years, our iX104 systems have been recognized for their ruggedness and versatility by Pen Computing ("Best Rugged Slate-Style Tablet PC"), Table PC2 ("Editor's Choice Award for our AllVue™ Screen") and Lap Top Magazine ("Editor's Choice Award").

Recent Developments

        We believe we are positioned for future revenue growth in the markets in which we compete. We launched our fifth generation iX104C line of rugged tablet PCs in May 2011, and we believe that customer response has been favorable. At a time when we believe awareness and demand for tablet computers is significantly increasing, Xplore has introduced a family of computers that, based upon third-party certifications, we believe surpasses the performance standards and specifications that have been the accepted measuring sticks for rugged tablet computers in today's marketplace.

        Our key initiatives for future revenue growth include the following:

  •
  New product development—based on input from customer and key industry participants;

  •
  The expansion of sales activities in non-U.S. markets, particularly in Europe;

  •
  Continued penetration into the Fortune 500/Global 2000 markets;

  •
  Establishment of key relationships with new distributors; and

  •
  Focus on military/government markets.

        We have spent more than a decade on research, development and product improvements with each generation of our iX104. Among what we believe are our industry "firsts" is that we believe we were the first manufacturer to incorporate dual-mode inputs with active pen and finger touch capabilities. We also believe Xplore pioneered the best outdoor-readable display and wLAN wireless solutions. Xplore's signature iX104 computers have consistently been recognized for their ruggedness, versatility and best-in-class technologies.

        We believe our new iX104C5TM continues to introduce "industry firsts" and differentiating features, including a tool-less removable dual solid state drive (SSD) module, tool-less access to the SIM and MicroSD ports, and an ingress protection rating of IP 67 for submersion in water. Our new C5 family also features the Intel® Core™ i7 processor and runs on the Windows® 7 operating system.

        We have made a significant investment to expand our presence in the U.S. military market, one of the world's largest consumers of rugged mobile computers. We have made product enhancements and increased the functionality of our military docking system. Together with the new C5 military tablet, our specialized MDock provides a rugged state-of-the-art computing system with improved power and versatility for harsh, military environments.

        We are proud of our reseller network and continue to expand and improve our network to reach new markets and new geographies, as well as to create demand for our expanded product offering in our existing markets. Our efforts have resulted in attracting new and significant relationships with Fortune 500 and Global 2000 companies. In fiscal 2012 we received orders totaling $20.3 million, including purchase orders from one of the world's largest telecommunications companies and from one of the largest conventional oil and natural gas producers in North America. Partial shipment of these orders occurred in the third and fourth quarters of fiscal 2012 and the first quarter of fiscal 2013, and we expect to fulfill the balance of these orders in the second quarter of fiscal 2013.

        We have built a scalable manufacturing infrastructure to support our growing business. Wistron Corporation, our contract manufacturer located in Taiwan (which we refer to as Wistron), continues to manufacture the iX104. Wistron is recognized as a leading provider of computers and electronic components to some of the world's largest technology companies, including Dell, Inc. and Hewlett-Packard Company. We expect this alliance with Wistron to support our expected sales growth and product demand for the foreseeable future.

        We are a Delaware corporation. Shares of our common stock are currently quoted on the OTC Markets Group Inc.'s OTCQB Link™ quotation platform under the symbol "XLRTD", and, beginning October 12, 2012, will trade under the symbol "XLRT". We intend to apply to have our common stock listed on the NASDAQ Capital Market under the symbol "XPLR".

Our Market Opportunity

        Based upon an annual white paper published by the Mobile and Wireless Practice of Venture Development Corporation (which we refer to as VDC), we believe that an increasing number of companies are requiring their employees to transact business in the field and/or other non-traditional office environments. VDC projects worldwide sales in the rugged mobile computing market to grow to over $6.8 billion by the end of 2013, and for the market for large form factor rugged devices to grow to $3.5 billion by the end of 2013.

        We believe our family of rugged tablet PCs are uniquely positioned to capitalize on the convergence of four current market trends:

  •
  the increasing awareness and adoption of more rugged mobile computers, such as tablet PCs, in the face of the failure rates for office oriented computers that have been deployed into challenging operating environments;

  •
  the transition toward rugged computing solutions in non-traditional office environments;

  •
  the surge in consumer tablet offerings; and

  •
  the expanding wireless data movement.

Products

        Our new product line consists of five different models developed for use in specific environments and applications:

  •
  iX104C5 DMSR™—Dual-Mode Sunlight-Readable Xtreme Tablet

  •
  iX104C5 DM™—Dual-Mode Xtreme Tablet

  •
  iX104C5 DML™—Dual-Mode Lite Xtreme Tablet

  •
  iX104C5 M™—Military Xtreme Tablet

  •
  iX104C5 DMCR™—Dual-Mode Clean Room Xtreme Tablet

        Our line of iX™ tablet PCs is designed to operate in challenging work environments, including extreme temperatures, constant vibrations, rain, blowing dirt and dusty conditions. Our systems can be fitted with a wide range of performance matched accessories, including multiple docking station solutions, wireless connectivity alternatives, Global Positioning System (GPS) modules, biometric and smartcard modules, as well as traditional peripherals like keyboards, mice and cases.

        Our family of iXTM computers offers the following features:

Rugged

        We have designed and built our products from the inside out, developing over 30 proprietary design elements that provide a heightened and proven level of durability. Some of our products meet some of the strictest specifications in the world, such as those established by the U.S. military, including Military Standard Testing for Environmental Extremes. Being designed to meet these specifications allows our products to withstand damage from being dropped onto concrete from up to four feet, from being submerged for up to 30 minutes in up to 12 inches of water, and from being exposed to extreme temperatures that are as low as -49° Fahrenheit and as high as 160° Fahrenheit. In addition, our products are designed to continue to function when subjected to vibration, sand storms and other challenging outdoor work environments.

Screen Technology

        We strive to be a leader of screen technology with award winning displays. We have designed our AllVueTM screen to be viewable in challenging lighting conditions, including direct sunlight and dimly-lit environments, with our latest models featuring an improved contrast ratio of 600:1. Our screens also offer Dual Mode inputs—simultaneous use of a digital pen and/or finger to control the unit. The Dual Mode supports more precise inputs through the pen with more directional finger touch inputs—all in a single unit with auto switching capabilities.

Processing Power

        We have the ability to provide processing power alternatives for our products on a timely and cost-effective basis. Our systems use Intel processors and associated chipsets, as well as other performance enhancement technologies that we believe are essential in many field applications (such as mapping and remote connectivity). In addition, we provide Lithium ION batteries that support usage times of between three and five hours and our products include a "warm" swap feature allowing users to switch batteries in the field without having to power down the system.

Remote Connectivity

        Our family of iX104C tablet PCs has a range of wireless communications options (wLAN, wWAN, Bluetooth, and PAN) as well as GPS options.

Accessories

        We offer a broad range of add-on modules and accessories that we believe better enable our customers to adapt our computers to their intended use. In particular, we believe our functional, durable and reliable docking solutions are tailored to customer needs. We have supplied service, desktop, vehicle, forklift, armored vehicle, and mobile cart docking systems to our customers.

Heightened Safety Standards

        Our wireless-enabled tablet PC systems have been tested and certified both in North America and in the European Union for use in hazardous locations.

        Our computers are designed to be used as a mobile computing system. These systems are comprised of an Xplore hardware platform that is fully integrated with one or more software applications. Through its wide feature set, we believe our iX™ family of products allows the customization of a platform that best suits a given application. Our computers combine processing power, viewability, ruggedness and connectivity, and are designed to operate in extreme environments.

Strategy

        Our strategy is to become the leading developer and marketer of rugged mobile wireless computer systems. We currently compete in the rugged tablet PC market.

Leverage Existing Markets

        We seek to continue to analyze the needs of the vertical markets that we are currently selling to so that we can continue to grow our business. We intend to continue to focus on customer specific applications by leveraging our core products and technology, as well as our key strategic alliances.

        Our strategy includes the following key elements:

Identifying and targeting vertical markets, major account and OEM opportunities

        To achieve broad market penetration by our products, we intend to continue to focus on specific vertical market applications, major accounts and OEM relationships, such as Dell, Inc., Psion and Peak Technologies.

Investment and nurturing of key relationships

        We intend to continue to outsource our manufacturing function so that we can continue to focus our efforts on our technology and product development, customer application and project deployment activities, through our collaborations on engineering and manufacturing matters with our contract manufacturer, Wistron. In addition, we have a strategic relationship with VT Miltope. Our targeted military market segments initially included ground and C4I (Command, Control, Communications, Computers and Intelligence) systems.

Flexible product design and customer-centric approach

        We believe that the design of our products provides us with the flexibility to respond to customer-specific requirements. We involve our customers in product development and enhancements. This approach is intended to result in improved communication throughout the entire sales cycle and is designed to position our products as the optimal mobile computing platform for our customers.

Delivery of high quality, reliable systems

        We measure and seek to improve product quality through rigorous quality assurance programs implemented with our strategic alliances, in concert with performing our custom-designed test programs. Additionally, we utilize feedback provided by our customers.

Marketing and distribution relationships

        Within each targeted vertical industry, we intend to focus on co-marketing relationships with key application providers and systems integrators. This strategy will allow us to define multiple channels of sale within a region while maintaining key strategic alliances.

Expand into New Rugged Product Markets

        We currently have five products in the large form factor segment of the rugged mobile computer market. We continue to consider other market opportunities that are broader in scope and opportunity.

        We believe our family of rugged tablet PCs are uniquely positioned to capitalize on the convergence of four current market trends:

  •
  the increasing awareness and adoption of more rugged mobile computers, such as tablet PCs, in the face of the failure rates for office-oriented computers that have been deployed into challenging operating environments;

  •
  the transition toward rugged computing solutions in non-traditional office environments;

  •
  the surge in consumer tablet offerings; and

  •
  the expanding wireless data movement.

        We believe that many companies recognize that the total cost of computer ownership is improved by using rugged computing solutions.

Sales

        Our customers primarily consist of distribution companies such as large computer companies, specialized system integrators, software vendors, distributors and value-added resellers, and to a lesser extent, end-users. For fiscal year 2012, approximately 97% of our total revenue was attributable to sales through our distribution channels and approximately 3% of our total revenue was attributable to sales directly to our end-users. We currently have relationships with more than 120 distributors. Our distributors generally have large sales organizations that in turn sell our products to entities that are the ultimate end-users. Our distributors include large computer companies such as Dell, Inc., specialized system integrators such as Moxx Mobility, Psion and Peak Technologies, and software vendors such as Environmental Systems Research Institute. In any given year, a single distributor may account for a significant portion of our revenue. In fiscal year 2012, we had one reseller located in the United States, Prosys Information Systems Inc., that accounted for approximately 37% of our revenue.

        As of September 13, 2012, we had a sales team of ten individuals that have geographic responsibilities for direct and indirect sales opportunities. Our sales team works closely with our distributors in defined regions. Our distributors are currently selling our products into the public safety, utility, telecom, field service, warehousing logistics, transportation, oil and gas, manufacturing, route delivery, military and homeland security markets.

        Our total revenue increased by approximately 55% in fiscal 2012 from fiscal 2011, due primarily to the purchase orders we received in the third and fourth fiscal quarters of 2012. Total revenue for the three months ended June 30, 2012 increased by approximately $7,272,000, or approximately 272%, as compared to the three months ended June 30, 2011. Our North American revenue was approximately 74% of total revenue in fiscal year 2012 as compared to approximately 52% of total revenue in fiscal year 2011 and 86% of revenue for the three months ended June 30, 2012. The increase in North American revenue from fiscal 2011 to fiscal 2012 and for the first three months of fiscal 2013 was primarily attributable to orders from our large utility customer in the United States.

Marketing

        We have various marketing programs aimed at increasing awareness of our products and services, product management and corporate communications. Key elements of our marketing programs include:

  •
  Participation in targeted industry trade shows and conferences;

  •
  Editorial coverage and advertisements placed in targeted vertical markets, technology and business mediums, including specific industry publications;

  •
  Product marketing refinement by obtaining customer feedback through data collected by our customer support team, as well as through surveys;

  •
  Use of our website for communications, as well as customer and channel support capabilities;

  •
  Inclusion of customers, industry experts and others in the product development and testing cycles; and

  •
  Development of proven case studies or application papers for specific vertical market applications.

        We also market our products through a number of different industry participants, including independent software vendors with application software for a specific industry, systems integrators that bring elements such as wireless communications systems to a project, agents that specialize in rugged mobile computing devices and other consultants. We believe that one of the driving forces behind these relationships is to produce an active project in which the combination of our systems with the application software and support services seeks to provide a tailored solution designed to meet specific customer needs.

        The market pricing for rugged computers is higher than that for commercial grade computers used in traditional office settings. We believe that the higher pricing reflects our theory that the total cost of ownership of a rugged computer over a three to five year period can be significantly lower than the cost of a non-rugged computer. In fact, several of our customers have disclosed in our customer-based market research studies that they experienced higher direct costs using non-rugged devices (e.g. more frequent damage, information retrieval costs, replacement costs), as well as higher indirect costs, such as prolonged downtime.

        We recognize that, as a small company, our key to success depends on our ability to provide better products than our larger competitors and to be more responsive to our customers' needs. Some of our product innovations, such as the AllVueTM screen and the Dual Mode functionality, were the result of customer feedback. When embarking on the development of a new product or an upgrade of an existing one, we devote resources to engaging customers in the design process. We believe that this process, combined with our flexibility to make quick decisions with the support of our contract manufacturer, Wistron, has enabled us to deliver products and market leading technology ahead of our competitors.

Market Segments

        We target a number of different sectors in which we believe the deployment of rugged mobile computers can greatly improve operating efficiencies and reduce related costs.

        Logistics.    We believe globalization, increased competition and heightened consumer expectations are contributing factors to the adoption of mobile computing technologies by many leading warehousing, distribution and retail entities. These operations typically require real time price modifications, product introductions and transitions, and timely inventory management. We believe that this sector will continue to automate order fulfillment, inventory control and management systems as part of an overall effort to integrate enterprise resource planning and supply chain management information systems. Our end-users in this sector include Daimler AG.

        Utilities & Energy.    Generally, utilities and energy related companies continuously have to respond to customers' requests and power outages expeditiously and efficiently to remain competitive. We believe that the reliable and real-time movement of information to and from the field is vital to the success of any field automation system. Hydro One in Canada and Essent in Europe are end-users of our products in this sector.

        Telecommunications.    Generally, telecom related companies continuously have to respond to customers' requests for service and infrastructure maintenance expeditiously and efficiently to remain competitive. We believe the reliable and real-time movement of information to and from the field is vital to the success of any field automation system. A global top five telecommunications provider and Arkansas Utility are end-users of our products in this sector.

        Public Safety.    Given the focus in the U.S. on homeland security matters and the continued commitment by Federal, state and municipal governments on law enforcement, fire and emergency medical services, members of the public safety sector are searching for efficiencies that will better enable them to do their jobs. Rugged mobile computing devices assist these groups in a variety of ways. For example, having a reliable and durable tablet PC provides law enforcement agencies with immediate and reliable access in the field to national and local criminal databases. In this market segment, our products have been sold to over 300 public safety organizations in the U.S., including the Rochester, Santa Monica, Detroit and Cleveland Police Departments, and multiple international organizations, including Air Berlin.

        Military.    As the military continues to transition to commercial and industrial grade rugged mobile computing systems, we expect this sector will represent a significant opportunity for our products. In particular, we believe the U.S. Department of Defense is generally moving away from full military specifications adherence, except for system-critical operations, and instead is increasing emphasis on purchasing commercial, off-the-shelf (COTS) equipment. The military market sector includes ground and C4I (Command, Control, Communications, Computers and Intelligence) systems. Our end-users in this sector include the U.S. Air Force and the Royal Dutch Air Force.

        Field Service.    According to VDC, the second largest market segment for large form factor rugged mobile devices is the field service industry. This market segment includes mobile technicians from the telecommunications, cable and appliance sectors, who typically must have real time access to mission critical data, including work tickets, schematics, manuals, customer service records, inventory levels and order status. We believe that companies in this market sector recognize that linking field service personnel through the entire enterprise system can improve customer response, billing, inventory management and throughput metrics, thereby increasing operational efficiencies. Our end-users in this market segment include Dycom, Boeing and HydroChem.

Research and Development

        We have assembled an experienced engineering and product development team. Through the collaboration of our employees and the engineering team of our contract manufacturer, Wistron, we believe we are able to bring significant resources to the research, development and design of our products.

        We seek to design and manage product life cycles through a controlled and structured process. We involve customers and industry experts from our target markets in the definition and refinement of our product development. Product development emphasis is placed on meeting industry standards and product specifications, ease of integration, ease of use, cost reduction, design-for manufacturability, quality and reliability.

        We continue to invest in research and development to enhance and expand our rugged mobile computing systems. Additional form factors, operating systems and screen technologies are being considered for integration into our rugged platform as we seek to expand into additional markets. During the fiscal years ended March 31, 2012 and 2011, we expended $1,923,000 and $2,063,000, respectively, on research and development activities and during the three months ended June 30, 2012, we expended $551,000 on research and development activities. None of the cost of such activities is borne by our customers.

Competition

        Competition in our industry is intense and is characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions and rapid changes in customer requirements. To be competitive, we must continue to develop and introduce, on a timely and cost-effective basis, new products and product features that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of our customers. We believe that the principal competitive factors affecting the market for our products are the product's performance, features and reliability, price, customer service, reputation in the industry and brand loyalty. We believe that our strongest competitive advantages are our products' durability and reputation in the industry. In order to compete, we will be required to continue to respond promptly and effectively to the challenges of technological changes and our competitors' innovations.

        Our primary competitors in the mobile rugged computer market include the following:

        Panasonic.    Panasonic is the largest provider of mobile rugged computers and offers a series of traditional and convertible notebooks. Panasonic promotes a rugged computer, known as the Toughbook, which is well known in the industry.

        GD/Itronix.    GD/Itronix markets its semi-rugged pen tablet computer systems as part of its mobile portfolio, which also includes rugged notebooks.

        DRS.    DRS promotes a tablet PC as its main product in the rugged space and has a solution that competes with our iX104C5M in the military market.

        We also face competition from manufacturers of non-rugged mobile computers, such as Dell, Inc., Hewlett-Packard Company, Apple Computer, Inc., Sony and Toshiba, to the extent customers decide to purchase less expensive traditional computers for use in environments better suited for mobile rugged computers.

        Our primary competitors have greater financial, technical, and research and development resources and marketing capabilities than we do.

Manufacturing

        We outsource the majority of our manufacturing services for our ruggedized mobile PC tablets to Wistron, including board production, parts procurement, assembly, some quality assurance testing, warranty repair and service. We have a design and manufacturing agreement with Wistron. Wistron makes computers and components for some of the world's largest technology companies, such as Dell, Inc. and Hewlett-Packard Company. Wistron collaborates with us on product specifications and provides us with the flexibility to make changes to our products as market conditions change.

        Under the terms of our agreement with Wistron, which we entered into in July 2003, Wistron provides us with design, manufacturing and support services related to our ruggedized mobile PC tablets. The purchase price of our products produced by Wistron is determined based on the specific configuration of the tablet PC being produced and is subject to a cost reduction plan and volume based discounts. At least quarterly, we meet with Wistron to develop a cost reduction plan. The plan takes into account alternative suppliers along with components, design, process changes and other cost savings procedures. Each month we provide Wistron with a six month rolling forecast of the products we anticipate ordering. Generally, Wistron has 45 days after its acceptance of our purchase order to ship the product. If products ordered during any quarter exceed the volume projected in the forecast, Wistron has agreed to use its reasonable best efforts to deliver the excess products within 20 days after its acceptance of the applicable purchase order.

        Wistron has provided several warranties to us, including that Wistron has all necessary rights required to sell the products, that each product will be free from any material defect for a period of up to 36 months, that the products will be free from any liens, encumbrances or defects in title and that the products will comply with all specifications. The initial term of our agreement with Wistron was for one year and automatically renews for additional one year terms, unless either party provides written notice of its intent to terminate the agreement at least 120 days prior to the expiration of any renewal term. The Wistron agreement most recently automatically renewed for a one-year term in July 2012. In addition, the Wistron agreement contains a provision that allows for termination for any reason by either party upon 120 days' notice.

        We purchase materials, supplies and product subassemblies for our ruggedized mobile personal computer tablets from a number of vendors. Some key components included in our line of products are currently available only from single or limited sources. In the past, we have experienced significant price increases and limited availability of certain components that are not available from multiple sources. We are dependent upon Microsoft Corporation for various software products, including products included in our ruggedized mobile PC tablets.

        Like other participants in the computer manufacturing industry, we ordinarily acquire materials and components through a combination of blanket and scheduled purchase orders to support our requirements for periods averaging 90 to 120 days. At times, we have been constrained by parts availability in meeting our product orders. From time to time, we have obtained scarce components for somewhat higher prices on the open market, which may have an impact on gross margins but does not disrupt production. On occasion, we have also acquired component inventory from our suppliers in anticipation of supply constraints.

Intellectual Property

        Our performance and ability to compete are dependent to a significant degree on our proprietary technology. We rely primarily upon a combination of patent, copyright and trade secret laws and license agreements to establish and protect proprietary rights in our products and technology. We currently have four U.S. patents. In addition, we have four U.S. patent applications related to proprietary elements of our new iX104C5TM family of products and one patent application for our wireless dock. We are seeking to obtain additional patent protection for certain key components of our technology, as well as obtaining protection in certain other international jurisdictions. Even with patent protection, it may be possible for a third party to copy or otherwise obtain and use our products or technology without authorization or to develop similar technology independently. In addition, effective patent, copyright and trade secret protection may be unavailable or limited in certain foreign countries.

        We do not believe that our products infringe on the proprietary rights of any third parties. There can be no assurance, however, that third parties will not claim such infringement by us or our licensees with respect to current or future products. In the past, we have had third parties assert exclusive patent, copyright, trademark or other intellectual property right to technologies or marks that are important to our business. Any such claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into a royalty or licensing agreement, any of which could delay the development and commercialization of our products.

        We work closely with Wistron to stay abreast of the latest developments in rugged mobile computer technology. We obtain patent licenses for some technologies, some of which require significant royalty payments, when we believe those licenses are necessary or advantageous to our business. We have entered into non-exclusive licensing arrangements with Microsoft and other software suppliers for various operating systems and application software that we sell with our rugged tablet PCs.

Government Regulation

        Our business is subject to regulation by various federal and state governmental agencies. Such regulation includes the radio frequency emission regulatory activities of the U.S. Federal Communications Commission, the anti-trust regulatory activities of the U.S. Federal Trade Commission and Department of Justice, the consumer protection laws of the Federal Trade Commission, the import/export regulatory activities of the U.S. Department of Commerce, the product safety regulatory activities of the U.S. Consumer Products Safety Commission and environmental regulation by a variety of regulatory authorities in each of the areas in which we conduct business.

Employees

        As of September 13, 2012, we had 42 full-time employees, of which 26 were employed in the operations, engineering, research and development and customer support areas, five were involved in corporate, finance and administrative areas and 11 were employed in sales and marketing. Our employees are not represented by a union or other collective bargaining unit and we have never experienced a work stoppage. We believe that our employee relations are good.

Trademarks and Service Marks

        Trademarks or trade names of Xplore used in this prospectus include: "iX™" and "AllVue™." Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

Properties

        We maintain our corporate functions, along with sales support, marketing, finance, engineering and operating groups, at a leased facility totaling approximately 21,700 square feet at 14000 Summit Drive, Suite 900, Austin, Texas. The lease expires on August 31, 2014, and has a current annual base rent, before reimbursable operating expenses, of approximately $165,000. We believe that our present facilities are suitable for our existing and planned operations.

Legal Proceedings

        On November 9, 2006, we issued a Statement of Claim against Deloitte & Touché LLP (which we refer to as Deloitte) in the Ontario Superior Court of Justice. In the Statement of Claim, we alleged negligence against Deloitte with respect to the auditing services provided to us in connection with its audit in accordance with Canadian generally accepted accounting principles of our 2002, 2003 and 2004 audited financial statements. The Statement of Claim seeks damages in the amount of Cdn. $4,070,000 for direct and indirect losses. On December 22, 2006, Deloitte filed an answer to the Statement of Claim. On March 28, 2008, Deloitte filed an amended defense and counterclaim against us, seeking indemnification for damages, costs and expenses (including legal fees and disbursements and personnel time) allegedly incurred by Deloitte in responding to regulatory inquiries, requests, reviews or investigations relating to, arising out of or associated with Deloitte's review or audit engagements for or during our fiscal years 2002, 2003 and 2004. We do not expect the counterclaim to have a material adverse impact on our financial condition or results of operations. The parties have completed discovery, however, no trial date has been set.

        We are involved in other various claims and legal actions arising in the ordinary course of business. We believe that the ultimate outcome of these matters would not have a material adverse impact on our financial condition or the results of operations.

DIRECTORS AND EXECUTIVE OFFICERS

        As of the date of this prospectus, our directors, executive officers and significant employees are as follows:

Name	Age	Positions with our Company
Philip S. Sassower	72	Chairman of the Board of Directors and Chief Executive Officer
Mark Holleran	54	President and Chief Operating Officer
Michael J. Rapisand	53	Chief Financial Officer and Corporate Secretary
Bryan J. Bell	51	Vice President of Engineering
Steven C. Linahan	59	Vice President of Operations
Jim S. Plas	45	Vice President of Marketing
Andrea Goren	44	Director
Ben Irwin	52	Director
Thomas F. Leonardis	67	Director
Kent Misemer	63	Director
Brian E. Usher-Jones	66	Director

        Philip S. Sassower has served as our Chief Executive Officer since February 2006 and has served as a member of our board of directors since December 2004. Mr. Sassower is the Chief Executive Officer of SG Phoenix LLC, a private equity firm, and has served in that capacity since May 2003. Mr. Sassower has also been Chief Executive Officer of Phoenix Enterprises LLC, a private equity firm, and has served in that capacity since 1996. From January 10, 2008 to January 7, 2010, Mr. Sassower served as a director of The Fairchild Corporation, a motorcycle accessories and aerospace parts and services company, and from May 13, 2008 to January 7, 2010, Mr. Sassower served as Chairman of the Board and Acting Chief Executive Officer of The Fairchild Corporation. On March 18, 2009, The Fairchild Corporation and 61 subsidiaries filed a petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court, District of Delaware. On August 5, 2010, Mr. Sassower became Chairman of the Board and Chief Executive Officer of Communication Intelligence Corporation (OTCQB: CICI), an electronic signature solutions and biometric signature verification company. Mr. Sassower is co-manager of the managing member of Phoenix, our principal stockholder, which we refer to in this prospectus as Phoenix. Mr. Sassower's qualifications to serve on our board of directors include more than 40 years of business and investment experience. Mr. Sassower has extensive experience working with management teams and boards of directors, and in acquiring, investing in and building companies and implementing new business strategies.

        Mark Holleran has served as our President and Chief Operating Officer since February 2006. Mr. Holleran served as our Vice President of Sales from April 2003 to February 2006.

        Michael J. Rapisand has served as our Chief Financial Officer and Corporate Secretary since August 2004. Prior to joining us, Mr. Rapisand served as Chief Financial Officer of TippingPoint Technologies, Inc., a network-based security hardware manufacturer, from December 2002 to March 2004.

        Bryan J. Bell became our Vice President of Engineering in April 2008. Prior to joining us, Mr. Bell was Vice President of Operations at Sirific Wireless, a developer of solutions for 3.5G multi-mode, multi-band mobile cellular and broadband data for notebook computers, from February 2003 to March 2008.

        Steven C. Linahan became our Vice President of Operations in May 2011. Prior to joining us, Mr. Linahan was a self-employed Manufacturing and Supply Chain consultant since January 2009. Prior to becoming a consultant, Mr. Linahan was Vice President, Operations/Supply Chain at TippingPoint Technologies, Inc., a network-based security hardware manufacturer, from July 2006 to December 2008. Prior to joining TippingPoint, Mr. Linahan was Director, Supply Chain at ClearCube Technology, Inc., a manufacturer of centralized computing and virtual desktop solutions.

        Jim S. Plas became our Vice President of Marketing on August 13, 2012. Prior to joining us, Mr. Plas was Vice President of Product Management and Marketing at ACXIOM, a multi-channel marketing services company specializing in delivering consumer insight and precision customer recognition to Global 2000 companies from 2006 to 2012. Prior to joining ACXIOM, Mr. Plas served as Director of Global Product Management for Enterprise Services at Dell, Inc. from 2004 to 2006.

        Andrea Goren has served as a member of our board of directors since December 2004. Mr. Goren is a Managing Director of SG Phoenix LLC, a private equity firm, and has served in that capacity since May 2003, and has been associated with Phoenix Enterprises LLC since January 2003. On August 11, 2011, Mr. Goren was appointed as Chief Financial Officer of Communication Intelligence Corporation (OTCQB: CICI), for whom he had served as Chief Financial Officer since December 2010. Mr. Goren has also served as a director of Communication Intelligence Corporation since August 5, 2010. Prior to joining SG Phoenix LLC, Mr. Goren served as Vice President of Shamrock International, Ltd., a private equity firm, from June 1999 to December 2002. From January 10, 2008 to January 7, 2010, Mr. Goren served as a director of The Fairchild Corporation. Mr. Goren is co-manager of the managing member of Phoenix, our principal stockholder. Mr. Goren's qualifications to serve on our board of directors include his experience and knowledge acquired in more than 12 years of private equity investing. Mr. Goren has played a significant role in SG Phoenix LLC's private equity investments and has developed extensive experience working with management teams and boards of directors, including at numerous public companies in which SG Phoenix LLC has invested.

        F. Ben Irwin has served as a member of our board of directors since May 2009. Mr. Irwin has been President and Owner of Rejen Inc, a re-manufacturer and retailer of inkjet and laser toner cartridges, since September 2005. Prior to that, Mr. Irwin served as Senior Vice President of Engineering of General Dynamics Itronix (formerly Intronix Corp., "Intronix"), a designer and manufacturer of rugged laptop and handheld computing products, from July 2000 to February 2005. Mr. Irwin's qualifications to serve on our board of directors include his industry experience and knowledge acquired while he was with Itronix.

        Thomas F. Leonardis has served as a member of our board of directors since June 2005. Mr. Leonardis has been Chief Executive Officer of Ember Industries, Inc., a contract electronics manufacturer, since November 2001. Mr. Leonardis served as a director of DataMetrics Corporation, a designer and manufacturer of rugged electronic products, from November 2001 to March 2008. Mr. Leonardis' qualifications to serve on our board of directors include his industry experience and knowledge acquired during the nine years he has served at Ember Industries, Inc. and while serving as a director of DataMetrics Corporation.

        Kent Misemer has served as a member of our board of directors since November 2011. From 2003 through 2009, Mr. Misemer was the Chief Executive Officer and President of Liberty Propane, LLC, a portfolio company of Sterling Capital Partners, an independent retail propane company, which was sold in December 2009. Previously, Mr. Misemer was the President and Chief Executive Officer of Propane Continental. In addition to being a co-founder of Liberty Propane, Mr. Misemer was also involved in the creation of Propane Continental and Tri-Power Fuels, Inc. Mr. Misemer serves as a director and member of the audit committee of Cornerstone Records Management, LLC, a private data storage and offsite data management company. Mr. Misemer formerly served as a director of Pro-Tech Industries, Inc. (OTCQB: PTCK) through January 2012, a regional leader in design/build services for the Fire Life Safety, alarm/detection, electrical and voice/data communications infrastructure segments. Mr. Misemer's qualifications to serve on our board of directors include his over 30 years of executive management experience in the propane industry supply chain, as well as other industries.

        Brian E. Usher-Jones has served as a member of our board of directors since 1996. Since 1992, Mr. Usher-Jones has been self-employed as a merchant banker. Mr. Usher-Jones is currently a director of Newlook Industries Corp., a publicly traded technology investment company, and Wireless Age Communications Inc., a solutions provider for waste and energy efficient products. From November 2000 to September 2007, Mr. Usher-Jones served as Chairman and Chief Financial Officer of Oromonte Resources Inc., a mining exploration company. Mr. Usher-Jones served as our Treasurer and Interim Chief Financial Officer from August 1996 to November 1997 and again from August 2001 to December 2001. Mr. Usher-Jones' qualifications to serve on our board of directors include his service as our Treasurer and Interim Chief Financial Officer and his significant executive-level and financial management experience at private and public companies.

        There are no family relationships between any of our directors or executive officers. Pursuant to the terms of our amended and restated certificate of incorporation, as amended, the holders of a majority of the outstanding shares of our Series A Preferred Stock are entitled to elect two directors to our board of directors. Messrs. Sassower and Goren represent the directors designated by the holders of the Series A Preferred Stock. Following the consummation of this offering, no shares of Series A Preferred Stock will be outstanding and, accordingly, such holders will no longer have such voting rights. Following this offering, none of our officers or directors has any arrangement or understanding with any other person pursuant to which such officer or director was selected to serve as officer or director.

 EXECUTIVE COMPENSATION

Compensation of Named Executive Officers

        The following table sets forth the compensation for our fiscal years ended March 31, 2012 and 2011 earned by or awarded to, as applicable, our principal executive officer, principal financial officer and our other most highly compensated executive officers as of March 31, 2012. In this prospectus, we refer to such officers as our "named executive officers."

Name and Principal Position	Year	Salary US($)		Bonus US($)		Stock Awards US($)(1)		Option Awards US($)(1)		Total US($)
Philip S. Sassower—	2012	—		—		10,000	(3)	20,281	(3)	30,281
Chief Executive Officer(2)	2011	—		—		—		29,881	(3)	29,881
Mark Holleran—	2012	250,000		204,283	(5)	—		173,759		628,042
President and Chief Operating Officer	2011	200,000	(4)	84,683	(5)	50,000	(4)	259,587		594,270
Michael J. Rapisand—	2012	180,000		54,000	(7)	—		66,830		300,830
Chief Financial Officer and Corporate	2011	150,000	(6)	—	(8)	30,000	(6)	68,471		248,471
Secretary

(1)
Option award amounts included in this table reflect the compensation cost for the fiscal year ended, related to all options granted to the named executive officer, calculated in accordance with FASB ASC Topic 718 and using a Black-Scholes valuation model.

(2)
Mr. Sassower does not receive a salary in connection with his services as our Chief Executive Officer. Mr. Sassower is also the Chairman of our Board of Directors.

(3)
Mr. Sassower was entitled to receive fees for fiscal years 2012 and 2011 in connection with being a member of our Board of Directors. For fiscal year 2012, Mr. Sassower accepted 10,000 shares of Series D Preferred Stock in lieu of cash compensation. For fiscal year 2011, Mr. Sassower accepted options to purchase 375 shares of our common stock in lieu of such fees. Such amount includes those options.

(4)
Mr. Holleran accepted 50,000 shares of our Series D Preferred Stock in April 2011 in lieu of $50,000 of cash compensation for fiscal 2011.

(5)
Under the terms of Mr. Holleran's employment agreement, in fiscal years 2012 and 2011 he had the opportunity to earn a cash performance bonus of up to 100% of his base salary ($250,000) based on the achievement of various objectives, including revenue, cash flow and profitability objectives. In fiscal 2012, Mr. Holleran earned $112,000 of the performance bonus under his employment agreement as certain revenue, cash flow and profitability objectives were achieved. In fiscal 2011, Mr. Holleran did not receive any performance bonus under his employment agreement as the objectives were not achieved. Mr. Holleran's bonuses of $92,203 and $84,683 paid in fiscal years 2012 and 2011, respectively, were based on his efforts in managing our sales team.

(6)
Mr. Rapisand accepted 30,000 shares of our Series D Preferred Stock in April 2011 in lieu of $30,000 of cash compensation for fiscal 2011.

(7)
Under the terms of Mr. Rapisand's Management by Objective (MBO) bonus plan, in fiscal years 2012 and 2011, he had the opportunity to earn a cash bonus of up to 40% of his base salary ($72,000) based on his achievement of revenue, cash flow and profitability objectives. In fiscal 2012, Mr. Rapisand earned $54,000 of the performance bonus as certain revenue, cash flow and profitability objectives were achieved.

(8)
The objectives under Mr. Rapisand's MBO plan were not achieved in fiscal year 2011 and no bonus was earned or paid.

Elements of Our Compensation Program

        The compensation of our executives is designed to attract, as needed, individuals with the skills necessary for us to achieve our objectives, retain individuals who perform at or above our expectations and reward individuals fairly over time. Our executives' compensation has three primary components: base salary; an annual cash incentive bonus; and equity-based compensation. In addition, we provide our executives with benefits that are generally available to our other salaried employees.

        As a small company, we recognize that while we must pay salaries which help us to attract and retain talented executives who will help us grow, we must do so within budgetary constraints. We reward outstanding performance with cash bonuses which in large part are based on financial measures, such as revenue and EBITDA targets, and the achievement of strategic goals and corporate milestones. In addition, we reward our executives with equity-based compensation as we believe equity compensation provides an incentive to our executive officers to build value for us over the long-term and aligns the interests of our executive officers and stockholders. Generally, we use stock options as our equity-based compensation because we believe that options generate value to the recipient only if the price of our common stock increases during the term of the option. Other than in the event of a change of control, the stock options granted to our executives generally vest solely based on the passage of time. We believe these elements support our underlying philosophy of attracting and retaining talented executives while remaining within our budgetary constraints and also creating cash incentives which reward company-wide and individual performance and aligning the interests of our executive officers with those of our stockholders by providing our executive officers equity-based incentives to ensure motivation over the long-term.

        The individual elements of our compensation program are as follows:

        Base Compensation.    It is our policy that the base salaries paid to our executive officers should reflect the individual responsibility and experience of the executive officer and the contribution that is expected from the executive officer. Base salaries are reviewed by the compensation committee on an annual basis to satisfy these criteria.

        Our Chief Executive Officer does not receive a salary in connection with his services. Our President and Chief Operating Officer and our Chief Financial Officer received an aggregate of 80,000 shares of our Series D Preferred Stock in lieu of a total of $80,000 in cash salaries in fiscal 2011.

        Cash Incentive Bonuses.    Our executive officers are eligible for annual incentive bonuses if they meet key financial and operational objectives. The payment of cash incentive bonuses to executive officers is within the discretion of our compensation committee and is based on our compensation committee's assessment of our performance and the performance of each executive officer measured in large part against financial objectives, strategic goals and corporate milestones. These financial, strategic and corporate objectives include revenue and EBITDA targets, product development objectives and corporate milestones such as the completion of financings. Our compensation committee may in its discretion award a cash incentive bonus to an executive officer for partial achievement of such executive officer's objectives. The total amount of the cash incentive bonus available to an executive officer is either based upon a percentage of such executive officer's base salary or a fixed dollar amount. Bonuses are reviewed by the compensation committee on an annual basis. Furthermore, in recognition of an executive officer's exceptional performance our board of directors may award a performance bonus in excess of that executive officer's maximum cash incentive bonus.

        Each of our named executive officers (other than Philip S. Sassower) participates in his own individual Management by Objectives plan, which we refer to as a MBO plan, as discussed in footnotes 5 and 7 in the summary compensation table for fiscal years 2012 and 2011. The MBO plan of our President and Chief Operating Officer is set forth in his employment agreement discussed below.

        Equity-Based Compensation.    We use stock options to reward long-term performance and to ensure that our executive officers have a continuing stake in our long-term success. Authority to make stock option grants to our executive officers rests with our board of directors. In determining the size of stock option grants, our board of directors considers our actual performance against our strategic plan, individual performance, the extent to which shares subject to previously granted options are vested and the recommendations of our Chief Executive Officer and other members of senior management.

        We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates. We grant stock options at regularly scheduled meetings of our board of directors or at special meetings. The authority to make equity grants to our executive officers rests with our board of directors, although, as noted above, our board of directors does, in determining the grants of equity awards, consider the recommendations of our Chief Executive Officer and other members of senior management and our compensation committee. All stock options granted have an exercise price equal to or greater than the closing price of our common stock on the date that the grant action occurs.

        With respect to establishing compensation for our executive officers, we do not have any formal policies in determining how specific forms of compensation are structured or implemented to reflect the individual performances and/or individual contributions to the specific items of our performance. In addition, we have no policies regarding the adjustment or recovery of awards or payments if the relevant performance measures, upon which such award or payment was based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

        With respect to newly hired employees, our practice is typically to make stock grants at the first meeting of our board of directors following such employee's hire date. We do not have any program, plan or practice to time stock options grants with the release of material non-public information. We do not time, nor do we plan to time, the release of material non-public information for the purposes of affecting the value of executive compensation.

        On May 14, 2010, our board of directors granted an aggregate of 4,588 restricted share awards, which vested on March 31, 2011, to certain employees, including an aggregate of 2,750 share awards granted to our executive officers other than our Chief Executive Officer, in lieu of cash compensation for fiscal year 2011. On February 23, 2011, our board of directors modified awards to the executive officers and replaced the 2,750 shares of common stock with 110,000 shares of our Series D Preferred Stock. On March 31, 2011, 1,314 shares of our common stock and 110,000 shares of our Series D Preferred Stock that were granted became fully vested. The market value of the common stock was $44.00 on the date of grant, and the intrinsic value of the restricted shares of approximately $149,000 was recognized as compensation expense in fiscal 2011.

        On March 29, 2011, our board of directors granted options to purchase an aggregate of 119,213 shares of common stock to all employees, directors and certain consultants at an exercise price of $24.00 per share. One-fourth of each grant vested immediately with the remainder vesting annually over the following three years. In connection with the grant, all of our executive officers other than our Chief Executive Officer voluntarily terminated all rights to outstanding option grants aggregating 15,503 shares of common stock. The fair value of the grants with immediate vesting reduced by the voluntarily terminated shares that were not vested resulted in the recognition of approximately $466,000 of stock compensation expense in the fourth quarter of the year ended March 31, 2011.

        On August 4, 2011, our board of directors granted preferred stock to each director in lieu of cash compensation otherwise payable to each director in connection with his service as a board member. Our board of directors granted to each director 10,000 shares of our Series D Preferred stock, which fully vested on March 31, 2012, for services provided during the fiscal year ended March 31, 2012.

        On August 4, 2011, our board of directors approved the issuance to SG Phoenix LLC, an entity controlled by Philip Sassower (our Chief Executive Officer) and Andrea Goren (a director), of 150,000 shares of our Series D Preferred stock, which award fully vested on March 31, 2012, for services rendered for the year ended March 31, 2012.

Employment Agreements

Mark Holleran

        On June 30, 2006, we entered into an employment agreement with Mark Holleran, our President and Chief Operating Officer. The agreement was for a period of two years, and is automatically renewable for additional one year periods unless either party gives written notice that it or he does not wish to extend the term, in which case the agreement terminates on June 30 of the next year. The agreement automatically renewed in June 2012 for an additional year. In consideration for his services, during the term Mr. Holleran is entitled to receive a base salary of $250,000 per year, subject to any increase as may be approved by our board of directors. In fiscal 2011, Mr. Holleran agreed to take $50,000 of his salary through a stock award of 50,000 shares of Series D Preferred Stock. Mr. Holleran is also entitled to receive a performance bonus of up to 100% of his base salary based on his achievement of objectives in the following categories: revenue, hiring new employees, product development, retention of staff, EBITDA performance and additional financing. In addition, we may award, in our sole discretion, Mr. Holleran additional performance bonuses in recognition of his performance.

        Mr. Holleran is also eligible to participate in a transaction bonus pool in the event of the sale of our Company during the term of Mr. Holleran's employment agreement. The amount of the transaction bonus pool will be based upon the total consideration received by our stockholders from the sale of our Company, less our transaction expenses. Mr. Holleran will be entitled to receive 50% of the total amount of the transaction bonus pool.

        As part of the employment agreement, we agreed that if we terminate Mr. Holleran's employment without cause during the term of his employment agreement, Mr. Holleran would receive his base salary for one year, commencing on the termination date, reduced by the amount earned by Mr. Holleran from other employment during that period, plus an additional amount equal to the average of the performances bonuses paid to Mr. Holleran during the prior two calendar years. The employment agreement also contains customary non-compete, non-solicitation, non-disparagement and confidentiality provisions.

Severance and Change in Control Benefits

        Mark Holleran, our President and Chief Operating Officer, has a provision in his employment agreement that gives him severance benefits described above if his employment is terminated without cause.

        We have established a transaction bonus pool for our executive officers and senior management team upon the sale of our Company. The amount of the transaction bonus pool is based upon the total consideration received by our stockholders from the sale of our business, less our transaction expenses. Under the terms of his employment agreement, Mr. Holleran is entitled to receive 50% of the total amount of the transaction bonus pool if our Company is sold during the term of his employment. In addition, under the terms of our transaction bonus pool, if our Company is sold during the term of their employment, our Chief Financial Officer, Michael J. Rapisand, will receive 30% of the pool, our Vice President of Engineering, Bryan J. Bell, will receive 5% of the pool and the remaining 15% of the pool will be distributed among our senior management team as determined by our board of directors.

        We have chosen to provide these benefits to our executives because we believe we must remain competitive in the marketplace. These severance and acceleration provisions and estimates of these change of control and severance benefits are described in the section entitled "Estimated Payments and Benefits Upon Termination or Change in Control" below.

Pension Benefits

        We do not sponsor any qualified or non-qualified defined benefit plans. We do maintain a 401(k) plan for our employees, including our executive officers; however, we do not match contributions made by our employees, including contributions made by our executive officers.

Nonqualified Deferred Compensation

        We do not maintain any non-qualified defined contribution or deferred compensation plans. Our board of directors may elect to provide our executive officers and employees with non-qualified defined contributions or deferred compensation benefits if it determines that doing so is in our best interests.

Other Benefits

        Our executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance and our 401(k) plan, in each case on the same basis as our other employees.

Impact of Regulatory Requirements

        Deductibility of Executive Compensation.    Our executive officers' MBO plans and our amended and restated share option plan do not currently provide compensation that qualifies as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. Accordingly, compensation in excess of $1 million paid to a named executive officer during any one year that is attributable to one of those arrangements would not currently be deductible for U.S. federal income tax purposes. We may, in the future, reevaluate those plans and redesign them so that compensation attributable to one or both of those plans would qualify as "performance-based compensation" within the meaning of Section 162(m) and would be deductible for U.S. federal income tax consequences. Our 2009 Stock Incentive Plan provides for stock options and other awards that qualify as "performance-based compensation" as well as certain awards, such as restricted share awards, that do not so qualify.

        Accounting for Stock-Based Compensation.    We account for stock-based payments in accordance with the requirements of Accounting Standards Codification ("ASC") 718.

Stock Ownership Requirements

        We do not currently have any requirements or guidelines relating to the level of ownership of our common stock by our directors or executive officers.

Outstanding Equity Awards at 2012 Fiscal Year-End

        The following table sets forth the equity awards outstanding at March 31, 2012 for each of the named executive officers.

Option Awards

Name	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards Number of Securities Underlying Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Philip S. Sassower—	200	100	(1)	$40.00	04/29/2014
Chief Executive Officer	375	—		$60.00	03/31/2014
	375	—		$60.00	06/09/2014
	375	—		$44.00	03/31/2015
	1,626	1,625	(2)	$24.00	03/28/2016
Mark Holleran—	16,250	16,250	(3)	$24.00	03/28/2016
President and Chief Operating Officer
Michael J. Rapisand—	6,250	6,250	(4)	$24.00	03/28/2016
Chief Financial Officer and Corporate Secretary

(1)
100 options vested on April 20, 2012.

(2)
812 options vest on March 29, 2013 and 813 options vest on March 29, 2014.

(3)
8,125 options vest on March 29, 2013 and 8,125 options vest on March 29, 2014.

(4)
3,125 options vest on March 29, 2013 and 3,125 options vest on March 29, 2014.

Stock Awards

STOCK VESTED
Series D Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Philip S. Sassower(1)	10,000	10,000
Mark Holleran	—	—
Michael J. Rapisand	—	—

(1)
For fiscal year 2012, Mr. Sassower accepted 10,000 shares of Series D Preferred Stock in lieu of cash compensation for his services as a member of our Board of Directors for such year.

Estimated Payments and Benefits Upon Termination or Change in Control

Holleran Employment Agreement

        The following table describes the potential payments and benefits payable to Mr. Holleran, our President and Chief Operating Officer, upon termination of his employment by us without cause, as if his employment had terminated as of the March 31, 2012, the last business day of our last fiscal year. If Mr. Holleran's employment is terminated by us as a result of his death or disability or by us for cause or voluntary by Mr. Holleran, he is entitled to receive any earned or accrued, but unpaid, base compensation and bonus and all accrued but unused vacation days through the termination date.

Payments and Benefits	Termination by Company Without Cause(1)
Compensation:
Base salary(2)	$250,000	(4)
Performance bonus(3)	$56,250	(5)
Benefits and Perquisites:	$15,936	(6)

(1)
For purposes of Mr. Holleran's employment agreement, "cause" includes, among other things, (i) his willful failure to perform his duties under his employment agreement, (ii) any intentional act of fraud, embezzlement or theft involving more than a nominal amount of our assets or property, (iii) any material damage to our assets, business or reputation resulting from his intentional or grossly negligent conduct, (iv) his intentional wrongful disclosure of material confidential information, (v) his intentional engagement in competitive activity which would constitute a breach of his employment agreement and/or his duty of loyalty, (vi) his intentional breach of any material employment policy, or (vii) his ineligibility for any reason to work lawfully in the United States for a period of four consecutive months.

(2)
Assumes that there is no earned but unpaid base salary at the time of termination.

(3)
Assumes that there is no earned but unpaid bonus at the time of termination.

(4)
If Mr. Holleran is terminated without cause, Mr. Holleran is entitled to receive his base salary in effect immediately prior to his termination of employment for a period of 12-months commencing on the termination date, subject to reduction by any amounts he earns during the 12-month period.

(5)
Under the terms of Mr. Holleran's employment agreement, if Mr. Holleran is terminated without cause, he is entitled to receive as severance an amount equal to the average of his performance bonuses paid to him during the two calendar years preceding his termination. Mr. Holleran did not receive a performance bonus in fiscal 2011 and received a performance bonus of $112,500 in fiscal 2012.

(6)
Represents payments of $1,328 a month to pay the cost of Mr. Holleran's continued participation in our group health plans under COBRA during the 12-month severance period.

Change in Control Benefits

        Under the terms of our Amended and Restated Share Option Plan, which we also refer to as our Amended Plan, upon a change in control of our Company all outstanding options will immediately vest and become exercisable. A "change of control" means the occurrence of (i) a person, including the person's affiliates and any other person acting jointly or in concert with that person, becoming the beneficial owner of, or exercising control over, more than 50.1% of the total voting power of our common stock; or (ii) our Company consolidating with, or merging with or into, another person or selling, transferring, leasing or otherwise disposing of all or substantially all of our assets to any person, or any person consolidating with, or merging with or into, our Company, in any such event pursuant to a transaction in which our outstanding shares of common stock are converted into or exchanged for cash, securities or other property, except for any such transaction in which the holders of our then outstanding common stock receive voting securities, or securities exchangeable at the option of the holder into voting securities, of the surviving person which constitute a majority of the voting securities.

        Under our 2009 Stock Incentive Plan, in the event of certain business combinations, including the sale or lease of all or substantially all of our assets, or a merger or consolidation involving us in which all or substantially all of the beneficial owners of our capital stock prior to such business combination own 50% or less of the outstanding shares of common stock after the business combination or a similar transaction, each of which we refer to as a "corporate transaction", and subject to any vesting acceleration provisions in an award agreement, outstanding awards will be treated in the manner provided in the agreement relating to the corporate transaction (including as the same may be amended). The corporate transaction agreement will not be required to treat all awards or individual types of awards similarly in the corporate transaction; provided, however, that the corporate transaction agreement will provide for one of the following with respect to all outstanding awards (as applicable):

  •
  the continuation of the outstanding award by us, if we are a surviving company;

  •
  the assumption of the outstanding award by the surviving company or its parent or subsidiary;

  •
  the substitution by the surviving company or its parent or subsidiary of its own award for the outstanding award;

  •
  full exercisability or vesting and accelerated expiration of the outstanding award, followed by the cancellation of such award;

  •
  the cancellation of an outstanding option or stock appreciation right and a payment to the optionee equal to the excess of (x) the fair market value of the shares subject to such option or stock appreciation right (whether or not such option or stock appreciation right is then exercisable or such shares are then vested) as of the closing date of such corporate transaction over (y) its aggregate exercise price; or

  •
  the cancellation of an outstanding restricted stock unit and a payment to the participant equal to the fair market value of the shares subject to such restricted stock unit (whether or not such restricted stock unit is then vested) as of the closing date of such corporate transaction.

        The following table sets forth the potential payments to our named executive officers as if we had a change of control as of March 31, 2012, the last business day of our 2012 fiscal year.

Name	Transaction Bonus Pool(1)		Market Value of Accelerated Options
Philip S. Sassower—Chief Executive Officer	—	(2)	—	(3)
Mark Holleran—President and Chief Operating Officer	$1,050,904	(4)	—	(3)
Michael J. Rapisand—Chief Financial Officer	$630,542	(5)	—	(3)

(1)
Our named executive officers (except for Philip S. Sassower) are eligible to participate in a transaction bonus pool designed to incent and reward our executives who are employed by us upon the sale of our Company. Under the transaction bonus pool, an amount equal to 5% of the per share sales consideration up to $136 per share and 10% of the remaining per share consideration received through such sale, in each case after deducting the transaction expenses, will be allocated to the transaction bonus pool. The Board of Directors and management are currently in discussions relating to an amendment to the transaction bonus pool to adjust the amount of consideration that the participants are eligible to receive in connection with (i) the sale of all or substantially all of the outstanding securities of the Company to an unrelated third party or parties or (ii) the sale of all or substantially all the assets of the Company and its subsidiaries taken as a whole to an unrelated third party or parties ("Eligible Sale Transaction"). Pursuant to such discussions, the transaction bonus pool may be amended so that all the eligible participants in the transaction bonus pool are eligible to receive, in the aggregate, consideration equal to 5% of the total net sales proceeds received by the Company's stockholders in an Eligible Sale Transaction plus an additional 5% of such proceeds above $59 million (the "Hurdle Rate"), with such Hurdle Rate subject to increase on a dollar for dollar basis by the amount of gross proceeds received by the Company in connection with the future issuance of equity securities or securities convertible into equity securities of the Company in any financing transaction. No formal Board of Directors action has been taken as of the date hereof with respect to such amendment. The participation in the transaction bonus pool will be allocated as follows: 50% of the pool to Mark Holleran, our President and Chief Operating Officer, 30% of the pool to Michael J. Rapisand, our Chief Financial Officer, 5% of the pool to Bryan J. Bell, our Vice President of Engineering and the balance to our then current senior management team, as determined by our board of directors, in consultation with Mr. Holleran.

(2)
Mr. Sassower is not eligible to participate in the transaction bonus pool.

(3)
Pursuant to the terms of our Amended Plan, certain outstanding options shall immediately vest upon the occurrence of a change of control of our Company. Assuming a market price of $23.40 per share, which represents the closing price of our common stock on March 31, 2012 as reported by the OTCQB Link, giving effect to the reverse stock split, the exercise price of all of these options held by such executive officer would be above the market price and thus the accelerated options would have a value of nil. Pursuant to our 2009 Plan, our board of directors may determine, at the time of grant or thereafter, that the vesting of options granted under that plan may accelerate upon a change in control of our Company. Currently, no such options have such acceleration provisions, and we assume that our board of directors will not determine to accelerate the vesting of the options with exercise prices below $23.40 per share in the future.

(4)
Assuming (i) a sale in which the holders of our common stock receive per share sales consideration of $23.40 per share, which represented the closing price of our common stock on March 31, 2012 as reported by the OTCQB Link, giving effect to the reverse stock split, (ii) transaction costs of 10% of the total proceeds, and (iii) the aggregate transaction bonus pool of $2,101,807. Mr. Holleran would be entitled to receive 50% of the transaction bonus pool.

(5)
Assuming (i) a sale in which the holders of our common stock receive per share sales consideration of $23.40 per share, which represented the closing price of our common stock on March 31, 2012 as reported by the OTCQB Link, giving effect to the reverse stock split, (ii) transaction costs of 10% of the total proceeds, and (iii) the aggregate transaction bonus pool of $2,101,807. Mr. Rapisand would be entitled to receive 30% of the transaction bonus pool.

Compensation of Directors

        The following table sets forth compensation information for our directors who are not named executive officers for our fiscal year ended March 31, 2012.

Name	Fees Earned or Paid in Cash ($)	Series D Stock Awards ($)	Option Awards ($)	Total ($)
Brian E. Usher-Jones(1)	—	10,000	29,036	39,036
Andrea Goren(2)	—	10,000	30,281	40,281
Thomas F. Leonardis(3)	—	10,000	30,281	40,281
Kent Misemer(4)	—	4,000	2,937	6,937
F. Ben Irwin(5)	—	10,000	27,376	37,376

(1)
As of March 31, 2012, an aggregate of 10,000 Series D Preferred Stock awards and 4,548 option awards were outstanding.

(2)
As of March 31, 2012, an aggregate of 10,000 Series D Preferred Stock awards and 4,676 option awards were outstanding.

(3)
As of March 31, 2012, an aggregate of 10,000 Series D Preferred Stock awards and 4,676 option awards were outstanding.

(4)
As of March 31, 2012, an aggregate of 4,000 Series D Preferred Stock awards and 1,250 option awards were outstanding.

(5)
As of March 31, 2012, an aggregate of 10,000 Series D Preferred Stock awards and 4,001 option awards were outstanding.

Director Independence

        Our board of directors has determined that each of Brian E. Usher-Jones, F. Ben Irwin and Kent Misemer are independent directors as that term is defined under current listing standards of NASDAQ.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain actual and pro forma information regarding the beneficial ownership of our capital stock as of September 13, 2012 giving effect to our 1-for-400 reverse split of our common stock completed on such date by (i) each person known by us to be the beneficial owner of more than 5% of any class of our voting securities, (ii) each of our directors, (iii) each of our "named executive officers" and (iv) our directors and executive officers as a group. The pro forma information gives effect to the automatic conversion of all of our preferred stock into common stock upon consummation of the offering (excluding shares of common stock issuable in connection with dividends with respect to our preferred stock from September 14, 2012 through the consummation of this offering). The pro forma as adjusted information gives effect to the automatic conversion of all our preferred stock into common stock upon consummation of the offering and the sale by us of 1,700,000 shares of common stock in this offering at an assumed offering price of $5.92 per share (excluding shares of common stock issuable in connection with dividends with respect to our preferred stock from September 14, 2012 through the consummation of this offering).

        Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of determining the applicable percentage of beneficial ownership of our common stock, we have assumed that each series of our convertible preferred stock outstanding has been converted in full into common stock. All share ownership figures include shares of our common stock issuable upon securities convertible or exchangeable into shares of our common stock within sixty (60) days of September 13, 2012, which are deemed outstanding and beneficially owned by such person for purposes of computing his or her percentage ownership, but not for purposes of computing the percentage ownership of any other person.

				Series A Preferred Stock Beneficially Owned
							Series B Preferred Stock Beneficially Owned										Pro Forma As Adjusted Common Stock Beneficially Owned
									Series C Preferred Stock Beneficially Owned			Series D Preferred Stock Beneficially Owned			Pro Forma Common Stock Beneficially Owned
	Common Stock Beneficially Owned
				Number of Shares of Series A Preferred Stock			Number Of Shares of Series B Preferred Stock		Number of Shares of Series C Preferred Stock			Number of Shares of Series D Preferred Stock
Name of Beneficial Owner(1)	Number of Shares(2)		Percentage of Class(3)			Percentage of Class(4)		Percentage of Class(5)			Percentage of Class(6)			Percentage of Class(7)	Number of Shares(8)	Percentage of Class	Number of Shares(9)	Percentage of Class
Philip S. Sassower	1,005,098	(10)	42.5%	44,708,384	(23)	71.1%	—	—	4,320,000	(26)	25.3%	5,225,535	(30)	34.2%	2,876,302	44.9%	2,876,302	35.5%
Mark Holleran	25,410	(11)	1.1%	—		—	—	—	—		—	57,539		*	30,693	*	30,693	*
Michael J. Rapisand	12,908	(12)	*	147,059		*	—	—	—		—	34,523		*	20,043	*	20,043	*
Brian E. Usher-Jones	17,087	(13)	*	—		—	—	—	—		—	126,627		*	28,714	*	28,714	*
Andrea Goren	670,984	(14)	29.1%	31,032,014	(24)	49.4%	—	—	3,520,000	(27)	20.6%	2,565,933	(31)	16.8%	1,894,815	29.8%	1,894,815	23.5%
Thomas F. Leonardis	3,701	(15)	*	—		—	—	—	—		—	10,423		*	4,658	*	4,658	*
Kent Misemer	12,614	(16)	*	—		—	—	—	—		—	195,164	(32)	1.3%	30,535	*	30,535	*
F. Ben Irwin	3,027	(17)	—	—		—	—	—	—		—	10,423		*	3,984	*	3,984	*
Phoenix Venture Fund LLC	624,031	(18)	27.4%	31,032,014	(24)	49.4%	—	—	3,320,000	(28)	19.4%	2,341,655	(33)	15.3%	1,818,654	28.8%	1,818,654	22.7%
110 East 59th Street New York, NY 10022
Alex and James Goren	188,872	(19)	8.5%	4,357,708	(25)	6.9%	—	—	800,000	(29)	4.7%	1,434,259	(34)	9.4%	472,508	7.5%	472,508	5.9%
150 East 52nd Street New York, NY 10022
Leonard Pearlman, JAM Capital Assoc. LLC and New Giles LLC	55,468	(20)	2.5%	1,130,137		1.8%	—	—	1,000,000		5.9%	326,413		2.1%	158,981	2.5%	158,981	2.0%
112 W 56th Street New York, NY 10019
William Freas	30,918		1.4%	—		—	2,941,177	38.0%	—		—	—		—	110,954	1.8%	110,954	1.4%
c/o Joseph Gunnar & Co. 30 Broad Street New York, NY 10004
James J. O'Donnell	87,281	(21)	3.9%	780,655		1.2%	—	—	900,000		5.3%	708,619		4.6%	212,160	3.4%	212,160	2.7%
845 UN Plaza New York, NY 10017
Hamir Realty Co.	14,014		*	—		—	—	—	1,070,000		6.3%	—		—	60,102	1.0%	60,102	*
12 E 49th Street New York, NY 10017
Fifty-Ninth Street Investors LLC	12,566		*	—		—	—	—	1,000,000		5.9%	—		—	55,640	*	55,640	*
110 E 59th Street New York, NY 10022
Ross Irvine	13,162		*	—		—	1,000,000	12.9%	200,000		1.2%	—		—	48,988	*	48,988	*
c/o Sky Capital LLC 110 Wall Street New York, NY 10005
All directors and executive officers as a group (8 persons)(22)	1,103,109		45.1%	44,855,443		71.3%	—	—	4,520,000		26.5%	5,755,142		37.7%	3,035,522	46.8%	3,035,522	37.1%

*
Represents less than 1% of class or combined classes.

(1)
Except as otherwise indicated above, the address of each stockholder identified is c/o Xplore Technologies Corp., 14000 Summit Drive, Suite 900, Austin, Texas 78728. Except as indicated in the other footnotes to this table, each person named in this table has sole voting and investment power with respect to all shares of stock beneficially owned by that person.

(2)
Shares issuable pursuant to options and warrants that are exercisable, or convertible securities that are convertible, within 60 days of September 13, 2012 are deemed outstanding for the purposes of computing the percentage of shares owned by the beneficial owner, but are not deemed outstanding for purposes of computing the percentage of shares owned by any other person.

(3)
Based upon 2,195,234 shares of our common stock, including 752,168 shares outstanding as of September 13, 2012 and assuming the conversion of 62,873,781 shares of our Series A Preferred Stock that are convertible into common stock at a conversion ratio of approximately 0.0057 as of September 13, 2012, 7,732,040 shares of our Series B Preferred Stock that are convertible into common stock at a conversion ratio of approximately 0.0055 as of September 13, 2012, 17,074,000 shares of our Series C Preferred Stock that are convertible into common stock at a conversion ratio of 0.0050 as of September 13, 2012 and 15,275,252 shares of our Series D Preferred Stock that are convertible into common stock at a conversion ratio of 0.0625 as of September 13, 2012, each issued and outstanding as of September 13, 2012. The shares of our preferred stock vote with our common stock on an as converted basis.

(4)
Based on 62,873,781 shares of Series A Preferred Stock issued and outstanding as of September 13, 2012.

(5)
Based on 7,732,040 shares of Series B Preferred Stock issued and outstanding as of September 13, 2012.

(6)
Based on 17,074,000 shares of Series C Preferred Stock issued and outstanding as of September 13, 2012.

(7)
Based on 15,275,252 shares of Series D Preferred Stock issued and outstanding as of September 13, 2012.

(8)
Gives effect to (i) our 1-for-400 reverse stock split, and (ii) the automatic conversion of all our preferred stock into common stock upon consummation of the offering at the following conversion rates: Series A Preferred Stock at 0.0327, Series B Preferred Stock at 0.0327, Series C Preferred Stock at 0.0481 and Series D Preferred Stock at 0.1543.

(9)
Gives effect to the pro forma adjustments and assumes the sale of 1,700,000 shares of common stock in the offering.

(10)
Includes 48,755 shares of common stock issuable upon conversion of shares of Series A Preferred Stock, 5,004 shares of common stock issuable upon conversion of shares of Series C Preferred Stock and 110,319 shares of common stock issuable upon conversion of shares of Series D Preferred Stock owned of record by Mr. Sassower, 28,625 shares of common stock that Mr. Sassower has the right to acquire upon exercise of outstanding warrants within 60 days after September 13, 2012, 3,051 shares of common stock that Mr. Sassower has the right to acquire upon exercise of outstanding options within 60 days after September 13, 2012, 12,229 shares of common stock owned of record, 29,649 shares of common stock issuable upon conversion of shares of Series A Preferred Stock and 60,152 shares of common stock issuable upon conversion of shares of Series D Preferred Stock owned of record by Phoenix Enterprises Family Fund, LLC, an entity controlled by Mr. Sassower, 23,048 shares of common stock that Phoenix Enterprises Family Fund LLC has the right to acquire upon exercise of outstanding warrants within 60 days after September 13, 2012, 9,772 shares of common stock issuable upon conversion of shares of Series D Preferred Stock owned of record by SG Phoenix LLC, an entity in which Mr. Sassower and Mr. Goren share voting and dispositive power, and 26,875 shares of common stock that SG Phoenix LLC has the right to acquire upon exercise of outstanding warrants within 60 days after September 13, 2012. Also includes 624,031 shares of common stock beneficially owned by Phoenix, for which Mr. Sassower and Mr. Goren are the co-managers of the managing member. Mr. Sassower disclaims any beneficial ownership of the shares held by Phoenix, except to the extent of his pecuniary interest, if any, in such shares.

(11)
Includes 16,250 shares of common stock that Mr. Holleran has the right to acquire upon exercise of outstanding options within 60 days after September 13, 2012, 3,125 shares of common stock that Mr. Holleran has the right to acquire upon exercise of an outstanding warrant within 60 days after September 13, 2012 and 3,596 shares of common stock issuable upon conversion of shares of Series D Preferred Stock owned of record by Mr. Holleran.

(12)
Includes 6,250 shares of common stock that Mr. Rapisand has the right to acquire upon exercise of outstanding options within 60 days after September 13, 2012, 1,875 shares of common stock that Mr. Rapisand has the right to acquire upon exercise of an outstanding warrant within 60 days after September 13, 2012, 843 shares of common stock issuable upon conversion of shares of Series A Preferred Stock owned of record by Mr. Rapisand and 2,158 shares of common stock issuable upon conversion of shares of Series D Preferred Stock owned of record by Mr. Rapisand.

(13)
Includes 2,923 shares of common stock that Mr. Usher-Jones has the right to acquire upon exercise of outstanding options within 60 days after September 13, 2012, 6,250 shares of common stock that Mr. Usher-Jones has the right to acquire upon exercise of an outstanding warrant within 60 days after September 13, 2012 and 7,914 shares of common stock issuable upon conversion of shares of Series D Preferred Stock owned of record by Mr. Usher-Jones.

(14)
Includes 1,359 shares of common stock owned of record, 1,001 shares of common stock issuable upon conversion of shares of Series C Preferred Stock and 3,594 shares of common stock issuable upon conversion of shares of Series D Preferred Stock owned of record by Andax, LLC, for which Mr. Goren is the manager, 625 shares of common stock that Andax LLC has the right to acquire upon exercise of outstanding warrants within 60 days after September 13, 2012, 3,051 shares of common stock that Mr. Goren has the right to acquire upon exercise of outstanding options within 60 days after September 13, 2012, 9,772 shares of common stock issuable upon conversion of shares of Series D Preferred Stock owned of record by SG Phoenix LLC, an entity in which Mr. Sassower and Mr. Goren share voting and dispositive power, and 26,875 shares of common stock that SG Phoenix LLC has the right to acquire upon exercise of outstanding warrants within 60 days after September 13, 2012. Also includes 624,031 shares of common stock beneficially owned by Phoenix, for which Mr. Sassower and Mr. Goren are the co-managers of the managing member. Mr. Goren disclaims any beneficial ownership of the shares held by Phoenix, except to the extent of his pecuniary interest, if any, in such shares.

(15)
Includes 3,051 shares of common stock that Mr. Leonardis has the right to acquire upon exercise of outstanding options within 60 days after September 13, 2012 and 650 shares of common stock issuable upon conversion of shares of Series D Preferred Stock owned of record by Mr. Leonardis.

(16)
Includes 417 shares of common stock that Mr. Misemer has the right to acquire upon exercise of outstanding options within 60 days after September 13, 2012, 260 shares of common stock issuable upon conversion of shares of Series D Preferred Stock owned of record by Mr. Misemer and 11,937 shares of common stock issuable upon conversion of shares of Series D Preferred Stock owned of record by The Kent A. Misemer Revocable Trust (12/24/92), for which Mr. Misemer is a trustee.

(17)
Includes 2,376 shares of common stock that Mr. Irwin has the right to acquire upon exercise of outstanding options within 60 days after September 13, 2012 and 651 shares of common stock issuable upon conversion of shares of Series D Preferred Stock owned of record by Mr. Irwin.

(18)
Includes 86,000 shares of common stock that Phoenix has the right to acquire upon exercise of outstanding warrants within 60 days after September 13, 2012, 177,902 shares of common stock issuable upon conversion of shares of Series A Preferred Stock, 16,612 shares of common stock issuable upon conversion of shares of Series C Preferred Stock and 146,353 shares of common stock issuable upon conversion of shares of Series D Preferred Stock owned of record by Phoenix. Voting and dispositive power over these shares is held equally by Philip Sassower and Andrea Goren. Messrs. Sassower and Goren disclaim any beneficial ownership of the shares held by Phoenix, except to the extent of their respective pecuniary interest, if any, in such shares.

(19)
Consists of 30,993 shares of common stock owned of record, 18,687 shares of common stock issuable upon conversion of shares of Series A Preferred Stock owned of record, 4,003 shares of common stock issuable upon conversion of shares of Series C Preferred Stock and 89,641 shares of common stock issuable upon conversion of shares of Series D Preferred Stock owned of record by JAG Multi Investment LLC, 30,923 shares of common stock that JAG Multi Investment LLC has the right to acquire upon exercise of outstanding warrants within 60 days after September 13, 2012 and 8,330 shares of common stock owned of record and 6,295 shares of common stock issuable upon conversion of shares of Series A Preferred Stock owned of record by Goren Brothers LP. Voting and dispositive power over these shares is held equally by Alex Goren and James Goren.

(20)
Includes 6,750 shares of common stock that Mr. Pearlman and JAM Capital Associates LLC, an entity controlled by Mr. Pearlman, have the right to acquire upon exercise of outstanding warrants within 60 days after September 13, 2012, 6,479 shares of common stock issuable upon conversion of shares of Series A Preferred Stock owned of record by Mr. Pearlman 5,004 shares of common stock issuable upon conversion of shares of Series C Preferred Stock owned of record by Mr. Pearlman and 20,401 shares of common stock issuable upon conversion of shares of Series D Preferred Stock owned of record by Mr. Pearlman and JAM Capital Associates LLC.

(21)
Includes 20,000 shares of common stock that Mr. O'Donnell has the right to acquire upon exercise of outstanding warrants within 60 days after September 13, 2012, 4,475 shares of common stock issuable upon conversion of shares of Series A Preferred Stock, 4,503 shares of common stock issuable upon conversion of shares of Series C Preferred Stock and 44,289 shares of common stock issuable upon conversion of shares of Series D Preferred Stock owned of record by Mr. O'Donnell.

(22)
Includes 45,701 shares of common stock our directors and executive officers have the right to acquire upon exercise of outstanding options within 60 days after September 13, 2012, 86,048 shares of common stock our directors and executive officers have the right to acquire upon exercise of outstanding warrants within 60 days after September 13, 2012, 79,248 shares of common stock issuable upon conversion of shares of Series A Preferred Stock owned of record by our directors and executive officers, or entities controlled by them, 6,004 shares of common stock issuable upon conversion of shares of Series C Preferred Stock owned of record by our directors and executive officers, or entities controlled by them and 213,343 shares of common stock issuable upon conversion of shares of Series D Preferred Stock owned of record by our directors and executive officers, or entities controlled by them. Also includes 624,031 shares of common stock beneficially owned by Phoenix, in which Mr. Sassower and Mr. Goren are the co-managers of the managing member. Mr. Sassower and Mr. Goren each disclaim any beneficial ownership of the shares held by Phoenix, except to the extent of their respective pecuniary interest, if any, in such shares.

(23)
Includes 5,171,847 shares of Series A Preferred Stock owned of record by Phoenix Enterprises Family Fund, LLC, an entity controlled by Mr. Sassower. Also includes 31,032,014 shares of Series A Preferred Stock owned of record by Phoenix, in which Mr. Sassower is the co-manager of the managing member. Mr. Sassower disclaims any beneficial ownership of the shares held by Phoenix, except to the extent of his pecuniary interest, if any, in such shares.

(24)
Consists of 31,032,014 shares of Series A Preferred Stock owned of record by Phoenix. Voting and dispositive power over these shares is held equally by Philip Sassower and Andrea Goren. Messrs. Sassower and Goren disclaim any beneficial ownership of the shares held by Phoenix, except to the extent of their respective pecuniary interest, if any, in such shares.

(25)
Consists of 3,259,723 shares of Series A Preferred Stock owned of record by JAG Multi Investment LLC and 1,097,985 shares of Series A Preferred Stock owned of record by Goren Brothers LP. Voting and dispositive power over these shares is held equally by Alex Goren and James Goren.

(26)
Consists of 3,320,000 shares of Series C Preferred Stock owned of record by Phoenix, for which Mr. Sassower is the co-manager of the managing member. Mr. Sassower disclaims any beneficial ownership of the shares held by Phoenix, except to the extent of his pecuniary interest, if any, in such shares.

(27)
Consists of 200,000 shares of Series C Preferred Stock owned of record by Andax LLC, for which Mr. Goren is the manager. Also includes 3,320,000 shares of Series C Preferred Stock owned of record by Phoenix, for which Mr. Goren is the co-manager of the managing member. Mr. Goren disclaims any beneficial ownership of the shares held by Phoenix, except to the extent of his pecuniary interest, if any, in such shares.

(28)
Consists of 3,320,000 shares of Series C Preferred Stock owned of record by Phoenix. Voting and dispositive power over these shares is held equally by Philip Sassower and Andrea Goren. Messrs. Sassower and Goren disclaim any beneficial ownership of the shares held by Phoenix, except to the extent of their respective pecuniary interest, if any, in such shares.

(29)
Consists of 800,000 shares of Series C Preferred Stock owned of record by JAG Multi Investment LLC. Voting and dispositive power over these shares is held equally by Alex Goren and James Goren.

(30)
Includes 962,431 shares of Series D Preferred Stock owned of record by Phoenix Enterprises Family Fund, LLC, an entity controlled by Mr. Sassower, and 156,350 shares of Series D Preferred Stock owned of record by SG Phoenix LLC, an entity in which Mr. Sassower and Mr. Goren share voting and dispositive power. Also includes 2,341,655 shares of Series D Preferred Stock owned of record by Phoenix, for which Mr. Sassower is the co-manager of the managing member. Mr. Sassower disclaims any beneficial ownership of the shares held by Phoenix, except to the extent of his pecuniary interest, if any, in such shares.

(31)
Consists of 57,505 shares of Series D Preferred Stock owned of record by Andax LLC, for which Mr. Goren is the manager, and 156,350 shares of Series D Preferred Stock owned of record by SG Phoenix LLC, an entity in which Mr. Sassower and Mr. Goren share voting and dispositive power. Also includes 2,341,655 shares of Series D Preferred Stock owned of record by Phoenix, for which Mr. Goren is the co-manager of the managing member. Mr. Goren disclaims any beneficial ownership of the shares held by Phoenix, except to the extent of his pecuniary interest, if any, in such shares.

(32)
Consists of 4,168 shares of Series D Preferred Stock owned of record by Mr. Misemer and 190,996 shares of Series D Preferred Stock owned of record by The Kent A. Misemer Revocable Trust (12/24/92), for which Mr. Misemer is a trustee.

(33)
Consists of 2,341,655 shares of Series D Preferred Stock owned of record by Phoenix. Voting and dispositive power over these shares held equally by Philip Sassower and Andrea Goren. Messrs. Sassower and Goren disclaim any beneficial ownership of the shares held by Phoenix, except to the extent of their respective pecuniary interest, if any, in such shares.

(34)
Consists of 1,434,259 shares of Series D Preferred Stock owned of record by JAG Multi Investment LLC. Voting and dispositive power over these shares is held equally by Alex Goren and James Goren.

TRANSACTIONS WITH RELATED PERSONS

Certain Relationships and Related Transactions

Our Fiscal Year Ended March 31, 2010

        On April 30, 2009, our board of directors granted options to our executive officers to purchase an aggregate of 7,712 shares of common stock, to our other employees to purchase an aggregate of 4,451 shares of common stock and to our directors to purchase an aggregate of 1,241 shares of common stock. The options are exercisable for five years, have an exercise price of $40.00 per share and vest annually in equal installments over three years beginning on the first anniversary of the date of grant.

        On May 29, 2009, we entered into the twelfth amendment to our revolving credit facility (which we refer to as the twelfth amendment) with our commercial lender at the time. Pursuant to the twelfth amendment, among other things, we arranged for our commercial lender to provide up to $1 million of additional availability in excess of our borrowing base, based on a supporting irrevocable standby letter of credit (which we refer to as the Supporting Letter of Credit) issued by a bank (which we refer to as the Issuing Bank), and supported by an account owned by Philip Sassower, our Chairman and Chief Executive Officer, and Susan Sassower, the wife of Philip Sassower (which we refer to as the Supporting Letter of Credit Applicants) in favor of the commercial lender, in the amount of $1,000,000.

        In order to induce the Supporting Letter of Credit Applicants to cause the Issuing Bank to issue the Supporting Letter of Credit, we entered into a Credit Reimbursement, Compensation and Security Agreement, dated as of May 29, 2009 (which we refer to as the Letter of Credit Agreement), with the Supporting Letter of Credit Applicants whereby we agreed to (i) reimburse the Supporting Letter of Credit Applicants for all costs and expenses incurred by the Supporting Letter of Credit Applicants in connection with the issuance of the Supporting Letter of Credit and the entry into the Letter of Credit Agreement and the Twelfth Amendment, (ii) reimburse the Supporting Letter of Credit Applicants for all payments made by the Supporting Letter of Credit Applicants to the Issuing Bank in connection with any drawings made our lender under the Supporting Letter of Credit; (iii) provide certain compensation to the Supporting Letter of Credit Applicants in connection with the issuance of the Supporting Letter of Credit, including the issuance by us to the Supporting Letter of Credit Applicants of a three-year warrant to purchase 12,500 shares of our common stock at an exercise price of $40.00 per share; and (iv) grant to the Supporting Letter of Credit Applicants a security interest in all of our assets to secure our obligations to the Supporting Letter of Credit Applicants. The security interest granted by us to the Supporting Letter of Credit Applicants is subordinated to the rights and security interest of our commercial lender under the Loan Agreement and senior to the rights and security interest of the other note holders. Upon an event of default, as set forth in the Letter of Credit Agreement, the Supporting Letter of Credit Applicants could exercise all remedies permitted by the Letter of Credit Agreement or at law or in equity, subject to the subordination agreement with our commercial lender.

        On June 10, 2009, we granted to each of our directors options to purchase 375 shares of common stock, at an exercise price of $60.00 per share, in lieu of cash compensation payable to the directors for their service to us for the fiscal year ended March 31, 2009. Such options were fully vested as of the date of grant and are exercisable for five years. On June 10, 2009, we also granted to each director options to purchase 375 shares of common stock, at an exercise price of $60.00 per share, for services to be rendered to us for the 2010 fiscal year. Those options fully vested on March 31, 2010 and are exercisable for five years.

        On June 10, 2009, we issued to SG Phoenix LLC, which is co-managed by Mr. Sassower (our Chairman and Chief Executive Officer) and Andrea Goren (a director), a warrant to purchase up to 3,750 shares of our common stock, with an exercise price of $60.00 per share, in lieu of cash compensation payable to SG Phoenix LLC for its services to us for our fiscal year ended March 31, 2009. Such warrant was fully vested on the date of grant. On June 10, 2009, we also issued to SG Phoenix LLC a warrant to purchase up to 3,750 shares of our common stock, with an exercise price of $60.00 per share, for services to be rendered to us for our fiscal year ended March 31, 2010. Such warrant vested on March 31, 2010. Mr. Sassower and Mr. Goren share voting and dispositive power over the shares held by SG Phoenix LLC.

        On July 27, 2009, we issued to note purchasers three-year warrants to purchase an aggregate of up to 10,225 shares of our common stock at an exercise price of $40.00 per share as consideration for the note purchasers subordinating their security interests in favor of the Supporting Letter of Credit Applicants. As a result, Phoenix received a warrant to purchase an additional 2,350 shares of our common stock, Phoenix Enterprises Family Fund LLC received a warrant to purchase an additional 1,794 shares of our common stock and JAG Multi Investments LLC, a principal stockholder of the Company, received a warrant to purchase an additional 1,794 shares of our common stock. The warrants are fully vested.

        On September 30, 2009, we raised $300,000 in a private placement with JAG Multi Investments LLC through the issuance of a secured demand note and warrants to purchase up to 3,750 shares of our common stock at $40.00 per share. On October 13, 2009, we raised $170,000 in a private placement with Philip Sassower, our Chairman and Chief Executive Officer, through the issuance of a secured demand note and warrants to purchase up to 2,125 shares of our common stock at $40.00 per share.

        On November 5, 2009, we entered into a note purchase agreement pursuant to which we could issue up to $3,300,000 of senior secured subordinated promissory notes (which we refer to as the Senior Notes) and warrants (which we refer to as the Warrants) to purchase up to 82,500 shares of our common stock at an exercise price of $40.00 per share. Pursuant to the note purchase agreement, we issued Senior Notes in the aggregate principal amount of $3,210,000 and Warrants to purchase 80,250 shares of our common stock in two separate closings on November 5, 2009 and November 9, 2009. The Senior Notes were due and payable in full on December 31, 2011 and bore interest at the rate of 10% per annum. Interest on the Senior Notes could be paid in cash or, at our option, in shares of our common stock. The Senior Notes were secured by all of our assets. The indebtedness under the Senior Notes and the security interest granted to the holders of the Senior Notes were subordinated to the rights and security interest of our senior lender at the time, but were senior to the indebtedness held by the note purchasers who purchased notes in the Fall of 2008 and the Spring of 2009. The Warrants issued to the Senior Note purchasers were exercisable beginning on January 15, 2010 and expire on January 14, 2013. Mr. Sassower, our Chairman and Chief Executive Officer, purchased $1,000,000 of the Senior Notes and Warrants to purchase 25,000 shares of common stock in the November 2009 private placement of Senior Notes. The Senior Note and Warrant issued to Mr. Sassower were purchased with $830,000 in cash and the conversion of the demand note issued to him in October 2009.

        On November 5, 2009, we and a majority-in-interest of the purchasers in a Fall 2008 financing and a Spring 2009 financing, including Phoenix, agreed to extend the maturity date of the secured subordinated promissory notes issued to them from December 31, 2010 to December 31, 2011 and extend the expiration date of warrants to purchase 100,225 shares of our common stock issued in connection with such notes from February 27, 2012 to January 14, 2013. In addition, on November 5, 2009, Philip S. Sassower and Susan Sassower reduced the total number of warrants issued to them in connection with the Letter of Credit, Agreement from 12,500 warrants to 3,500 warrants. On November 5, 2009, Mr. Sassower also reduced the total number of warrants issued to him in connection with the demand note issued to him in October 2009 from 2,125 warrants to 125 warrants. On November 5, 2009, JAG Multi Investments LLC also reduced the total number of warrants issued to it in connection with the secured demand note in the principal amount of $300,000 issued to it on September 30, 2009 from 3,750 warrants to 375 warrants.

        At March 31, 2010, outstanding promissory notes previously to Phoenix were in the aggregate principal amount of $3,700,000. For the years ended March 31, 2010 and 2009, interest expense of $340,000 and $121,000, respectively, was recognized and paid through the issuance of an aggregate of 9,387 and 4,033, respectively, shares of our common stock.

Our Fiscal Year ended March 31, 2011

        On August 18, 2010, in connection with an interim financing, which we refer to as the Bridge Financing, we entered into an amendment to the Note Purchase Agreement dated as of November 5, 2009. Pursuant to the amendment, we could issue and sell to Phoenix and other purchasers, in the sole discretion of Phoenix, up to an additional $2,000,000 of principal amount of our senior secured subordinated promissory notes and warrants to purchase up to 71,429 shares of our common stock at an exercise price of $28.00 per share. Between August 18, 2010 and November 3, 2010, we issued notes with the principal amount of $850,000, and warrants to purchase 53,125 shares of our common stock, to Phoenix in the Bridge Financing. We received $850,000 in gross proceeds for the notes and warrants.

        On August 18, 2010, the Company and its wholly owned subsidiary Xplore Technologies Corporation of America (which we refer to, together with the Company, as the Borrowers) entered into an amendment to the Note Purchase Agreement dated November 5, 2009, which amended a previously executed note purchase agreement. Such amendment provided that upon the approval of Phoenix in its sole discretion, the Borrowers may issue up to an additional $2,000,000 in aggregate principal amount of senior secured promissory notes (which we refer to as the Bridge Notes), and three-year warrants to purchase up to 71,429 shares of Common Stock at an exercise price of $28.00 per share (which we refer to as the Bridge Warrants) under the original Note Purchase Agreement. The Bridge Notes and Bridge Warrants may be issued by the Borrowers in multiple closings.

        On September 2, 2010, we issued a senior secured subordinated promissory note in the original principal amount of $600,000, and a warrant to purchase 21,429 shares of common stock to Phoenix pursuant to an amendment to the Note Purchase Agreement dated as of November 5, 2009, which was executed on August 18, 2010.

        On November 3, 2010, we increased the total additional principal amount of our senior secured subordinated notes that we could issue and sell in the Bridge Financing to $3,000,000 and reduced the exercise price of the warrants to purchase shares of our common stock issued in the Bridge Financing from $28.00 to $16.00. In addition, we agreed that all of the warrants previously issued in the Bridge Financing would be amended to reduce their exercise price from $28.00 per share to $16.00 per share.

        On November 3, 2010, we also entered into an exchange agreement with Phoenix, our principal stockholder, Philip Sassower, our Chief Executive Officer, and entities controlled by Mr. Sassower, and other parties representing a majority in interest of our then outstanding secured subordinated indebtedness pursuant to which we agreed to exchange all of our outstanding senior secured subordinated and secured subordinated indebtedness, including the notes issued in the Bridge Financing, at the time of closing into shares of our Series D Preferred Stock, at an exchange price of $1.00 per share for each $1.00 of such indebtedness.

        On December 16, 2010, pursuant to the exchange agreement, Phoenix exchanged $1,940,000 in principal amount of our promissory notes for shares of our Series D Preferred Stock. For the year ended March 31, 2011, interest expense of $112,000 was recognized and paid to Phoenix through the issuance of 37,760 shares of our Series D Preferred Stock and 2,533 shares of our common stock.

        On December 16, 2010, immediately prior to the issuance of the Series D Preferred Stock pursuant to the exchange agreement, the Borrowers issued a promissory note in the principal amount of $1,177,500 to Phoenix, together with warrants to purchase 73,594 shares of Common Stock. The Borrowers received $1,177,500 in gross proceeds therefor. Phoenix had previously purchased bridge notes in the aggregate principal amount of $850,000. In connection with the financing, Phoenix issued participation interests in one or more bridge notes in the aggregate principal amount of $1,027,500 and one or more bridge warrants to purchase an aggregate amount of 64,219 shares of Common Stock. The bridge notes were exchanged for shares of Series D Preferred Stock pursuant to the exchange agreement.

        On December 16, 2010, pursuant to the exchange agreement, JAG Multi Investments LLC, exchanged $1,018,000 in principal amount of our promissory notes for shares of our Series D Preferred Stock. For the year ended March 31, 2011, interest expense of $91,000 was recognized and paid to JAG Multi Investments LLC through the issuance of 21,464 shares of the Company's Series D Preferred Stock and 2,342 shares of the Company's common stock.

        On December 16, 2010, pursuant to the exchange agreement, Mr. Sassower exchanged $1,000,000 in principal amount of our promissory notes for shares of our Series D Preferred Stock. For the year ended March 31, 2011, interest expense of $90,000 was recognized and paid to Mr. Sassower through the issuance of 21,095 shares of our Series D Preferred Stock and 2,301 shares of our common stock, respectively.

        On December 16, 2010, pursuant to the exchange agreement, Phoenix Enterprises Family Fund LLC, an entity controlled by Mr. Sassower, exchanged $718,000 in principal amount of our promissory notes for shares of our Series D Preferred Stock. For the year ended March 31, 2011, interest expense of $64,000 was recognized and paid to Phoenix Enterprises Family Fund LLC through the issuance of 15,136 shares of our Series D Preferred Stock and 1,651 shares of our common stock.

        In connection with our exchange of approximately 9.4 million of outstanding subordinated secured promissory notes for our Series D Preferred Stock on December 16, 2010, we paid SG Phoenix LLC a structuring fee of $100,000 in cash and issued SG Phoenix LLC a three-year warrant to purchase 6,250 shares of our common stock at an exercise price of $16.00 per share.

        On February 23, 2011, in connection with our issuance of 1,000,000 shares of our Series D Preferred Stock and warrants in a private placement, we paid SG Phoenix LLC, an affiliate of our principal stockholder, a structuring fee of $50,000 in cash and issued SG Phoenix LLC a three-year warrant to purchase 3,125 shares of our common stock at an exercise price of $16.00 per share. The Series D Preferred Stock and warrants, and the shares of Common Stock issuable thereunder, were offered and sold to 23 investors, including Brian Usher-Jones, a director of the Company, and Phoenix Enterprises Family Fund LLC, an entity affiliated with Philip S. Sassower, the Company's Chairman of the Board and Chief Executive Officer.

Our Fiscal Year Ended March 31, 2012

        On August 4, 2011, our board of directors approved an award of 150,000 shares of Series D Preferred Stock, which fully vested on March 31, 2012, to SG Phoenix LLC, an affiliate of our principal stockholder, for services rendered during the year ended March 31, 2012. The fair value of the Series D Preferred Stock was $150,000 and stock compensation expense of $150,000 was recorded for the year ended March 31, 2012.

        On October 14, 2011, we raised net proceeds of $2,182,000 in a private placement through the issuance of 2,320,000 shares of our Series D Preferred Stock. Philip Sassower, our Chairman of the Board and Chief Executive Officer, purchased 500,000 shares of our Series D Preferred Stock in the private placement and The Kent A. Misemer Revocable Trust (12/24/92) for which Kent Misemer, who became a member of our board of directors in November 2011, serves as trustee purchased 175,000 shares of our Series D Preferred Stock in the private placement. In connection with the private placement of the Series D Preferred Stock, we paid SG Phoenix LLC an administrative fee of $100,000 in cash and a warrant to purchase 6,250 shares of our common stock at an initial exercise price of $16.00 per share. The warrant expires on October 13, 2014.

        During the fiscal year ended March 31, 2012, we purchased approximately $503,000 in components for our tablet PCs from Ember Industries, Inc., a contract electronics manufacturer. Thomas F. Leonardis, a member of our board of directors, is the Chief Executive Officer, and the majority shareholder, of Ember Industries. We purchase the components from Ember Industries pursuant to standard purchase orders at Ember Industries' standard prices. A special committee of disinterested members of our board of directors reviewed, approved and ratified our purchase of component parts from Ember Industries on the described terms.

Other

        On June 12, 2012, our board of directors approved the payment of $150,000 in fees, to be paid monthly in the amount of $12,500, to SG Phoenix LLC, an affiliate of our principal stockholder, for services to be rendered during the year ending March 31, 2013.

        During the three months ended June 30, 2012 and 2011, the Company purchased approximately $176,000 and $63,000, respectively, in components for the Company's tablet PCs from Ember Industries, Inc., a contract manufacturer. Thomas F. Leonardis, a member of the Company's Board of Directors, is the Chief Executive Officer, and the majority shareholder, of Ember Industries. The Company purchased the components from Ember Industries pursuant to standard purchase orders at Ember Industries' standard prices. The disinterested members of the Company's Board of Directors reviewed, approved and ratified the Company's purchase of component parts from Ember Industries on the described terms.

DESCRIPTION OF CAPITAL STOCK

        Except as otherwise indicated, all share and per share information included under this "Description of Capital Stock" heading does not give effect to the automatic conversion of all our preferred stock into common stock, which will occur upon consummation of the offering.

        As of September 13, 2012, there were 752,168 shares of common stock, 62,873,781 shares of Series A Preferred Stock, 7,732,040 shares of Series B Preferred Stock, 17,074,000 shares of Series C Preferred Stock and 15,275,252 shares of Series D Preferred Stock issued and outstanding. Immediately following the consummation of the offering, the conversion of our preferred stock into common stock, and the sale by us of 1,700,000 shares of common stock in this offering, we expect to have approximately 7,966,036 shares of common stock outstanding and no shares of preferred stock outstanding. Immediately following the offering, we expect to have 15,000,000 shares of common stock authorized and approximately 7,966,036 shares issued and outstanding (excluding shares of common stock issuable in connection with dividends with respect to our preferred stock from September 14, 2012 through the consummation of this offering) and 5,000,000 shares of preferred stock authorized and none outstanding.

Common Stock

        We are currently authorized to issue one billion three hundred fifty million (1,350,000,000) shares, par value $0.001 per share, of common stock (of which 752,168 shares are outstanding as of September 13, 2012). Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, provided that all accrued and unpaid dividends have been paid to the holders of our preferred stock.

        So long as our current preferred stock is outstanding, upon liquidation, dissolution or winding up, the holders of common stock are entitled to receive, after payment of any liquidation preference to our holders of preferred stock, proportionately with the holders of our Series D Preferred Stock, our net assets available after the payment of all debts and other liabilities. Holders of common stock have no pre-emptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be impacted by, the rights of the holders of shares of our Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and any other series of preferred stock that we may designate or issue in the future. Each series of our outstanding preferred stock will be converted into shares of our common stock automatically upon consummation of this offering.

Series A, B and C Preferred Stock

        Our board of directors is authorized to issue up to sixty four million (64,000,000) shares of Series A Preferred Stock (of which 62,873,781 shares are issued and outstanding as of September 13, 2012), ten million (10,000,000) shares of Series B Preferred Stock (of which 7,732,040 shares are issued and outstanding as of September 13, 2012) and twenty million (20,000,000) shares of Series C Preferred Stock (of which 17,074,000 shares are issued and outstanding as of September 13, 2012). So long as our current preferred stock is outstanding, our Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively, have the following rights and privileges:

        Voting.    Each share of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, respectively, is entitled to vote together with our other shareholders on an as-converted basis, and not as a separate class, except as required by law or our amended and restated certificate of incorporation. In addition, with respect to our Series A Preferred Stock only, so long as at least 10% of the shares of Series A Preferred Stock originally issued remain outstanding (approximately 6,347,289 shares), our holders of our Series A Preferred Stock are entitled to vote, separately as a class, to designate two members of our board of directors (which we refer to as the Preferred Directors).

        So long as at least 10% of the shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock (approximately 6,347,289 shares of Series A Preferred Stock, 998,851 shares of Series B Preferred Stock and 1,527,400 shares of Series C Preferred Stock) originally issued remain outstanding, we may not, without the consent of the holders of a majority of the voting power of each of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, respectively, take any of the following actions:

  (1)
  amend, alter or repeal any provision of our amended and restated certificate of incorporation or By-laws in a manner adverse to the respective holders of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock;

  (2)
  create, authorize or issue any class or series of shares unless the same ranks junior to the Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock, respectively, with respect to liquidation and dividends;

  (3)
  increase the authorized number of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock; or

  (4)
  purchase or redeem or pay or declare any dividend on any shares of capital stock other than dividends on Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock as authorized in our amended and restated certificate of incorporation.

        In addition, with respect to Series A Preferred Stock only, so long as at least 10% of the shares of Series A Preferred Stock originally issued remain outstanding, we may not, without the consent of the holders of a majority of the voting power of the Series A Preferred Stock, take any of the following actions:

  (1)
  liquidate, dissolve or wind-up the affairs of our Company, or effect any deemed liquidation event (as that term is defined below);

  (2)
  create or authorize any debt security unless such debt security has received the prior approval of our board of directors, including the Preferred Directors;

  (3)
  increase or decrease the size of our board of directors; or

  (4)
  terminate the employment of our Chief Executive Officer, President or Chief Financial Officer or hire or appoint anyone to such offices.

        Dividends.    The Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock carry an annual 7.5% per annum dividend, payable quarterly, subject to the approval of the stock exchange or securities exchange or quotation system which on the date of determination constitutes the principal securities market for our common stock, in cash or the number of shares of common stock determined by dividing (i) the aggregate amount of the dividend then payable by (ii) the volume weighted average trading price of the common stock over the 10 trading days ending on the third trading day immediately preceding the dividend payment date, less a discount of 25% of the volume weighted average trading price of the common stock.

        Liquidation Preference.    In the event of any liquidation, dissolution or winding up of our Company (which we refer to as a Liquidation), the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively, will be entitled to receive, in preference to the holders of our common stock, but junior to the holders of our Series D Preferred Stock, and pari passu with the other holders of our Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, an amount equal to the greater of $0.34 per each share of Series A Preferred Stock, $0.34 per each share of Series B Preferred Stock or $0.50 per each share of Series C Preferred Stock, respectively (plus an amount equal to any accrued and unpaid dividends, or such amount per share as would have been payable had each share of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred stock, respectively, been converted into a share of common stock immediately prior to the Liquidation) (which we refer to respectively as the Series A Liquidation Preference, Series B Liquidation Preference or Series C Liquidation Preference). A merger or consolidation (other than one in which shareholders of our Company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) and a sale, lease, transfer or other disposition of all or substantially all of our assets will be treated as a liquidation event (which we refer to as a deemed liquidation event) and will also trigger the payment of the Series A Liquidation Preference, Series B Liquidation Preference or Series C Liquidation Preference, respectively, unless the holders of the applicable Series of Preferred Stock elect otherwise.

        Optional Conversion.    As of September 13, 2012, our shares of Series A Preferred Stock will convert at a 0.0057-for-1 basis, shares of our Series B Preferred Stock will convert at a 0.0055-for-1 basis and shares of our Series C Preferred Stock will convert on a 0.0050-for-1 basis into shares of common stock at any time at the option of the holder, subject to adjustment for stock dividends, splits, combinations and similar events.

        Mandatory Conversion.    Each share of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, respectively, will automatically be converted into shares of common stock at the then applicable conversion rate upon:

  (1)
  the closing of a firm commitment public offering of our common stock with a price of not less than $340.00 per share (subject to adjustment for dividends, splits, combinations and similar events) and net proceeds to our Company of not less than $20,000,000;

  (2)
  the vote or written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock; or

  (3)
  in the case of our Series B Preferred Stock and Series C Preferred Stock, the conversion of 100% of the Series A Preferred Stock.

        On September 13, 2012, we received a written consent from holders representing a majority of the voting power of the outstanding shares of Series A Preferred Stock consenting to the conversion, upon consummation of this offering, of each share of Series A Preferred Stock then outstanding into shares of common stock. As a result of such consent, upon consummation of this offering each series of our outstanding preferred stock will automatically convert into shares of common stock at the following conversion rates: Series A Preferred Stock (0.0327-to-1 basis); Series B Preferred Stock (0.0327-to-1 basis); Series C Preferred Stock (0.0481-to-1 basis) and Series D Preferred Stock (0.1543-to-1 basis).

Series D Preferred Stock

        Our board of directors is authorized to issue up to twenty million (20,000,000) shares of Series D Preferred Stock (of which 15,275,252 shares are issued and outstanding as of September 13, 2012). So long as our Series D Preferred Stock is outstanding, our Series D Preferred Stock has the following rights and privileges:

        Voting.    Each share of Series D Preferred Stock is entitled to vote together with our other shareholders on an as-converted basis, and not as a separate class, except as required by law or our amended and restated certificate of incorporation. In addition, so long as at least 10% of the shares of Series D Preferred Stock originally issued remain outstanding (approximately 949,837 shares of Series D Preferred Stock), we may not, without the consent of the holders of a majority of the voting power of the Series D Preferred Stock, take any of the following actions:

  (1)
  amend, alter or repeal any provision of our amended and restated certificate of incorporation or By-laws in a manner adverse to holders of the Series D Preferred Stock;

  (2)
  create, authorize or issue any class or series of shares unless the same ranks junior to the Series D Preferred Stock with respect to liquidation and dividends or increase the authorized number of shares of Series D Preferred Stock;

  (3)
  increase the number of authorized shares of Series D Preferred Stock; or

  (4)
  purchase or redeem or pay or declare any dividend on any shares of capital stock other than dividends on Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock as authorized in our amended and restated certificate of incorporation;

        Dividends.    The dividend rate for the Series D Preferred Stock is 10% per annum of the original issue price of the Series D Preferred Stock. The dividends for the Series D Preferred Stock are paid at the Company's option, in cash or additional shares of Series D Preferred Stock valued at $1.00 per share. No dividends will be paid on the Company's Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or common stock so long as any dividends on the Series D Preferred Stock remain unpaid.

        Liquidation Preference.    In the event our Company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of the Series D Preferred Stock will be entitled to receive liquidating distributions in the amount of $1.00 per share plus any accrued and unpaid dividends. After receipt of the liquidation preference, the shares of Series D Preferred Stock will participate with our common stock in remaining liquidation proceeds (after payment of the Series A Liquidation Preference, Series B Liquidation Preference and Series C Liquidation Preference, including accrued and unpaid dividends) pro rata on an as-converted basis. A merger or consolidation (other than one in which shareholders of our Company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) and a sale, lease, transfer or other disposition of all or substantially all of our assets will be treated as a liquidation event and will also trigger the payment of the Series D Liquidation Preference, unless the holders of the Series D Preferred Stock elect otherwise.

        Optional Conversion.    Our shares of Series D Preferred Stock will convert at a 0.0625-for-1 basis into shares of common stock at any time at the option of the holder, subject to adjustment for stock dividends, splits, combinations and similar events.

        Mandatory Conversion.    Each share of Series D Preferred Stock will automatically be converted into shares of common stock at the then applicable conversion rate upon:

  (1)
  the closing of a firm commitment public offering of our common stock with a price of not less than $340.00 per share (subject to adjustment for dividends, splits, combinations and similar events) and net proceeds to our Company of not less than $20,000,000;

  (2)
  the conversion of 100% of the Series A Preferred Stock; or

  (3)
  the vote or written consent of the holders of a majority of the then outstanding shares of Series D Preferred Stock.

        On September 13, 2012, we received a written consent from holders representing a majority of the voting power of the outstanding shares of Series A Preferred Stock consenting to the conversion, upon consummation of this offering, of each share of Series A Preferred Stock then outstanding into shares of common stock. As a result of such consent, upon consummation of this offering each series of our outstanding preferred stock will automatically convert into shares of common stock at the following conversion rates: Series A Preferred Stock (0.0327-to-1 basis); Series B Preferred Stock (0.0327-to-1 basis); Series C Preferred Stock (0.0481-to-1 basis) and Series D Preferred Stock (0.1543-to-1 basis).

Options/Warrants

        As of September 13, 2012, options to purchase a total of 151,639 shares of common stock were issued and outstanding under our Amended Share Option Plan and 2009 Stock Plan, of which 70,034 are exercisable at a weighted average exercise price of $30.26 per share, and warrants to purchase an aggregate of 419,356 shares of our common stock were issued and outstanding, with exercise prices ranging from $16.00 to $36.04 and expiration dates ranging from July 2012 through May 13, 2015. The warrants have cashless exercise provisions and standard provisions for the adjustment of the exercise price to prevent dilution, including in the event we issue additional securities at a purchase price less than the then current exercise price of the warrants.

Anti-Takeover Provisions of our Amended and Restated Certificate of Incorporation and Bylaws

        Our amended and restated certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, the amended and restated certificate of incorporation and bylaws, as applicable, among other things:

  •
  provide our board of directors with the ability to alter our bylaws without stockholder approval;

  •
  provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum;

  •
  provide our board of directors with the ability to issue additional shares of preferred stock without stockholder approval; and

  •
  provide that we must elect two board designees nominated by the holders of our Series A Preferred Stock.

        Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our Company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

        However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

UNDERWRITING

        Aegis Capital Corp. is acting as the sole manager of the offering and as representative of the underwriters (the "Representative"). We have entered into an underwriting agreement dated    •    , 2012 with the Representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name of Underwriter	Number of Shares
Aegis Capital Corp.	•

Total	•

        The underwriters are committed to purchase all the shares of common stock offered by us other than those covered by the option to purchase additional shares described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters' obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers' certificates and legal opinions.

        We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

        The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of    •    additional shares (15% of the shares sold in this offering) from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $    •    and the total net proceeds, before expenses, to us will be $    •    .

Discounts

        The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share		Total Without Over-Allotment Option		Total With Full Over-Allotment Option
Public offering price	$	•	$	•	$	•
Underwriting discount	$	•	$	•	$	•
Non-accountable expense allowance	$	•	$	•	$	•
Proceeds, before expenses, to us	$	•	$	•	$	•

        The underwriters propose to offer the shares offered by us to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares to other

securities dealers at such price less a concession of $    •    per share. If all of the shares offered by us are not sold at the public offering price, the Representative may change the offering price and other selling terms by means of a supplement to this prospectus.

        We have agreed to pay the Representative a non-accountable expense allowance of 1% of the public offering price (not including the over-allotment option) at the closing. We have paid an expense deposit of $50,000 to the Representative, which will be applied against such non-accountable expense allowance.

        We have also agreed to pay the following expenses of the Representative relating to the offering: (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an aggregate amount of approximately $14,200; (b) all fees incurred in clearing this offering with FINRA; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the Representative, including the reasonable fees and expenses of the Representative's blue sky counsel up to $10,000; (d) $20,000 for the underwriters' use of Ipreo's book-building, prospectus tracking and compliance software for this offering; and (e) $20,000 of Aegis's actual accountable road show expenses for the offering.

        We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount, will be approximately $1,294,804.

Discretionary Accounts

        Aegis does not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

        Pursuant to certain "lock-up" agreements, we, our executive officers and directors, and certain of our stockholders, have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, enter into any swap, hedge or similar arrangement that transfers to another, in whole or in part, the economic risk of ownership of, directly or indirectly engage in any short selling of any common stock or securities convertible into or exchangeable or exercisable for, any common stock, without the prior written consent of the Representative, for a period of ninety (90) days from the date of this prospectus.

Underwriters' Warrants

        We have agreed to issue to the underwriters warrants to purchase up to a total of 85,000 shares of common stock (5% of the shares of common stock sold in this offering, excluding the over-allotment option). The warrants will be exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(i). The warrants are exercisable at a per share price equal to 125% of the public offering price per share in the offering. The warrants have been deemed compensation by FINRA and are therefore subject to a 180 day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriters (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the offering.

        The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Right of First Refusal

        Until twelve months after the effective date of the offering, the Representative will have a right of first refusal to act as lead underwriter for any future public or private equity offering during such twelve month period, provided that if the Representative fails to accept our financing proposal within 15 days, the Representative will have no further claim or right of first refusal with respect to such financing proposal unless we subsequently modify the proposal in any material respect, in which case the Representative will have a 15-day right of first refusal with respect to any materially modified proposal. If the Representative accepts our financing proposal but fails to complete the financing within the agreed upon period, the Representative will lose its right of first refusal with respect to any future equity offering by us.

Electronic Offer, Sale and Distribution of Shares

        A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members. The Representative may agree to allocate a number of shares to underwriters and selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Stabilization

        In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

  •
  Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

  •
  Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares or common stock or preventing or retarding a decline in the market price of our shares or common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the NASDAQ Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive market making

        In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on The NASDAQ Capital Market or on the OTCQB in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

        Certain of the underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees.

Offer restrictions outside the United States

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

  Australia

        This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the

Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

  China

        The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People's Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to "qualified domestic institutional investors."

  European Economic Area—Belgium, Germany, Luxembourg and Netherlands

        The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC ("Prospectus Directive"), as implemented in Member States of the European Economic Area (each, a "Relevant Member State"), from the requirement to produce a prospectus for offers of securities.

        An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

          (a)   to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

          (b)   to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

          (c)   to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

          (d)   in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

  France

        This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers ("AMF"). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

        This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

        Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d'investisseurs) acting for their own account, as defined in and in accordance with

Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

        Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

  Ireland

        The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the "Prospectus Regulations"). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

  Israel

        The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

  Italy

        The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ—$$—Aga e la Borsa, "CONSOB" pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 ("Decree No. 58"), other than:

  •
  to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 ("Regulation no. 1197l") as amended ("Qualified Investors"); and

  •
  in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

        Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

  •
  made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

  •
  in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

        Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

  Japan

        The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the "FIEL") pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

  Portugal

        This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are "qualified investors" (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

  Sweden

        This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are "qualified investors" (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

  Switzerland

        The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

        This document is personal to the recipient only and not for general circulation in Switzerland.

  United Arab Emirates

        Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

        No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

  United Kingdom

        Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended ("FSMA")) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to "qualified investors" (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

        Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

        In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 ("FPO"), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together "relevant persons"). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

 TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC, Operations Center, 6201 15th Avenue, Brooklyn, New York 11219, telephone number (800) 937-5449.

LEGAL MATTERS

        The validity of the securities offered hereby has been passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Certain legal matters in connection with this offering have been passed upon for the underwriters by Kramer Levin Naftalis & Frankel LLP.

EXPERTS

        The consolidated balance sheets of Xplore Technologies Corp. as of March 31, 2012 and 2011, and the related consolidated statements of operations, statements of stockholders' equity (deficit), and statements of cash flows for each of the years in the two-year period ended March 31, 2012 and 2011 have been audited by PMB Helin Donovan, LLP, an independent registered public accounting firm, as set forth in its report appearing herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits of the registration statement. For further information with respect to us and the securities being offered under this prospectus, we refer you to the registration statement, including the exhibits and schedules thereto.

        You may read and copy the registration statement of which this prospectus is a part at the SEC's Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC's Public Reference Room. In addition, the SEC maintains an Internet web site, which is located at www.sec.gov , which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC's Internet web site. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

XPLORE TECHNOLOGIES CORP.

Index to Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

To the Board of Directors and
Stockholders of Xplore Technologies Corp.:

        We have audited the accompanying consolidated balance sheets of Xplore Technologies Corp. and its subsidiary (collectively the "Company") as of March 31, 2012 and 2011 as well as the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Xplore Technologies Corp. and its subsidiary as of March 31, 2012 and 2011, including the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ PMB Helin Donovan, LLP

Austin, TX
June 25, 2012, except for the effects of the reverse stock split discussed in Note 15 to the consolidated financial
statements, as to which the date is September 14, 2012

XPLORE TECHNOLOGIES CORP.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2012	March 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$199	$168
Accounts receivable, net	8,393	2,682
Inventory, net	3,969	3,754
Prepaid expenses and other current assets	99	201

Total current assets	12,660	6,805
Fixed assets, net	363	467

	$13,023	$7,272

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Short-term indebtedness	$—	$566
Accounts payable and accrued liabilities	6,583	2,908

Total current liabilities	6,583	3,474
Commitments and contingencies	—	—
STOCKHOLDERS' EQUITY (DEFICIT):
Series A Preferred Stock, par value $0.001 per share; authorized 64,000; shares issued 62,874 and 62,874, respectively	63	63
Series B Preferred Stock, par value $0.001 per share; authorized 10,000; shares issued 7,732 and 8,232, respectively	8	8
Series C Preferred Stock, par value $0.001 per share; authorized 20,000; shares issued 17,074 and 17,074, respectively	17	17
Series D Preferred Stock, par value $0.001 per share; authorized 20,000; shares issued 14,334 and 10,692, respectively	14	11
Common Stock, par value $0.001 per share; authorized 1,350,000; shares issued 588 and 446, respectively	1	—
Additional paid-in capital	141,957	134,107
Accumulated deficit	(135,620)	(130,408)

	6,440	3,798

	$13,023	$7,272

See accompanying notes to consolidated financial statements.

XPLORE TECHNOLOGIES CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except shares and per share amounts)

	Year Ended March 31,
	2012	2011
Revenue	$27,528	$17,759
Cost of revenue	19,140	12,338

Gross profit	8,388	5,421

Expenses:
Sales, marketing and support	3,763	2,995
Product research, development and engineering	1,525	2,063
General administration	3,337	2,974

	8,625	8,032

Loss from operations	(237)	(2,611)

Other expenses:
Interest expense	(221)	(3,735)
Other	(65)	(43)

	(286)	(3,778)

Net loss	$(523)	$(6,389)
Dividends attributable to Preferred Stock	(4,601)	(2,858)

Net loss attributable to common stockholders	$(5,124)	$(9,247)

Loss per common share	$(1.02)	$(16.71)
Dividends attributable to Preferred Stock	(8.98)	(7.48)

Loss per share attributable to common stockholders, basic and fully diluted	$(10.00)	$(24.19)

Weighted average number of common shares outstanding, basic and fully diluted	512,252	382,308

See accompanying notes to consolidated financial statements.

XPLORE TECHNOLOGIES CORP.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

(in thousands, except share amounts)

	Preferred Series A		Preferred Series B		Preferred Series C		Preferred Series D		Common Shares
											Additional Paid-in Capital	Accumulated Deficit
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount			Total
Balances, March 31, 2010	62,873,781	$63	8,382,041	$8	17,124,000	$17	—	$—	324,907	$—	$119,287	$(121,594)	$(2,219)

Value assigned to warrants issued	—	—	—	—	—	—	—	—	—	—	530	—	530
Shares issued for services	—	—	—	—	—	—	—	—	2,608	—	210	—	210
Shares issued in settlement of liability	—	—	—	—	—	—	170,886	—	22,845	—	874	—	874
Shares issued for ESPP	—	—	—	—	—	—	—	—	1,176	—	28	—	28
Stock-based compensation	—	—	—	—	—	—	—	—	3,177	—	906	—	906
Preferred Series A dividends	—	—	—	—	—	—	—	—	59,030	—	1,344	(1,330)	14
Preferred Series B dividends	—	—	—	—	—	—	—	—	8,022	—	186	(176)	10
Preferred Series C dividends	—	—	—	—	—	—	—	—	23,578	—	537	(531)	6
Preferred Series D dividends	—	—	—	—	—	—	193,889	—	—	—	388	(388)	—
Conversion of promissory notes to Series D Preferred Stock, net of issuance costs of $437	—	—	—	—	—	—	9,327,500	10	—	—	8,881	—	8,891
Sale of Series D Preferred Stock, net of issuance costs of $63	—	—	—	—	—	—	1,000,000	1	—	—	936	—	937
Conversion of Series B Preferred Stock into Common Stock	—	—	(150,001)	—	—	—	—	—	678	—	—	—	—
Conversion of Series C Preferred Stock into Common Stock	—	—	—	—	(50,000)	—	—	—	156	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	(6,389)	(6,389)

Balances, March 31, 2011	62,873,781	$63	8,232,040	$8	17,074,000	$17	10,692,255	$11	446,177	$—	$134,107	$(130,408)	$3,798

Shares issued for services	—	—	—	—	—	—	—	—	2,125	—	50	—	50
Shares issued for ESPP	—	—	—	—	—	—	—	—	1,330	—	37	—	37
Stock-based compensation	—	—	—	—	—	—	109,445	—	1,090	—	872	—	872
Preferred Series A dividends	—	—	—	—	—	—	—	—	88,466	1	1,950	(1,940)	11
Preferred Series B dividends	—	—	—	—	—	—	—	—	11,240	—	251	(243)	8
Preferred Series C dividends	—	—	—	—	—	—	—	—	35,334	—	779	(774)	5
Preferred Series D dividends	—	—	—	—	—	—	1,212,098	1	—	—	1,731	(1,732)	—
Sale of Series D Preferred Stock, net of issuance costs of $138	—	—	—	—	—	—	2,320,000	2	—	—	2,180	—	2,182
Conversion of Series B Preferred Stock into Common Stock	—	—	(500,000)	—	—	—	—	—	2,533	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	(523)	(523)

Balances, March 31, 2012	62,873,781	$63	7,732,040	$8	17,074,000	$17	14,333,798	$14	588,295	$1	$141,957	$(135,620)	$6,440

See accompanying notes to consolidated financial statements.

XPLORE TECHNOLOGIES CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Cash used in operations:
Net loss	$(523)	$(6,389)
Items not affecting cash:
Depreciation and amortization	647	310
Provision for doubtful accounts	(5)	(111)
Amortization of deferred financing costs	—	2,458
Stock-based compensation expense	790	1,055
Equity instruments issued in exchange for services	200	225
Changes in operating assets and liabilities:
Accounts receivable	(5,706)	1,501
Inventory	(215)	(1,460)
Prepaid expenses and other current assets	102	390
Accounts payable and accrued liabilities	3,631	(87)

Net cash used in operating activities	(1,079)	(2,108)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to fixed assets	(543)	(682)

Net cash used in investing activities	(543)	(682)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings	14,550	16,895
Repayment of short-term indebtedness	(15,116)	(16,884)
Net proceeds from issuance of promissory notes	—	1,593
Net proceeds on issuance of Series D Preferred Stock	2,182	937
Net proceeds on issuance of Common Stock	37	28

Net cash provided by financing activities	1,653	2,569

CHANGE IN CASH AND CASH EQUIVALENTS	31	(221)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	168	389

CASH AND CASH EQUIVALENTS, END OF PERIOD	$199	$168

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS:
Payments for interest	$221	$152

Payments for income taxes	$—	$—

Preferred Stock dividends issued in the form of stock	$4,689	$2,425

Payments for interest satisfied with issuance of stock	$—	$874

Conversion of promissory notes to stock	$—	$9,328

See accompanying notes to consolidated financial statements.

XPLORE TECHNOLOGIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

1. DESCRIPTION OF BUSINESS

        Xplore Technologies Corp. (the "Company"), incorporated under the laws of the State of Delaware, is engaged in the business of the development, integration and marketing of rugged mobile wireless PC computing systems. The Company's products enable the extension of traditional computing systems to a range of field and on-site personnel, regardless of location or environment. Using a range of wireless communication mediums together with the Company's rugged computing products, the Company's end-users are able to receive, collect, analyze, manipulate and transmit information in a variety of environments not suited to traditional non-rugged computing devices. The Company's end-users are in the following markets: utilities, telecommunications, warehousing/logistics, public safety, field service, transportation, oil and gas, manufacturing, route delivery, military and homeland security.

2. SIGNIFICANT ACCOUNTING POLICIES

        The consolidated financial statements were prepared using accounting principles generally accepted in the United States of America and reflect the following significant accounting policies:

  a)
  Basis of consolidation and presentation

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Xplore Technologies Corporation of America.

        The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has accumulated significant losses as it has been developing its current and next generation rugged computer products. The Company has had recurring losses. The Company believes that cash flow from operations, together with borrowings from its senior lender and, if needed financial support from Phoenix Venture Fund LLC, a principal stockholder ("Phoenix") together with affiliates, will be sufficient to fund the anticipated operations for fiscal 2013. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern for a reasonable period of time.

        Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. These estimates and assumptions are affected by management's application of accounting policies. Estimates are deemed critical when a different estimate could have reasonably been used or where changes in the estimates are reasonably likely to occur from period to period, and would materially impact the Company's financial condition, changes in financial condition or results of operations. On an ongoing basis, the Company evaluates the estimates, including those related to its revenue recognition, allowance for doubtful accounts, inventory valuation, warranty reserves, tooling amortization, financial instruments, stock-based compensation and income taxes. The estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from management's estimates and assumptions.

XPLORE TECHNOLOGIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share amounts)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

  b)
  Cash and cash equivalents

        Cash and cash equivalents comprise cash and highly liquid investments with original maturities of less than ninety days.

  c)
  Allowance for Doubtful Accounts

        The Company recognizes an allowance for losses on accounts receivable in an amount equal to the estimated probable losses net of recoveries. The allowance is based on an analysis of historical bad debt experience, current receivables aging, and expected future write-offs, as well as an assessment of specific identifiable customer accounts considered at risk or uncollectible. The expense associated with the allowance for doubtful accounts is recognized as general administration expense

  d)
  Inventory

        Inventory is recorded at the lower of average cost or net realizable value. The valuation of inventory requires the use of estimates regarding the amount of current inventory that will be sold and the prices at which it will be sold based on an assessment of expected orders for these products from the Company's customers. Additionally, the estimates reflect changes in the Company's products or changes in demand because of various factors including the market for the Company's products, obsolescence, product discontinuation, technology changes and competition.

  e)
  Fixed assets

        Fixed assets are recorded at cost. The straight line depreciation method is used to depreciate the recorded value of fixed assets over their estimated useful lives.

Fixed Asset	Estimated Useful Lives
Tooling and fixtures	2 years
Office equipment	5 years
Machine equipment	2 years
Leasehold improvements	lesser of 5 years or remaining lease term
Computer equipment	2 years
Computer software	2 years
Demonstration units	6 months

        The Company performs reviews for the impairment of fixed assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable.

  f)
  Revenue recognition

        The Company's revenue is derived from the sale of rugged, mobile technology which includes rugged mobile computers and related accessories. The Company's customers are predominantly resellers. However, the Company also sells directly to end-users. Revenue is recognized, net of an allowance for estimated returns, when title and risks of ownership are transferred to the customer, all significant contractual obligations have been satisfied, the sales price is fixed or determinable and the ability to collect is reasonably assured. The Company's revenue recognition criteria have generally been met when the

XPLORE TECHNOLOGIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share amounts)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

product has been shipped. Shipments are based on firm purchase orders from customers with stated terms. The shipping terms are F.O.B. shipping point. The Company does not have installation, training or other commitments subsequent to shipment that are other than incidental. Prices are determined based on negotiations with the Company's customers and are not subject to adjustment. Generally, the Company does not hold inventory at its resellers and does not expect resellers to hold inventories of the Company's products other than in limited circumstances where such inventory is monitored by the Company. As a result, the Company expects returns to be minimal. The allowance for returns is calculated and regularly reviewed based on historical experience. The Company has not had material adjustments as returns have been minimal. Warranty obligations related to recognized revenue are generally covered by warranty coverage agreements provided by a third party.

  g)
  Cost of revenue

        The Company's cost of revenue consists of the costs associated with manufacturing, assembling and testing its products, related overhead costs, maintenance, compensation, freight and other costs related to manufacturing support, including the depreciation of tooling assets. The Company uses contract manufacturers to manufacture its products and supporting components, and the significant majority of the Company's cost of revenue is attributable to component costs and payments to these contract manufacturers.

        Cost of revenue also includes warranty costs. The Company records warranty liabilities at the time of sale for the estimated costs that may be incurred under its warranty. The specific warranty terms and conditions generally included are technical support, repair parts, and labor for a period that is generally three years. The Company re-evaluates its estimates to assess the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary and any change, based on current information, is recorded as a change in estimate.

        The changes to the warranty liability are as follows:

	Year ended March 31,
	2012	2011
Beginning balance	$88	$—
Aggregate changes for accrual related to guarantees issued	124	126
Aggregate changes to preexisting accruals	—	—
Aggregate reductions for payments made	(46)	(38)

Ending balance	$166	$88

  h)
  Income taxes

        The Company accounts for income taxes in accordance with the asset and liability method. The determination of future tax assets and liabilities is based on the difference between financial statement and income tax bases of assets and liabilities, using enacted tax rates in effect for the period in which the differences are expected to occur. Future tax assets are recorded to recognize tax benefits only to the extent that, based on available evidence, it is more likely than not that they will be realized.

XPLORE TECHNOLOGIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share amounts)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Company periodically assesses uncertain tax positions that the Company has taken or expects to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction). The Company evaluated its tax positions and determined that there were no uncertain tax positions for the years ended March 31, 2012 and 2011.

  i)
  Stock-based compensation

        The Company applies the fair value method of accounting for all of its employee stock-based compensation. The Company uses the Black-Scholes option pricing model to determine the fair value of stock option awards at the date of the issuance of the award. The value is expensed over the vesting period which is generally three years. See Note 9 to these consolidated financial statements for required disclosures.

  j)
  Financial instruments and credit risk

        Financial instruments that potentially subject the Company to credit risk include cash and cash equivalents, accounts receivable and unbilled receivables from customers. Cash is deposited in demand accounts in federally insured domestic institutions to minimize risk. Accounts receivables are generally unsecured. With respect to accounts receivables, the Company performs ongoing credit evaluations of customers and generally does not require collateral.

        Receivables are concentrated with a small number of customers. The Company maintains an allowance for doubtful accounts when deemed necessary. The allowance for doubtful accounts at March 31, 2012 and March 31, 2011 was $33 and $38, respectively.

        The amounts reported for cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, bank indebtedness and promissory notes payable are considered to approximate their fair values based on comparable market information available at the respective balance sheet dates and their short-term nature.

  k)
  Loss per share attributable to common stockholders

        Loss per share attributable to common stockholders has been computed based on the weighted-average number of common shares issued and outstanding during the period, and is calculated by dividing net loss and net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. The effects of the options granted under the Company's share option plan, the exercise of outstanding options, the exercise of outstanding warrants, the conversion of the convertible Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, and other common stock equivalents were excluded from the loss per share attributable to common stockholders calculations for the years presented as their inclusion is anti-dilutive. Accordingly, diluted loss per share attributable to common stockholders has not been presented.

XPLORE TECHNOLOGIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share amounts)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The following securities were not considered in the earnings per share calculation at their common stock equivalent:

	March 31, 2012	March 31, 2011
Series A Preferred Stock	360,446	343,912
Series B Preferred Stock	42,374	43,012
Series C Preferred Stock	85,433	80,956
Series D Preferred Stock	895,862	668,266
Warrants	429,581	434,236
Options	140,870	144,401
Other Common Stock Equivalents	12,750	7,556

	1,967,316	1,722,339

  l)
  Recent accounting pronouncements

        The Company has implemented all new accounting pronouncements that are in effect and that may impact its consolidated financial statements. The Company does not believe that there are any new accounting pronouncements that have been issued that might have a material impact on its consolidated financial position or results of operations.

3. INVENTORY

	March 31,
	2012	2011
Finished goods	$2,915	$2,486
Computer components	1,054	1,268

Total inventory	$3,969	$3,754

XPLORE TECHNOLOGIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share amounts)

4. FIXED ASSETS

	March 31,
	2012	2011
Cost
Tooling and fixtures	$897	$818
Office equipment and leasehold improvements	1,273	1,097
Computer equipment and demonstration units	248	619
Computer software	654	654

	3,072	3,188

Accumulated depreciation
Tooling and fixtures	629	400
Office equipment and leasehold improvements	1,231	1,096
Computer equipment and demonstration units	197	576
Computer software	652	649

	2,709	2,721

Total fixed assets, net	$363	$467

        Depreciation and amortization expense was $647 and $310 during the years ended March 31, 2012 and 2011, respectively.

5. SHORT-TERM INDEBTEDNESS

        On December 10, 2009, the Company's wholly-owned subsidiary entered into an Accounts Receivable Purchasing Agreement (the "ARPA") with DSCH Capital Partners, LLC d/b/a Far West Capital ("FWC"). Pursuant to the ARPA, as amended to date FWC may purchase, in its sole discretion, eligible accounts receivable of the Company's subsidiary on a revolving basis, up to a maximum of $8,500. Under the terms of the ARPA, FWC purchases eligible receivables from the subsidiary with full recourse for the face amount of such eligible receivables, less a discount of 0.52%. FWC retains 15% of the purchase price of the purchased receivables as a reserve amount. The subsidiary is required to pay FWC a monthly cost of funds fee equal to the net funds employed by FWC (i.e., the daily balance of the purchase price of all purchased receivables less the reserve amount, plus any unpaid fees and expenses due from the subsidiary to FWC under the ARPA) multiplied by the annual prime lending rate reported in The Wall Street Journal plus 11.50%, which fees accrue daily. Prior to February 29, 2012, the ARPA provided that advances of up to $1,200 may be based upon eligible accounts receivable resulting from sales outside North America, provided that total funds advanced on such accounts receivable does not exceed 55% of total funds advanced by FWC under the facility and provided further that no single account balance with the Company's subsidiary for an account debtor outside North America may exceed $60 unless the Company's subsidiary purchases credit insurance to cover the amount exceeding $60 for such account debtor. Effective with the February 29, 2012 amendment to the ARPA, accounts receivable resulting from sales outside North America are no longer considered eligible accounts receivable according to the ARPA. On August 26, 2011, the Company's subsidiary and FWC entered into an inventory finance rider to the ARPA (the "Rider") to provide for advances up to $700 based upon eligible finished goods Tablet PC inventory, provided that total funds advanced on such inventory does not exceed 30% of all eligible inventory and

XPLORE TECHNOLOGIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share amounts)

5. SHORT-TERM INDEBTEDNESS (Continued)

provided further that the advances shall at no time exceed 40% of the sum of (1) total funds advanced by FWC under the ARPA and (2) products scheduled to be shipped in satisfaction of customer purchase orders within 90 days. Eligible inventory is valued at the lower of cost or market value. Prior to the execution of the Rider, which gave the Company's subsidiary the ability to receive advances on its inventory, FWC had the ability to purchase eligible purchase orders from the subsidiary, less a discount of 1.00%, under the ARPA. In the December 30, 2011 amendment to the ARPA, the maximum amount of the eligible accounts receivable and purchase orders that FWC may purchase was increased from $4,750 to $8,500.

        The ARPA also provides that FWC has the right to require the subsidiary to repurchase any purchased accounts receivable: (a) if there is a dispute as to the validity of such receivable by the account debtor, (b) if certain covenants, warranties or representations made by the subsidiary with respect to such receivables are breached, (c) upon and during the continuance of an event of default under the ARPA or upon the termination of the ARPA, or (d) if such receivable remains unpaid 90 days after the invoice date. The ARPA has an initial term of one year with automatic renewals for successive one-year periods. Notwithstanding that, FWC may terminate the ARPA at any time upon 150 days prior written notice or without prior notice upon and during the continuance of an event of default.

        The ARPA contains standard representations, warranties, covenants, indemnities and releases for agreements governing financing arrangements of this type. The Company has guaranteed the obligations of its subsidiary under the ARPA pursuant to a corporate guaranty and suretyship. In addition, pursuant to the ARPA, the subsidiary's obligations under the ARPA are secured by a first priority security interest on all assets of the subsidiary. On March 31, 2012, there were no borrowings under the ARPA.

6. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	March 31,
	2012	2011
Accounts payable	$5,219	$1,407
Engineering accrual	30	500
Other accrued liabilities	1,334	1,001

Total	$6,583	$2,908

        The Company's accrued liabilities as of March 31, 2011 included an estimated $398,000 in engineering services related to the development of a rugged notebook PC by an outside supplier during fiscal 2009. The Company was never billed for the services, and the related statutory period lapsed in fiscal 2012. In the fourth quarter of fiscal 2012, the Company eliminated the engineering accrual of $398,000, resulting in a reduction in product research, development and engineering expense.

XPLORE TECHNOLOGIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share amounts)

7. PROMISSORY NOTES

Promissory Note Issuance Date	Balance March 31, 2010	New Issuances	Value Assigned to Warrants	Exchanged for Series D Preferred Stock	Accretion of Non-Cash Interest	Balance March 31, 2011
September 5, 2008	$825	$—	$—	$(1,000)	$175	$—
October 21, 2008	1,624	—	—	(2,000)	376	—
February 27, 2009	410	—	—	(555)	145	—
March 5, 2009	74	—	—	(100)	26	—
March 11, 2009	221	—	—	(300)	79	—
May 26, 2009	69	—	—	(100)	31	—
June 15, 2009	13	—	—	(20)	7	—
July 1, 2009	10	—	—	(15)	5	—
November 5, 2009	2,110	—	—	(3,210)	1,100	—
August 18, 2010	—	250	(151)	(250)	151	—
September 2, 2010	—	600	(363)	(600)	363	—
December 16, 2010	—	1,178	—	(1,178)	—	—

	$5,356	$2,028	$(514)	$(9,328)	$2,458	$—

        On December 16, 2010, all of the Company's senior secured subordinated promissory notes and secured subordinated promissory notes and related accrued interest were exchanged for shares of the Company's Series D Preferred Stock, at an exchange rate of one share for each $1.00 of such indebtedness. The exchange resulted in the issuance of 9,498,366 shares of the Company's Series D Preferred Stock. Prior to their exchange, the Company's senior secured subordinated promissory notes and secured subordinated promissory notes bore interest at the rate of 10% per annum. Interest was payable quarterly and could be paid in cash or, at the option of the Company, in shares of the Company's common stock. The Company elected to pay the interest on the promissory notes with shares of common stock, and therefore, the effective interest rate under the notes was increased by approximately 2.5%. Interest expense for the year ended March 31, 2011 was $677. Payment for the year ended March 31, 2011 was rendered with the issuance of 9,133 and 7,924 shares of common stock in October 2010 and July 2010, respectively, and with the issuance of 170,866 shares of the Company's Series D Preferred stock upon the exchange of the notes in December 2010.

        Warrants issued by the Company prior to fiscal year 2011 in connection with the issuance of the Company's senior secured subordinated promissory notes and secured subordinated promissory notes have been valued separately using the Black Scholes methodology. The fair value calculations assumed a discount rate of approximately 1.40%, volatility of approximately 125%, no dividends and that all of the shares will vest. The relative fair value of the warrants, as compared to the notes, resulted in a value of $3,333 assigned to the warrants issued to the promissory note holders, which was recorded as additional paid-in capital and a discount to the promissory notes. The modifications of the expiration dates of the warrants resulted in recalculations of fair value, which are reflected in the value of $3,333. The discounts were amortized over the terms of the senior secured subordinated promissory notes and secured subordinated promissory notes. Interest expense for the year ended March 31, 2011 attributable to the warrants was $1,944. In connection with the Company's recapitalization, the Company's senior secured subordinated promissory notes and secured subordinated promissory notes were exchanged for equity in

XPLORE TECHNOLOGIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share amounts)

7. PROMISSORY NOTES (Continued)

December 2010 and the amortization period of the discounts accordingly reduced, resulting in an additional $1,458 of interest expense for the year ended March 31, 2011.

        On August 18, 2010, the Borrowers entered into Amendment No. 1 to the Note Purchase Agreement dated as of November 5, 2009, pursuant to which Phoenix and other purchasers, in the sole discretion of Phoenix, could purchase up to $2,000 of principal amount of additional Senior Notes, and warrants to purchase up to 71,429 shares of the Company's common stock at an exercise price of $28.00 per share (the "Bridge Financing"). On August 18, 2010, pursuant to the amendment, the Borrowers raised $250 in a private placement with Phoenix through the issuance of a Senior Note in the principal amount of $250 and warrants to purchase 8,929 shares of the Company's common stock. On September 2, 2010, the Borrowers raised $600 in a second private placement with Phoenix through the issuance of another Senior Note in the principal amount of $600 and warrants to purchase 21,429 shares of the Company's common stock.

        On November 3, 2010, the Borrowers entered into Amendment No. 2 to the Note Purchase Agreement dated as of November 5, 2009 which provided that, upon Phoenix's approval, the Borrowers would issue up to an aggregate principal amount of $3,000 in additional Senior Notes in the Bridge Financing and that the exercise price of the warrants issued in connection with the Bridge Financing would be $16.00 per share. In addition, under the amendment the warrants to purchase 30,357 shares of the Company's common stock at $28.00 per share previously issued in the Bridge Financing were replaced with warrants to purchase 53,125 shares of the Company's at $16.00 per share. On December 16, 2010, the Borrowers raised $1,178 in a third private placement with Phoenix through the issuance of another Senior Note in the principal amount of $1,178 and warrants to purchase 73,594 shares of the Company's common stock. In connection with the Bridge Financing, Phoenix issued participation interests in one or more of the Senior Notes in the aggregate principal amount of $1,028 and warrants to purchase an aggregate number of 64,219 shares of the Company's common stock.

        The warrants issued in connection with the Bridge Financing have been valued separately using the Black-Scholes methodology. The fair value calculations assumed a discount rate of approximately 0.77%, volatility of approximately 158%, no dividends and that all of the shares will vest. The relative fair value of the warrants as compared to the notes resulted in a value of $514 assigned to the warrants issued to the note holders that was recorded as additional paid in capital and a discount of the promissory notes. The discounts were amortized over four months. The entire fair value of the warrants issued in the Bridge Financing of $514 was recognized as interest expense during the year ended March 31, 2011.

8. SHARE CAPITAL

        On December 16, 2010, the Company filed an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware. As a result, the Company is now authorized to issue 1,500,000,000 shares of capital stock, consisting of 1,350,000,000 shares of common stock, $.001 par value, and 150,000,000 shares of preferred stock, $.001 par value.

Year-ended March 31, 2012

        On October 14, 2011, the Company raised net proceeds of $2,182 in a private placement through the issuance of 2,320,000 shares of its Series D Preferred Stock. Philip S. Sassower, the Company's Chairman of the Board and Chief Executive Officer, purchased 500,000 shares of Series D Preferred Stock in the

XPLORE TECHNOLOGIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share amounts)

8. SHARE CAPITAL (Continued)

private placement. In connection with the private placement of the Series D Preferred Stock, the Company paid SG Phoenix LLC, an affiliate of our principal stockholder, an administrative fee of $100 in cash and a warrant to purchase 6,250 shares of common stock at an initial exercise price of $16.00 per share. The warrant is substantially similar to the warrants issued with the private placement of 1,000,000 shares of the Series D Preferred Stock on February 23, 2011, except that the warrant expires on October 13, 2014 rather than December 15, 2013.

        During the year ended March 31, 2012, 500,000 shares of Series B Preferred Stock were exchanged for 2,533 shares of common stock.

Year-ended March 31, 2011

        On December 16, 2010, the Company raised $1,178 in private placements through the issuance of secure promissory notes and warrants to purchase up to 73,594 shares of the Company's common stock at $16.00 per share. The terms of the warrants are consistent with the terms of the warrants issued to purchasers of the secured promissory notes previously issued.

        On December 16, 2010, the Company also issued 9,498,366 shares of the Company's Series D Preferred Stock in exchange for all of the Company's outstanding Senior Notes and secured subordinated promissory notes and related accrued interest, at an exchange rate of one share of Series D Preferred Stock for each $1.00 of such indebtedness. The Series D Preferred Stock has a par value of $0.001 and was recorded net of issuance costs of $437.

        On February 23, 2011, the Company raised $1,000 in a private placement through the issuance of 1,000,000 shares of the Company's Series D Preferred Stock and warrants to purchase 62,500 shares of the Company's common stock at $16.00 per share. The terms of the warrants are consistent with the terms of the warrants issued to purchasers of the secured promissory notes previously issued. The Series D Preferred Stock has a par value of $0.001 and was recorded net of issuance costs of $63.

        During the year ended March 31, 2011, 150,001 shares of Series B Preferred Stock were exchanged for 678 shares of common stock, and 50,000 shares of Series C Preferred Stock were exchanged for 156 shares of common stock.

Preferred Stock Dividends and Liquidation Preferences

        Our outstanding shares of Preferred Stock accrue cumulative dividends which are paid quarterly on the first day of June, September, December and March.

        The dividend rate for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock was 5% per annum of the original issue price of the Preferred Stock through November 30, 2010 and the dividend rate was increased to 7.5% per annum of the original issue price for periods after November 30, 2010. The dividends for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are paid in the number of shares of common stock determined by dividing (i) the aggregate amount of the dividend then payable by (ii) the volume weighted average trading price of the common stock over the 10 trading days ending on the third trading day immediately preceding the dividend payment date, less a discount of 25% of the volume weighted average trading price of the common stock.

XPLORE TECHNOLOGIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share amounts)

8. SHARE CAPITAL (Continued)

        The dividend rate for the Series D Preferred Stock is 10% per annum of the original issue price of the Series D Preferred Stock. The dividends for the Series D Preferred Stock are paid at the Company's option, in cash or additional shares of Series D Preferred Stock valued at $1.00 per share. No dividends will be paid on the Company's Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or common stock so long as any dividends on the Series D Preferred Stock remain unpaid.

        The values for dividends paid and dividends accrued and unpaid are determined based on the market prices of the Company's common stock as of the dates of share issuances and accrual multiplied by the equivalent common shares.

        A summary of paid dividends for the years ended March 31, 2012 and 2011 and accrued and unpaid dividends as of March 31, 2012 and 2011 is as follows:

	Dividends
	Paid For Years Ended March 31		Accrued and Unpaid as of March 31
	2012	2011	2012	2011
Series A Preferred Stock	$1,940	$1,330	$201	$262
Series B Preferred Stock	243	176	25	35
Series C Preferred Stock	774	531	80	105
Series D Preferred Stock	1,732	388	178	170

        In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of the Series D Preferred Stock will be entitled to receive liquidating distributions in the amount of $1.00 per share plus any accrued and unpaid dividends. After receipt of the liquidation preference, the shares of Series D Preferred Stock will participate with the common stock in remaining liquidation proceeds (after payment of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock liquidation preferences, including accrued and unpaid dividends) pro rata on an as-converted basis. A merger or consolidation (other than one in which the then current stockholders own a majority of the voting power in the surviving or acquiring corporation) or a sale, lease transfer, exclusive license or other disposition of all or substantially all of the Company's assets will be treated as a liquidation event triggering the liquidation preference. Each series of Series A, Series B and Series C Preferred Stock ranks on parity with each other series of Series A, Series B and Series C Preferred Stock with respect to dividends and liquidation. At March 31, 2012, the liquidation preference values of the Series A, Series B, Series C and Series D Preferred Stock were $21,377, $2,629, $8,537 and $14,334, respectively.

        At March 31, 2012, the conversion rates into common stock for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock were approximately 0.0057, 0.0055, 0.0050 and 0.0625, respectively.

XPLORE TECHNOLOGIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share amounts)

8. SHARE CAPITAL (Continued)

Warrants outstanding

        There were warrants to purchase 429,581 shares of common stock outstanding and fully exercisable at March 31, 2012 as detailed in the table below:

Number of Warrants	Exercise Price(1)	Expiration Date
10,225	$27.49	July 27, 2012
9,375	$31.43	January 30, 2013
186,503	$27.47	January 14, 2013
205,978	$16.00	December 15, 2013
6,250	$16.00	October 13, 2014
7,500	$36.04	June 10, 2014
3,750	$29.50	May 13, 2015

(1)
Exercise price may change subject to anti-dilutive terms.

9. STOCK-BASED COMPENSATION PLAN

  a)
  Stock Options

        In 1995, the Company's board of directors approved a Share Option Plan, which was amended and restated in December 2004, and amended thereafter (as amended, the "Amended Share Option Plan"). The Amended Share Option Plan is administered by the Board of Directors and provides that options may be granted to employees, officers, directors and consultants to the Company. The exercise price of an option is determined at the date of grant and is based on the closing price of the Company's common stock on the stock exchange or quotation system where the common stock is listed or traded on the day preceding the grant. Unless otherwise provided for, the options are exercisable only during the term of engagement of the employee, officer or consultant or during the period of service as a director of the Company.

        On July 28, 2009, the Company's board of directors adopted a 2009 Stock Incentive Plan (as amended, the "2009 Stock Plan"), subject to the approval of the Company's stockholders. The 2009 Stock Plan provides for equity-based awards in the form of incentive stock options and non-statutory options, restricted shares, stock appreciation rights and restricted stock units. Awards are made to selected employees, directors and consultants to promote stock ownership among award recipients, to encourage their focus on strategic long-range corporate objectives, and to attract and retain exceptionally qualified personnel. The 2009 Stock Plan became effective as of June 10, 2009, was amended on November 10, 2009 by the Company's board of directors to increase in the number of shares of the Company's common stock that may be issued under the 2009 Stock Plan to 62,750, and was approved by the Company's stockholders on January 14, 2010. On November 3, 2010, the Company's board of directors amended the 2009 Stock Plan again to increase in the number of shares of the Company's common stock that may be issued under the 2009 Stock Plan to 187,500, subject to the approval of the Company's stockholders, which was received on December 16, 2010.

        At March 31, 2012, the maximum aggregate number of shares of common stock reserved for issuance upon the exercise of all options granted under the Amended Share Option Plan and 2009 Stock Plan may

XPLORE TECHNOLOGIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share amounts)

9. STOCK-BASED COMPENSATION PLAN (Continued)

not exceed an aggregate of 191,848 shares. This amount consists of 187,500 shares under the 2009 Stock Plan and 4,348 under the Amended Share Option Plan, which was the number of shares issuable under outstanding options under the Amended Share Option Plan on the date the 2009 Stock Plan was adopted. The options under the plans generally vest over a 3-year period in equal annual amounts and expire five years after the issuance date.

        A summary of the activity in the Company's Amended Share Option Plan and 2009 Stock Plan during the years ended March 31, 2012 and 2011 is as follows:

	Year ended March 31,
	2012		2011
	Options	Weighted Average Exercise Price (USD$)	Options	Weighted Average Exercise Price (USD$)
Outstanding at beginning of year	144,401	$40.00	42,810	$172.00
Granted	26,500	$24.00	122,662	$24.00
Exercised	—	—	—	—
Forfeited	(30,031)	$84.00	(21,071)	$132.00

Outstanding and expected to vest at end of year	140,870	$28.00	144,401	$40.00

        At March 31, 2012, the total number of shares of common stock issued in connection with the exercise of options since the inception of the Amended Share Option Plan is 1,678 and the total number of shares of common stock issued in connection with the vesting of restricted stock awards under the 2009 Stock Plan is 4,268.

        A summary of the options outstanding and exercisable as at March 31, 2012 is as follows:

	Options Outstanding and Expected to Vest		Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Number Exercisable	Weighted Average Remaining Contractual Life
$16.00 - 23.99	15,813	4.8	189	4.8
$24.00 - 26.99	113,163	4.0	56,715	4.0
$27.00 - 220.84	11,894	3.3	9,194	3.2

	140,870	4.0	66,098	3.9

        At March 31, 2012, the weighted average exercise price of options exercisable is $28.00.

        On May 14, 2010, the Company's board of directors granted an aggregate of 4,588 restricted share awards to certain employees, including all of the Company's executive officers other than the Chief Executive Officer, in lieu of a portion of their cash compensation for fiscal year 2011. On February 23, 2011, the Company's board of directors modified certain awards to the Company's executive officers, replacing the pending grant of 2,750 shares of common stock with 110,000 shares of Series D Preferred

XPLORE TECHNOLOGIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share amounts)

9. STOCK-BASED COMPENSATION PLAN (Continued)

Stock. On March 31, 2011, 1,314 shares of common stock and 110,000 shares of Series D Preferred Stock fully vested. The market value of the common stock was $44.00 on the date of grant and the intrinsic value of the restricted shares of approximately $149 was recognized as compensation expense in fiscal 2011.

        On March 29, 2011, the Company's board of directors granted options to purchase an aggregate of 119,213 shares of common stock were to all employees, directors and certain consultants at an exercise price of $24.00 per share. One-fourth of each grant vested immediately and the remainder will vest annually over three years. In connection with the grant, all of the Company's executive officers other than the Chief Executive Officer voluntarily terminated all rights to outstanding grants aggregating 15,503 shares of common stock. The fair value of the grants with immediate vesting reduced by the voluntarily terminated shares that were not vested resulted in the recognition of approximately $466 of stock compensation expense in the fourth quarter of the year ended March 31, 2011.

        The options have been valued using the Black-Scholes methodology and the calculations for issuances in fiscal 2012 and 2011 assumed discount rates of approximately 0.8% and 1.3%, respectively, volatility of approximately 184% and 184%, respectively, expected terms of approximately three years and no dividends for both years. The Company recorded stock compensation cost of $730 and $1,055 for the years ended March 31, 2012 and 2011, respectively. This expense was recorded in the employee related functional classification.

        Compensation expense has been determined based on the fair value at the grant date for options granted. The weighted-average grant-date fair value of equity options granted during the years ended March 31, 2012 and 2011 was $24.00 per share and $20.00 per share, respectively. The aggregate intrinsic value of options outstanding and options exercisable at March 31, 2012 was $35 and $1, respectively. The future compensation expense to be recognized for unvested option grants at March 31, 2012 is $1,471 which is to be recognized over the next three years.

  b)    Stock Compensation

        On August 4, 2011, the Company's board of directors approved an award of 10,000 shares of the Company's Series D Preferred Stock, which fully vested on March 31, 2012, to each director for services to be rendered during the year ended March 31, 2012. The total fair value of the Series D Preferred Stock was $60 and stock compensation expense of $60 was recorded for the year ended March 31, 2012. The shares of Series D Preferred Stock were issued in April 2012.

  c)    2009 Employee Stock Purchase Plan

        The Company's board of directors approved an employee stock purchase plan that was implemented on January 1, 2009 and approved by the Company's stockholders on November 4, 2009 (the "ESPP"). The offering price per common share and number of common shares purchased for the years ended March 31, 2012 and 2011 are as follows:

	Year Ended March 31,
	2012	2011
Offering Price per Common Share	$28.49	$32.33
Common Shares Purchased	1,719	478

XPLORE TECHNOLOGIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share amounts)

10. INCOME TAXES

        The tax effect of temporary differences that give rise to future income tax assets are as follows:

	Year ended March 31,
	2012	2011
Deferred income tax assets:
Net operating losses	$30,731	$29,018
Accrued liabilities	61	374
Inventory allowance	260	212
Other items	42	13
Valuation allowance	(31,094)	(29,617)

Deferred tax asset	$—	$—

        The provision for income taxes varies from the expected provision at statutory rates for the following reasons:

	Year ended March 31,
	2012	2011
Combined basic US and Canadian statutory rates, respectively	35%	35%

Recovery of income taxes based on the above rates	$(183)	$(2,236)
Increase in income taxes resulting from:
Permanent difference—stock compensation	255	359
Permanent difference—meals & entertainment	13	10
Permanent difference—financing fees	—	860
Change in valuation allowance	(85)	1,007

	$—	$—

        The Company has accumulated net operating losses for income tax purposes totaling approximately $87,803, which under certain conditions, may be carried forward and applied to reduce future year's taxable income. Such losses may be subject to limitation under IRC Section 382 if there was a change in control as defined by the Internal Revenue Service. The potential benefit associated with these losses is not reflected in these statements as management does not believe that recovery is more likely than not. The right to claim these losses will expire beginning 2018.

        Tax years that remain open for examination by the Internal Revenue Service include 2008, 2009, 2010, and 2011. In addition, tax years from 1997 to 2011 may be subject to examination by the Internal Revenue Service to the extent that the Company utilizes the net operating losses from those years in its current or future year tax returns.

XPLORE TECHNOLOGIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share amounts)

11. FINANCIAL INSTRUMENTS AND CREDIT RISK

  Interest rate risk

        At March 31, 2012, the ARPA with FWC has a cost of funds fee interest rate with a variable component based on the Wall Street Journal's prime rate. If the Company borrowed 100% of the facility's available line for a full year and the bank's prime lending rate increased by 1%, the Company's costs under the ARPA will increase by approximately $85.

  Foreign exchange risk

        All of the Company's revenue is, and the significant majority of the Company's expenses are, in United States dollars, and foreign exchange is limited to non-U.S. dollar denominated expenditures in Canadian dollars, which are immaterial in each of the years ended March 31, 2012 and 2011.

  Credit risk

        Information regarding the Company's accounts receivable credit risk is as follows:

As of March 31,	Accounts Receivable (in millions)	Number of Customers with Receivable Balance >10% of Total Receivables	Customer Share as a Percent of Total Receivables	Percentage Share of Total Receivables
2012	$8.4	1	71%	71%
2011	$2.7	3	37%	34%

        The receivable representing 71% of the accounts receivable balance at March 31, 2012 was subsequently collected.

  Supplier Risk

        The Company relies on a single supplier for the majority of its finished goods. At March 31, 2012 and 2011, the Company owed this supplier $3,858 and $971, respectively, recorded as accounts payable and accrued liabilities. The inventory purchases and engineering services from this supplier for the years ended March 31, 2012 and 2011 were $13,687 and $10,453, respectively.

12. SEGMENTED INFORMATION

        The Company operates in one segment, the sale of rugged mobile wireless PC computing systems. Approximately 63% of the Company's revenue for fiscal 2012 was derived from sales in the United States and Canada had approximately 11% of the revenue. For the fiscal year ended March 31, 2011, the United States accounted for 40% of the revenue, Germany had approximately 13% of the revenue and Canada had approximately 12% of the revenue.

XPLORE TECHNOLOGIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share amounts)

12. SEGMENTED INFORMATION (Continued)

        The distribution of revenue by country is segmented as follows:

	Year ended March 31,
	2012	2011
Revenue by country:
United States	$17,363	$7,096
Canada	3,022	2,123
Germany	2,455	2,228
All other countries	4,688	6,312

	$27,528	$17,759

        The Company has a variety of customers and in any given year a single customer can account for a significant portion of sales. For the year ended March 31, 2012, the Company had one customer that had sales that were greater than 10% of total revenue and the customer was located in the United States of America. For the year ended March 31, 2011, the Company had one customer that had sales that were greater than 10% of total revenue and the customer was located in Germany. The percentages of total revenue from these customers are as follows:

Fiscal Year	Total Revenue (in millions)	Number of Customers with Revenue of 10% or greater of Total Revenue	Customer Share as a Percent of Total Revenue	Percentage Share of Total Revenue
2012	$27.5	1	37%	37%
2011	$17.8	1	11%	11%

        Substantially all of the Company's capital assets are owned by its wholly-owned subsidiary, Xplore Technologies Corporation of America, a Delaware corporation. No more than 10% of the Company's assets were located in any country, other than the United States, during each of the years ended March 31, 2012 and 2011.

13. COMMITMENTS AND CONTINGENT LIABILITIES

  a)
  Premises

        The Company leases facilities in Austin, Texas. The current annual lease commitment is $228 and the lease maturity date is August 31, 2014. Rent expense for the years ended March 31, 2012 and 2011 was $232 and $243, respectively.

XPLORE TECHNOLOGIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share amounts)

13. COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

        Minimum annual payments by fiscal year required under all of the Company's operating leases are:

2013	$260
2014	264
2015	124
2016	15

$663

  b)
  Purchase commitment

        At March 31, 2012, the Company had purchase obligations extending into fiscal 2013 of approximately $12,674 related to inventory and product development items.

  c)
  Litigation

        The Company and its subsidiaries are involved in litigation, arising in the ordinary course of business. None of these actions, individually or in the aggregate, are expected to have a material adverse effect on the Company's consolidated financial position or results of operations.

14. RELATED PARTY TRANSACTIONS

        On May 14, 2010, the Company's board of directors approved the issuance of a warrant to purchase 3,750 shares of the Company's common stock at an exercise price of $44.00 per share, which fully vested on March 31, 2011, to SG Phoenix LLC, an affiliate of the Company, for services rendered during the year ending March 31, 2011. The fair value of the warrant was approximately $137 and expense of $137 was recorded for the year ended March 31, 2011.

        In connection with the Company's issuance of its Series D Preferred Stock in exchange for its outstanding subordinated secured promissory notes on December 16, 2010, the Company paid SG Phoenix LLC, an affiliate of our principal stockholder, a structuring fee of $100 in cash and issued SG Phoenix LLC a three-year warrant to purchase 6,250 shares of common stock at an exercise price of $16.00 per share.

        On December 16, 2010, Phoenix exchanged $1,940 in principal amount of the Company's promissory notes for shares of the Company's Series D Preferred Stock. For the year ended March 31, 2011, interest expense of $112 was recognized and paid to Phoenix through the issuance of 37,760 shares of the Company's Series D Preferred Stock and 2,533 shares of the Company's common stock in fiscal 2011.

        On December 16, 2010, Phoenix Enterprises Family Fund LLC, an affiliate, exchanged $718 in principal amount of the Company's promissory notes for shares of the Company's Series D Preferred Stock. For the year ended March 31, 2011, interest expense of $64 was recognized and paid to Phoenix Enterprises Family Fund LLC through the issuance of 15,136 shares of the Company's Series D Preferred Stock and 1,651 shares of the Company's common stock in fiscal 2011.

        On December 16, 2010, JAG Multi Investments LLC, an affiliate, exchanged $1,018 in principal amount of the Company's promissory notes for shares of the Company's Series D Preferred Stock. For the

XPLORE TECHNOLOGIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share amounts)

14. RELATED PARTY TRANSACTIONS (Continued)

year ended March 31, 2011, interest expense of $91 was recognized and paid to JAG Multi Investments LLC through the issuance of 21,464 shares of the Company's Series D Preferred Stock and 2,342 shares of the Company's common stock in fiscal 2011.

        On December 16, 2010, Philip S. Sassower, the Company's Chairman and Chief Executive Officer, exchanged $1,000 in principal amount of the Company's promissory notes for shares of the Company's Series D Preferred Stock. For the year ended March 31, 2011, interest expense of $90 was recognized and paid to Mr. Sassower through the issuance of 21,095 shares of the Company's Series D Preferred Stock and 2,301 shares of the Company's common stock in fiscal 2011.

        On February 23, 2011, Phoenix Enterprises Family Fund LLC, an affiliate, purchased 81,750 shares of Series D Preferred Stock and a three-year warrant to purchase 5,122 shares of common stock at an exercise price of $16.00 per share for $81 and Brian Usher-Jones, a member of the Company's Board of Directors, purchased 100,000 shares of the Series D Preferred Stock and a three year warrant to purchase 6,250 shares of common stock at an exercise price of $16.00 per share for $100.

        On August 4, 2011, the Company's board of directors approved an award of 150,000 shares of Series D Preferred Stock, which fully vested on March 31, 2012, to SG Phoenix LLC, an affiliate of our principal stockholder, for services rendered during the year ended March 31, 2012. The fair value of the Series D Preferred Stock was $150 and stock compensation expense of $150 recorded for the year ended March 31, 2012.

        On October 14, 2011, the Company raised net proceeds of $2,182 in a private placement through the issuance of 2,320,000 shares of its Series D Preferred Stock. Philip Sassower, the Company's Chairman of the Board and Chief Executive Officer, purchased 500,000 shares of Series D Preferred Stock in the private placement. In connection with the private placement of the Series D Preferred Stock, the Company paid SG Phoenix LLC, an affiliate of our principal stockholder, an administrative fee of $100 in cash and a warrant to purchase 6,250 shares of common stock at an initial exercise price of $16.00 per share. The warrant is substantially similar to the warrants issued with the private placement of 1,000,000 shares of the Series D Preferred Stock on February 23, 2011, except that the warrant expires on October 13, 2014 rather than December 15, 2013.

        On October 14, 2011, The Kent A. Misemer Revocable Trust (12/24/92), for which Mr. Misemer, a member of the Company's Board of Directors, is a trustee, purchased in a private placement 175,000 shares of the Series D Preferred Stock for an aggregate purchase price of $175.

        During the fiscal year ended March 31, 2012, the Company purchased approximately $503 in components for the Company's tablet PCs from Ember Industries, Inc., a contract manufacturer. Thomas F. Leonardis, a member of the Company's Board of Directors, is the Chief Executive Officer, and the majority shareholder, of Ember Industries. The Company purchased the components from Ember Industries pursuant to standard purchase orders at Ember Industries' standard prices. The disinterested members of the Company's Board of Directors reviewed, approved and ratified the Company's purchase of component parts from Ember Industries on the described terms.

XPLORE TECHNOLOGIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share amounts)

15. SUBSEQUENT EVENTS (UNAUDITED)

        On June 12, 2012, the Company's Board of Directors approved $10 of fees, to be paid quarterly in the amount of $2.5, to each director for services to be rendered during the year ending March 31, 2013.

        On June 12, 2012, the Company's Board of Directors approved $150 of fees, to be paid monthly in the amount of $12.5, to SG Phoenix LLC, an affiliate of our principal stockholder, for services to be rendered during the year ending March 31, 2013.

        On June 29, 2012, the Company's wholly-owned subsidiary entered into the Fifth Amendment to the ARPA. The Fifth Amendment reduced the discount rate of 0.52% charged on purchased receivables to 0.00%. The Fifth Amendment also lowered the monthly cost of funds fee under the ARPA from the prime rate plus 11.50% to the prime rate plus 10.00%; provided, however, that the fee will increase to the prime lending rate plus 16.00% if our net worth falls below $4,000 as of the end of any fiscal quarter.

        On July 26, 2012, the Company filed a Registration Statement on Form S-1 with respect to a firm commitment public offering of $10 million in shares of common stock, excluding the underwriters' over-allotment option.

        On September 12, 2012, the Company held a special meeting of stockholders to consider and vote upon proposals to approve, among other matters, (i) an amendment to the amended and restated certificate of incorporation to effect a reverse stock split of outstanding common stock in a range of not less than 1-for-325 and not more than 1-for-425 and (ii) amendments to the amended and restated certificate of incorporation to (a) reduce the conversion price of each series of preferred stock and (b) make inapplicable an anti-dilution adjustment that may otherwise be triggered by the reduction of the conversion price of each other series of preferred stock. Each of the proposals were approved by the requisite number of stockholders entitled to vote thereon.

        On September 13, 2012, the Company filed a certificate of amendment to the amended and restated certificate of incorporation with the Secretary of State of the State of Delaware to effect a 1-for-400 reverse split of common stock. The reverse split became effective at 12:01 a.m. on September 13, 2012. In addition, on September 13, 2012, the Company received a written consent from holders representing a majority of the voting power of the outstanding shares of Series A Preferred Stock consenting to the conversion, upon consummation of the proposed public offering, of each share of Series A Preferred Stock then outstanding into shares of common stock. As a result of such consent, upon consummation of the proposed public offering, each series of outstanding preferred stock will automatically convert into shares of common stock at the following reduced conversion rates: Series A Preferred Stock (0.0327-to-1 basis); Series B Preferred Stock (0.0327-to-1 basis); Series C Preferred Stock (0.0481-to-1 basis) and Series D Preferred Stock (0.1543-to-1 basis).

        All of the common stock share numbers, common stock share prices and exercise prices with respect to options and warrants to purchase common stock have been adjusted within these consolidated financial statements, on a retroactive basis, to reflect the 1-for-400 reverse split of common stock but have not been adjusted for the conversion of preferred stock.

        Upon consummation of the proposed offering, the Company's authorized shares will consist of 15,000,000 shares of common stock and 5,000,000 shares of preferred stock.

XPLORE TECHNOLOGIES CORP.

CONSOLIDATED BALANCE SHEETS—UNAUDITED

(in thousands)

	June 30, 2012	March 31, 2012
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,893	$199
Accounts receivable, net	2,469	8,393
Inventory, net	5,475	3,969
Prepaid expenses and other current assets	88	99

Total current assets	10,925	12,660
Fixed assets, net	385	363
Deferred charges	36	—

	$11,346	$13,023

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Short-term indebtedness	$—	$—
Accounts payable and accrued liabilities	3,686	6,583

Total current liabilities	3,686	6,583

Commitments and contingencies
STOCKHOLDERS' EQUITY:
Series A Preferred Stock, par value $0.001 per share; authorized 64,000; shares issued 62,874 and 62,874, respectively	63	63
Series B Preferred Stock, par value $0.001 per share; authorized 10,000; shares issued 7,732 and 7,732, respectively	8	8
Series C Preferred Stock, par value $0.001 per share; authorized 20,000; shares issued 17,074 and 17,074 respectively	17	17
Series D Preferred Stock, par value $0.001 per share; authorized 20,000; shares issued 14,902 and 14,334 respectively	15	14
Common Stock, par value $0.001 per share; authorized 1,350,000; shares issued 641 and 588, respectively	1	1
Additional paid-in capital	143,560	141,957
Accumulated deficit	(136,004)	(135,620)

	7,660	6,440

	$11,346	$13,023

See accompanying notes to unaudited consolidated financial statements.

XPLORE TECHNOLOGIES CORP.

CONSOLIDATED STATEMENTS OF INCOME (LOSS)—UNAUDITED

(In thousands of dollars, except share and per share amounts)

	Three Months Ended June 30,
	2012	2011
Revenue	$9,950	$2,678
Cost of revenue	6,645	2,105

Gross profit	3,305	573

Expenses:
Sales, marketing and support	963	799
Product research, development and engineering	551	486
General administration	886	702

	2,400	1,987

Income (loss) from operations	905	(1,414)

Other expenses:
Interest expense	(62)	(34)
Other	(24)	(15)

	(86)	(49)

Net income (loss)	$819	$(1,463)
Dividends attributable to Preferred Stock	(1,137)	(1,043)

Net loss attributable to common stockholders	(318)	(2,506)

Income (loss) per common share	1.35	(3.20)
Dividends attributable to Preferred Stock	(1.88)	(2.28)

Loss per share attributable to common stockholders, basic and fully diluted	$(0.53)	$(5.48)

Weighted average number of common shares outstanding, basic and fully diluted	605,381	457,186

See accompanying notes to unaudited consolidated financial statements.

XPLORE TECHNOLOGIES CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS—UNAUDITED

(in thousands)

	Three Months Ended June 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Cash provided by (used in) operations:
Net income (loss)	$819	$(1,463)
Items not affecting cash:
Depreciation and amortization	130	118
Allowance for doubtful accounts	11	(13)
Stock-based compensation expense	186	202
Equity instruments issued in exchange for services	—	23
Changes in operating assets and liabilities:
Accounts receivable	5,913	1,348
Inventory	(1,506)	163
Prepaid expenses and other assets	(25)	(124)
Accounts payable and accrued liabilities	(2,693)	(205)

Net cash provided by operating activities	2,835	49

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to fixed assets	(152)	(136)

Net cash used in investing activities	(152)	(136)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings	9,455	4,105
Repayment of short-term indebtedness	(9,455)	(4,053)
Net proceeds from issuance of Common Stock	11	—

Net cash provided by financing activities	11	52

CHANGE IN CASH AND CASH EQUIVALENTS	2,694	(35)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	199	168

CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,893	$133

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS:
Payments for interest	$62	$34

Payments for income taxes	$—	$—

Payment of liabilities through issuance of stock	$204	$160

Preferred Stock dividends issued in the form of stock	$1,203	$1,313

See accompanying notes to unaudited consolidated financial statements.

XPLORE TECHNOLOGIES CORP.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars, except share and per share amounts)

1. DESCRIPTION OF BUSINESS

        Xplore Technologies Corp. (the "Company"), incorporated under the laws of the State of Delaware, is engaged in the business of the development, integration and marketing of rugged mobile wireless PC computing systems. The Company's products enable the extension of traditional computing systems to a range of field and on-site personnel, regardless of location or environment. Using a range of wireless communication mediums together with the Company's rugged computing products, the Company's end-users are able to receive, collect, analyze, manipulate and transmit information in a variety of environments not suited to traditional non-rugged computing devices. The Company's end-users are in the following markets: utilities, telecommunications, warehousing/logistics, public safety, field service, transportation, oil and gas, manufacturing, route delivery, military and homeland security.

2. SIGNIFICANT ACCOUNTING POLICIES

        The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and in accordance with the instructions for Form 10-Q. Accordingly, they do not include all of the information and disclosures required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, these financial statements contain all normal and recurring adjustments considered necessary to present fairly the financial position, results of operations and cash flows for the periods presented. The results for the three month period ended June 30, 2012 are not necessarily indicative of the results to be expected for the full year.

        The consolidated balance sheet at March 31, 2012 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. These accompanying unaudited consolidated financial statements should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the audited consolidated financial statements and related notes, included in the Company's fiscal 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 25, 2012.

  Basis of consolidation and presentation

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Xplore Technologies Corporation of America. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has accumulated significant losses as it has been developing its current and next generation rugged computer products. The Company has had recurring losses. Management believes that the Company's current cash and cash flow from operations, together with borrowings from its senior lender will be sufficient to fund its anticipated operations, working capital and capital spending for the next 12 months. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern for a reasonable period of time.

        Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. These estimates and assumptions are affected by management's application of

XPLORE TECHNOLOGIES CORP.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of dollars, except share and per share amounts)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

accounting policies. Estimates are deemed critical when a different estimate could have reasonably been used or where changes in the estimates are reasonably likely to occur from period to period, and would materially impact the Company's financial condition, changes in financial condition or results of operations. On an ongoing basis, the Company evaluates the estimates, including those related to its revenue recognition, allowance for doubtful accounts, inventory valuation, warranty reserves, tooling amortization, financial instruments, stock-based compensation and income taxes. The estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from management's estimates and assumptions.

3. INVENTORY

	June 30, 2012	March 31, 2012
Finished goods	$2,767	$2,915
Computer components	2,708	1,054

Total inventory	$5,475	$3,969

4. LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

        Loss per share attributable to common stockholders has been computed based on the weighted-average number of shares of common stock issued and outstanding during the period, and is calculated by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding during the period. The effects of the options granted under the Company's option plans, the exercise of outstanding options, the exercise of outstanding warrants and the conversion of the convertible Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock were excluded from the loss per share attributable to common stockholders calculations for the periods presented as their inclusion is anti-dilutive. Accordingly, diluted loss per share attributable to common stockholders has not been presented.

        The following securities were not considered in the loss per share attributable to common stockholders calculations for the three months ended:

	June 30, 2012	June 30, 2011
Series A Preferred Shares	360,446	343,912
Series B Preferred Shares	42,374	40,400
Series C Preferred Shares	85,433	80,956
Series D Preferred Shares	931,400	691,679
Warrants	429,581	434,236
Options	141,677	161,369

	1,990,911	1,752,552

XPLORE TECHNOLOGIES CORP.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of dollars, except share and per share amounts)

5. SHORT-TERM INDEBTEDNESS

        On December 10, 2009, the Company's wholly-owned subsidiary entered into an Accounts Receivable Purchasing Agreement including its amendments, (the "ARPA") with DSCH Capital Partners, LLC d/b/a Far West Capital ("FWC"). Pursuant to the ARPA, FWC may purchase, in its sole discretion, eligible accounts receivable of the Company's subsidiary on a revolving basis, up to a maximum of $8,500. Under the terms of the ARPA, FWC purchases eligible receivables from the subsidiary with full recourse for the face amount of such eligible receivables. FWC retains 15% of the purchase price of the purchased receivables as a reserve amount. The subsidiary is required to pay FWC a monthly cost of funds fee equal to the net funds employed by FWC (i.e., the daily balance of the purchase price of all purchased receivables less the reserve amount, plus any unpaid fees and expenses due from the subsidiary to FWC under the ARPA) multiplied by the annual prime lending rate reported in The Wall Street Journal plus 10.00%, which fees accrue daily. In June 2012, in connection with the reduction of the cost of funds rate and the elimination of the discount to FWC in connection with its purchase of eligible receivables, the Company agreed to a financial covenant requiring that, as of the last day of each fiscal quarter, the Company's subsidiary's net worth (defined as assets minus liabilities) will not be less than $4,000. In the event the Company is unable to maintain the minimum net worth requirement, the monthly cost of funds fee required to be paid to FWC will be increased to equal the net funds employed by FWC multiplied by the lesser of (a) the maximum rate allowed under applicable law and (b) the annual prime lending rate reported in The Wall Street Journal plus 16.0%, which fees accrue daily. On August 26, 2011, the Company's subsidiary and FWC entered into an inventory finance rider to the ARPA (the "Rider") to provide for advances up to $700 based upon eligible finished goods Tablet PC inventory, provided that total funds advanced on such inventory does not exceed 30% of all eligible inventory and provided further that the advances shall at no time exceed 40% of the sum of (1) total funds advanced by FWC under the ARPA and (2) products scheduled to be shipped in satisfaction of customer purchase orders within 90 days. Eligible inventory is valued at the lower of cost or market value. Prior to the execution of the Rider which gave the Company's subsidiary the ability to receive advances on its inventory, FWC had the ability to purchase eligible purchase orders from the subsidiary, less a discount of 1.00% under the ARPA.

        The ARPA also provides that FWC has the right to require the subsidiary to repurchase any purchased accounts receivable: (a) if there is a dispute as to the validity of such receivable by the account debtor, (b) if certain covenants, warranties or representations made by the subsidiary with respect to such receivables are breached, (c) upon and during the continuance of an event of default under the ARPA or upon the termination of the ARPA, or (d) if such receivable remains unpaid 90 days after the invoice date. The ARPA has an initial term of one year with automatic renewals for successive one-year periods. Notwithstanding that, FWC may terminate the ARPA at any time upon 150 days prior written notice or without prior notice upon and during the continuance of an event of default.

        The ARPA contains standard representations, warranties, covenants, indemnities and releases for agreements governing financing arrangements of this type. The Company has guaranteed the obligations of its subsidiary under the ARPA pursuant to a corporate guaranty and suretyship. In addition, pursuant to the ARPA, the subsidiary's obligations under the ARPA are secured by a first priority security interest on all assets of the subsidiary. On June 30, 2012, there were no borrowings under the ARPA.

XPLORE TECHNOLOGIES CORP.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of dollars, except share and per share amounts)

6. SHARE CAPITAL

        On December 16, 2010, the Company filed an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware. As a result, the Company is now authorized to issue 1,500,000,000 shares of capital stock, consisting of 1,350,000,000 shares of common stock, $0.001 par value, and 150,000,000 shares of preferred stock, $0.001 par value.

  Preferred Stock Dividends and Liquidation Preferences

        The Company's outstanding shares of Preferred Stock accrue cumulative dividends which are paid quarterly on the first day of June, September, December and March. The dividend rate for the Company's Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock is 7.5% per annum of the original issue price of the Preferred Stock. The dividends for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are paid in the number of shares of common stock determined by dividing (i) the aggregate amount of the dividend then payable by (ii) the volume weighted average trading price of the common stock over the 10 trading days ending on the third trading day immediately preceding the dividend payment date, less a discount of 25% of the volume weighted average trading price of the common stock.

        The dividend rate for the Series D Preferred Stock is 10% per annum of the original issue price of the Series D Preferred Stock. The dividends for the Series D Preferred Stock are paid at the Company's option in cash or additional shares of Series D Preferred Stock valued at $1.00 per share. The Company has paid the dividends in shares of Series D Preferred Stock. No dividends will be paid on the Company's Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or common stock so long as any dividends on the Series D Preferred Stock remain unpaid.

        The values for dividends paid and dividends accrued and unpaid are determined based on the market prices of the Company's common stock as of the dates of share issuances and accrual multiplied by the respective equivalent common shares.

        A summary of paid dividends for the three months ended June 30, 2012 and 2011 and accrued and unpaid dividends as of June 30, 2012 and 2011 is as follows:

	Dividends
	Paid For Qtr Ended June 30,		Accrued and Unpaid as of June 30,
	2012	2011	2012	2011
Series A Preferred Stock	$551	$526	$194	$133
Series B Preferred Stock	68	69	24	16
Series C Preferred Stock	220	210	78	53
Series D Preferred Stock	364	508	122	100

        In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of the Series D Preferred Stock will be entitled to receive liquidating distributions in the amount of $1.00 per share plus any accrued and unpaid dividends. After receipt of the liquidation preference, the shares of Series D Preferred Stock will participate with the common stock in remaining liquidation proceeds (after payment of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock liquidation preferences, including accrued and unpaid dividends) pro rata on an as-converted basis. A

XPLORE TECHNOLOGIES CORP.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of dollars, except share and per share amounts)

6. SHARE CAPITAL (Continued)

merger or consolidation (other than one in which the then current stockholders own a majority of the voting power in the surviving or acquiring corporation) or a sale, lease transfer, exclusive license or other disposition of all or substantially all of the Company's assets will be treated as a liquidation event triggering the liquidation preference. Each series of Series A, Series B and Series C Preferred Stock ranks on parity with each other series of Series A, Series B and Series C Preferred Stock with respect to dividends and liquidation. At June 30, 2012, the liquidation preference values of the Series A, Series B, Series C and Series D Preferred Stock were $21,377, $2,629, $8,537 and $14,902, respectively.

        At June 30, 2012, the conversion rates into common stock for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock were approximately 0.0057, 0.0055, 0.0050 and 0.0625, respectively.

        During the three months ended June 30, 2011, 500,000 shares of Series B Preferred stock were converted into 2,533 shares of common stock.

Warrants Outstanding

        There were warrants to purchase an aggregate of 429,581 shares of common stock outstanding and fully exercisable at June 30, 2012 as detailed in the table below:

Number of Warrants	Exercise Price(1)	Expiration Date
10,225	$27.49	July 27, 2012
9,375	$31.43	January 30, 2013
186,503	$27.47	January 14, 2013
205,978	$16.00	December 15, 2013
6,250	$16.00	October 13, 2014
7,500	$36.04	June 10, 2014
3,750	$29.50	May 13, 2015

(1)
Exercise price may change subject to anti-dilutive terms.

7. STOCK-BASED COMPENSATION PLAN

        a)    Stock Options

        In 1995, the Board of Directors approved a Share Option Plan, which was amended and restated in December 2004, and amended thereafter (which is referred to as the "Amended Share Option Plan"). The Amended Share Option Plan is administered by the Board of Directors and provides that options may be granted to employees, officers, directors and consultants to the Company. The exercise price of an option is determined at the date of grant and is based on the closing price of the common stock on the stock exchange or quotation system where the common stock is listed or traded, on the day preceding the grant. Unless otherwise provided for, the options are exercisable only during the term of engagement of the employee, officer or consultant or during the period of service as a director of the Company.

        On July 28, 2009, the Board of Directors adopted the 2009 Stock Incentive Plan, which is referred to as the 2009 Stock Plan. The 2009 Stock Plan provides for equity-based awards in the form of incentive stock options and non-statutory options, restricted shares, stock appreciation rights and restricted stock

XPLORE TECHNOLOGIES CORP.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of dollars, except share and per share amounts)

7. STOCK-BASED COMPENSATION PLAN (Continued)

units. Awards are made to selected employees, directors and consultants to promote stock ownership among award recipients, encourage their focus on strategic long-range corporate objectives, and attract and retain exceptionally qualified personnel. The 2009 Stock Plan became effective as of June 10, 2009 and was approved by the Company's stockholders on January 14, 2010.

        At June 30, 2012, the maximum aggregate number of shares of common stock reserved for issuance upon the exercise of all options granted under the Amended Share Option Plan and 2009 Stock Plan may not exceed an aggregate of 191,636 shares. This amount consists of 187,500 shares under the 2009 Stock Plan and 4,136 under the Amended Share Option Plan, which shares are issuable under outstanding options under the Amended Share Option Plan on the date the 2009 Stock Plan was adopted. The options under the plans generally vest over a 3-year period in equal annual amounts and expire five years after the issuance date.

        A summary of the activity in the Company's Amended Share Option Plan and 2009 Stock Plan during the three months ended June 30, 2012 is as follows:

	Three months ended June 30, 2012
	Options	Weighted Average Exercise Price (US$)
Outstanding at March 31, 2012	140,870	$28.00
Granted	1,375	$16.00
Exercised	—	$—
Forfeited	(568)	$95.94

Outstanding at end of period	141,677	$28.00

        At June 30, 2012, the total number of shares of common stock issued in connection with the exercise of options is 1,678 since the inception of the Amended Share Option Plan.

        A summary of the options outstanding and exercisable as at June 30, 2012 is as follows:

	Options Outstanding and Expected to Vest		Options Exercisable
Range of Exercise Prices US$	Number Outstanding	Weighted Average Remaining Contractual Life	Number Exercisable	Weighted Average Remaining Contractual Life
$16.00 - 23.99	17,188	4.5	3,523	4.5
$24.00 - 26.99	112,808	3.8	56,360	3.8
$27.00 - 220.84	11,681	3.1	10,188	2.8

	141,677	3.8	70,071	3.6

        The weighted average exercise price of options exercisable at June 30, 2012 was $30.24.

        On June 12, 2012, the Company's board of directors approved the grant of options to purchase 1,375 shares of the Company's common stock to non-executive employees with an exercise price of $15.20 per share. The fair value of these option grants to be recognized as stock compensation expense is $9.

XPLORE TECHNOLOGIES CORP.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of dollars, except share and per share amounts)

7. STOCK-BASED COMPENSATION PLAN (Continued)

        The options have been valued separately using the Black-Scholes methodology and the calculations for issuances in fiscal 2013 and 2012 assumed discount rates of approximately 0.35% and 0.81%, respectively, and volatility of approximately 62% and 184%, respectively, expected terms of approximately three years and no dividends for both years. The Company recorded stock compensation cost of $186 and $202 for the three months ended June 30, 2012 and 2011, respectively. This expense was recorded in the employee related functional classification.

        Compensation expense has been determined based on the fair value at the grant date for options granted in the current fiscal year. The aggregate intrinsic value of options exercisable at June 30, 2012 was zero as the fair value of the Company's common stock was less than the exercise prices of the options. The future compensation expense to be recognized for unvested option grants at June 30, 2012 was $1,294 which is to be recognized over the next three years.

  b)
  Stock Compensation

        On August 4, 2011, the Company's board of directors approved an award of 10,000 shares of the Company's Series D Preferred Stock, which fully vested on March 31, 2012 and were issued in November 2011 and April 2012, to each director for services rendered and to be rendered during the year ended March 31, 2012. The total fair value of the Series D Preferred Stock was $60 and stock compensation expense of $15 was recorded for the three months ended June 30, 2011.

  c)
  2009 Employee Stock Purchase Plan

        The Company's board of directors approved an employee stock purchase plan that was implemented on January 1, 2009 and approved by the Company's stockholders on November 4, 2009 (the "ESPP"). The offering price per common share and number of common shares purchased for the periods ended June 30, 2012 and 2011are as follows:

	Three Months Ended June 30,
	2012	2011
Offering Price per Common Share	$22.23	$28.49
Common Shares Purchased	669	439

8. RELATED PARTY TRANSACTIONS

        On August 4, 2011, the Company's board of directors approved an award of 150,000 shares of Series D Preferred Stock, which fully vested on March 31, 2012, to SG Phoenix LLC, an affiliate of our principal stockholder, for services rendered for the year ended March 31, 2012. The fair value of the Series D Preferred Stock was $150 and stock compensation expense of $15 was recorded for the three months ended June 30, 2011.

        On October 14, 2011, the Company raised net proceeds of $2,182 in a private placement through the issuance of 2,320,000 shares of its Series D Preferred Stock. Philip Sassower, the Company's Chairman of the Board and Chief Executive Officer, purchased 500,000 shares of Series D Preferred Stock in the private placement. In connection with the private placement of the Series D Preferred Stock, the Company

XPLORE TECHNOLOGIES CORP.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of dollars, except share and per share amounts)

8. RELATED PARTY TRANSACTIONS (Continued)

paid SG Phoenix LLC, an affiliate of our principal stockholder, an administrative fee of $100 in cash and a warrant to purchase 6,250 shares of common stock at an initial exercise price of $16.00 per share.

        On October 14, 2011, The Kent A. Misemer Revocable Trust (12/24/92), for which Mr. Misemer, a member of the Board of Directors, is a trustee, purchased in a private placement 175,000 shares of the Series D Preferred Stock for an aggregate purchase price of $175.

        On June 12, 2012, the Company's Board of Directors approved $10 of fees, to be paid quarterly in the amount of $2.5, to each director for services rendered and to be rendered during the year ending March 31, 2013. General administration expense includes an expense of $15 for the three months ended June 30, 2012.

        On June 12, 2012, the Company's Board of Directors approved $150 of fees, to be paid monthly in the amount of $12.5, to SG Phoenix LLC, an affiliate of our principal stockholder, for services to be rendered during the year ending March 31, 2013. General administration expense includes an expense of $37.5 for the three months ended June 30, 2012.

        During the three months ended June 30, 2012 and 2011, the Company purchased approximately $176 and $63, respectively, in components for the Company's tablet PCs from Ember Industries, Inc., a contract manufacturer. Thomas F. Leonardis, a member of the Company's Board of Directors, is the Chief Executive Officer and the majority shareholder, of Ember Industries. The Company purchased the components from Ember Industries pursuant to standard purchase orders at Ember Industries' standard prices. The disinterested members of the Company's Board of Directors reviewed, approved and ratified the Company's purchase of component parts from Ember Industries on the described terms.

9. SEGMENTED INFORMATION

        The Company operates in one segment, the sale of rugged mobile wireless Tablet PC computing systems. The United States of America and Canada accounted for approximately 61% and 25%, respectively, of the Company's total revenue for the three months ended June 30, 2012. The United States of America, Germany and Canada accounted for 41%, 19% and 16%, respectively of the Company's total revenue for the three months ended June 30, 2011.

        The distribution of revenue by country is segmented as follows:

	Three Months Ended June 30,
	2012	2011
Revenue by country:
United States of America	$6,056	$1,088
Canada	2,454	432
Germany	375	518
Other	1,065	640

	$9,950	$2,678

        The Company has a variety of customers, and in any given year a single customer can account for a significant portion of sales. For the three months ended June 30, 2012, the Company had two customers

XPLORE TECHNOLOGIES CORP.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of dollars, except share and per share amounts)

9. SEGMENTED INFORMATION (Continued)

located in the United States of America and Canada who accounted for more than 10% of total revenue. For the three months ended June 30, 2011, the Company had two customers located in Germany and Canada who accounted for more than 10% of total revenue.

Three Months Ended	Total Revenue (in millions)	Number of Customers with Revenue > 10% of Total Revenue	Customer Share as a Percent of Total Revenue
June 30, 2012	$10.0	2	59%
June 30, 2011	$2.7	2	30%

        At June 30 2012, the Company had one customer that accounted for more than 10% of the outstanding net receivables.

Three Months Ended	Accounts Receivable (in millions)	Number of Customers with Account Balance > 10% of Total Receivables	Customer Share as a Percent of Total Receivables
June 30, 2012	$2.5	1	11%

        The Company relies on a single supplier for the majority of its finished goods. At June 30, 2012 and 2011, the Company owed this supplier $2,451 and $664, respectively, recorded in accounts payable and accrued liabilities.

        Substantially all of the Company's capital assets are owned by its wholly-owned subsidiary, Xplore Technologies Corporation of America, a Delaware corporation. No country, other than the United States, had more than 10% of the Company's assets for each of the three months ended June 30, 2012 and 2011.

10. COMMITMENTS AND CONTINGENT LIABILITIES

  a)
  Premises

        The Company leases facilities in Austin, Texas. The current annual lease commitment is $228 and the lease expires on August 31, 2014. Rent expense for the three months ended June 30, 2012 and 2011 was $63 and $56, respectively.

        Minimum annual payments by fiscal year required under all of the Company's operating leases are:

2013	$196
2014	264
2015	124
2016	16

$600

XPLORE TECHNOLOGIES CORP.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of dollars, except share and per share amounts)

10. COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

  b)
  Purchase commitment

        At June 30, 2012, the Company had purchase obligations in fiscal 2013 of approximately $6,231 related to inventory and product development items.

  c)
  Litigation

        The Company and its subsidiaries are involved in various claims and legal actions arising in the ordinary course of business. None of these actions, individually or in the aggregate, are expected to have a material adverse effect on the Company's consolidated financial position or results of operations.

11. SUBSEQUENT EVENTS

        On July 26, 2012, the Company filed a Registration Statement on Form S-1 with respect to a firm commitment public offering of $10 million in shares of common stock, excluding the underwriters' over-allotment option.

        On September 12, 2012, the Company held a special meeting of stockholders to consider and vote upon proposals to approve, among other matters, (i) an amendment to the amended and restated certificate of incorporation to effect a reverse stock split of outstanding common stock in a range of not less than 1-for-325 and not more than 1-for-425 and (ii) amendments to the amended and restated certificate of incorporation to (a) reduce the conversion price of each series of preferred stock and (b) make inapplicable an anti-dilution adjustment that may otherwise be triggered by the reduction of the conversion price of each other series of preferred stock. Each of the proposals were approved by the requisite number of stockholders entitled to vote thereon.

        On September 13, 2012, the Company filed a certificate of amendment to the amended and restated certificate of incorporation with the Secretary of State of the State of Delaware to effect a 1-for-400 reverse split of common stock. The reverse split became effective at 12:01 a.m. on September 13, 2012. In addition, on September 13, 2012, the Company received a written consent from holders representing a majority of the voting power of the outstanding shares of Series A Preferred Stock consenting to the conversion, upon consummation of the proposed public offering, of each share of Series A Preferred Stock then outstanding into shares of common stock. As a result of such consent, upon consummation of the proposed public offering, each series of outstanding preferred stock will automatically convert into shares of common stock at the following reduced conversion rates: Series A Preferred Stock (0.0327-to-1 basis); Series B Preferred Stock (0.0327-to-1 basis); Series C Preferred Stock (0.0481-to-1 basis) and Series D Preferred Stock (0.1543-to-1 basis).

        All of the common stock share numbers, common stock share prices and exercise prices with respect to options and warrants to purchase common stock have been adjusted within these consolidated financial statements, on a retroactive basis, to reflect the 1-for-400 reverse split of common stock but have not been adjusted for the conversion of preferred stock.

        Upon consummation of the proposed offering, the Company's authorized shares will consist of 15,000,000 shares of common stock and 5,000,000 shares of preferred stock.

    •    Shares
Common Stock

PROSPECTUS

Aegis Capital Corp

September 14, 2012

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

Through and including    •    , 2012 (the 40th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the common stock being registered. All amounts other than the SEC registration fees and FINRA fees are estimates.

SEC Registration Fees	$1,390
FINRA Fees	2,414
Printing and Engraving Expenses	86,000
Legal Fees and Expenses	790,000
Accounting Fees and Expenses	60,000
Miscellaneous	355,000

Total	$1,294,804

Item 14.    Indemnification of Directors and Officers

        Our officers and directors are indemnified as provided by the General Corporation Law of the State of Delaware ("DGCL"), our amended and restated certificate of incorporation and our bylaws.

        Section 145 of the DGCL authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Our bylaws provide that we must indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the Company or is or was serving at the request of the Company as a director, officer or trustee of another corporation or partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (which we refer to as an indemnitee), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, to the fullest extent permitted by Delaware law. In addition to such right of indemnification, our bylaws provide that we must advance all expenses incurred to any such indemnitee incurred in defending any such proceeding prior to the final disposition of the proceeding. If required by the DGCL, an advancement of expenses incurred by such indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) will be made upon receipt of an undertaking by or on behalf of such indemnitee to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise. Our bylaws also give us the power to indemnify our employees and agents.

        Our amended and restated certificate of incorporation also contains a provision eliminating the personal liability of our directors to the Company or its stockholders for breach of fiduciary duty as a director to the fullest extent permitted under Delaware law, except for liability:

  (1)
  for any breach of such director's duty of loyalty to the Company or its stockholders;

  (2)
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  (3)
  under Section 174 of the DGCL; or

  (4)
  for any transaction from which the director derived any improper personal benefit.

Item 15.    Recent Sales of Unregistered Securities

2009

        On July 15, 2009 and September 30, 2009, we issued secured subordinated promissory and demand notes in the aggregate principal amount of $315,000 and issued warrants to purchase up to 4,125 shares of common stock of the Company at an exercise price of $40.00 per share to purchasers. The issuance of the notes was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) as the transaction did not involve a public offering.

        On July 27, 2009, we issued to note purchasers three-year warrants to purchase an aggregate of up to 10,225 shares of our common stock at an exercise price of $40.00 per share as consideration for the note purchasers subordinating their security interests in favor of the Supporting Letter of Credit Applicants. As a result, Phoenix, the Company's principal stockholder ("Phoenix") received a warrant to purchase an additional 2,350 shares of our common stock, Phoenix Enterprises Family Fund LLC received a warrant to purchase an additional 1,794 shares of our common stock and JAG Multi Investments LLC, a principal stockholder of the Company ("JAG Multi Investments LLC"), received a warrant to purchase an additional 1,794 shares of our common stock. The warrants are fully vested. The issuance of the note and warrants was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) as the transaction did not involve a public offering.

        On September 30, 2009, we raised $300,000 in a private placement with JAG Multi Investments LLC through the issuance of a secured demand note and warrants to purchase up to 3,750 shares of our common stock at $40.00 per share. The issuance of the note and warrants was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) as the transaction did not involve a public offering.

        On October 13, 2009, we issued a demand note in the principal amount of $170,000 and warrants to purchase up to 2,125 shares of common stock of the Company at an exercise price of $40.00 per share to Philip Sassower, our Chief Executive Officer and Chairman of the Board and co-manager of the managing member of Phoenix ("Mr. Sassower"). The issuance of the note and warrants was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) as the transaction did not involve a public offering.

        On November 5, 2009, the Company and its wholly owned subsidiary Xplore Technologies Corporation of America ("Subsidiary", together with the Company, the "Borrowers"), entered into a note purchase agreement (the "Note Purchase Agreement") pursuant to which the Borrowers of senior secured subordinated promissory notes in the aggregate principal amount of $3,210,000 (the "Senior Notes") and warrants (the "Warrants") to purchase up to 80,250 shares of the Company's common stock at an exercise price of $40.00 per share in two separate closings on November 5, 2009 and November 9, 2009. Mr. Sassower purchased $1.0 million of the Senior Notes and Warrants to purchase 25,000 shares in the private placement. The Senior Note and Warrant issued to Mr. Sassower were purchased with $830,000 in cash and the conversion of a secured demand note in the principal amount of $170,000 issued by the Borrowers to Mr. Sassower on October 13, 2009 (the "Sassower Demand Note"). The Warrants became exercisable beginning on January 15, 2010 and expire on January 14, 2013. The Warrants may be exercised in whole or in part and contain a cashless exercise provision.

        In addition, on November 5, 2009, the Borrowers entered into an amendment to the Note Purchase Agreement dated September 5, 2008 (the "Fall 2008 Note Purchase Agreement") with a majority-in-interest of the purchasers thereunder (such party being Phoenix) and an amendment to the Note Purchase Agreement dated February 27, 2009 (the "Spring 2009 Note Purchase Agreement") with a majority-in-interest of the purchasers thereunder, pursuant to which the maturity date of the secured subordinated promissory notes in the aggregate principal amount of $4.09 million issued under the Fall 2008 Note Purchase Agreement and the Spring 2009 Note Purchase Agreement was extended from

December 31, 2010 to December 31, 2011 and the expiration date of the warrants to purchase 100,225 shares of the Company's common stock issued under the Fall 2008 Note Purchase Agreement and the Spring 2009 Note Purchase Agreement was extended from February 27, 2012 to January 14, 2013.

        The Senior Notes and Warrants were issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended ("Securities Act") and Regulation D promulgated under the Securities Act.

        During 2009, we issued a total of 1,500 shares of common stock to Martin Janis & Company, Inc. in return for approximately $88,000 of investor relations services provided to us during the year. The issuance of the shares was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) as the transaction did not involve a public offering.

2010

        On August 18, 2010, the Borrowers entered into an amendment to the Note Purchase Agreement dated November 5, 2009, which amended a previously executed Note Purchase Agreement (the "Original NPA"). The amendment provided that upon the approval of Phoenix in its sole discretion, the Borrowers may issue up to an additional $2,000,000 in aggregate principal amount of senior secured promissory notes (the "Bridge Notes"), and three-year warrants to purchase up to 71,429 shares of Common Stock at an exercise price of $28.00 per share (the "Bridge Warrants") under the Original NPA. The Bridge Notes and Bridge Warrants may be issued by the Borrowers in multiple closings.

        On August 18, 2010, in connection with the initial closing pursuant to the amendment agreement, the Borrowers issued a Bridge Note in the principal amount of $250,000 to Phoenix, with a Bridge Warrant to purchase 8,929 shares of Common Stock. The Borrowers received $250,000 in cash from Phoenix for the Bridge Note and the Bridge Warrant issued at the initial closing.

        The Bridge Note and Bridge Warrant, and the shares of Common Stock issuable upon exercise of the Bridge Warrant, were offered and sold to Phoenix, which the Company reasonably believes is an "accredited investor," as such term is defined in Rule 501 under the Securities Act. The offer and sale was made without registration under the Securities Act, or the securities laws of certain states, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D under the Securities Act and in reliance on similar exemptions under applicable state laws.

        On September 2, 2010, we issued a senior secured subordinated promissory note in the original principal amount of $600,000, and a warrant to purchase 21,429 shares of common stock to Phoenix pursuant to an amendment to the note purchase agreement dated as of November 5, 2009, which was executed on August 18, 2010. We reasonably believe that Phoenix is an "accredited investor," as such term is defined in Rule 501 under the Securities Act. The offer and sale was made without registration under the Securities Act, or the securities laws of certain states, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D under the Securities Act and in reliance on similar exemptions under applicable state laws.

        On November 3, 2010, the Borrowers entered into an Exchange Agreement with Phoenix, Mr. Sassower, and entities controlled by Mr. Sassower, and other parties representing a majority in interest of the Company's outstanding senior secured subordinated indebtedness (collectively, the "Noteholders"), pursuant to which the Noteholders agreed to exchange all of the Company's outstanding senior secured subordinated indebtedness and secured subordinated indebtedness for shares of the Company's Series D Participating Convertible Preferred Stock, par value $0.001 (the "Series D Preferred Stock"), at an exchange price of $1.00 per share for each $1.00 of such indebtedness (the "Recapitalization"). On December 16, 2010, the Company consummated the Recapitalization, issuing 9,498,364 shares of Series D Preferred Stock under the Exchange Agreement. The Series D Preferred Stock issued under the Exchange Agreement is convertible into Common Stock at an initial conversion price of $16.00 per share.

        The offer and sale of the shares of Series D Preferred Stock pursuant to the Exchange Agreement were made without registration under the Securities Act, or the securities laws of certain states, in reliance on the exemptions provided by Section 3(a)(9) of the Securities Act and in reliance on similar exemptions under applicable state laws. No commission or other remuneration was paid or given directly or indirectly for soliciting the exchange of the Company's indebtedness for shares of Series D Preferred Stock.

        On December 16, 2010, immediately prior to the issuance of the Series D Preferred Stock pursuant to the Exchange Agreement, the Borrowers issued a promissory note in the principal amount of $1,177,500 to Phoenix, together with warrants to purchase 73,594 shares of Common Stock. The Borrowers received $1,177,500 in gross proceeds therefor. Phoenix had previously purchased bridge notes in the aggregate principal amount of $850,000. In connection with the financing, Phoenix issued participation interests in one or more bridge notes in the aggregate principal amount of $1,027,500 and one or more bridge warrants to purchase an aggregate amount of 64,219 shares of Common Stock. The bridge notes were exchanged for shares of Series D Preferred Stock pursuant to the Exchange Agreement.

        The bridge note and bridge warrants, and the shares of Common Stock issuable upon exercise of the bridge warrants, were offered and sold to Phoenix in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D under the Securities Act and in reliance on similar exemptions under applicable state laws.

        On December 16, 2010, pursuant to the exchange agreement, Phoenix exchanged $1,940,000 in principal amount of our promissory notes for shares of our Series D Preferred Stock. For the year ended March 31, 2011, interest expense of $112,000 was recognized and paid to Phoenix through the issuance of 37,760 shares of our Series D Preferred Stock and 2,533 shares of our common stock.

        On December 16, 2010, pursuant to the exchange agreement, JAG Multi Investments LLC, exchanged $1,018,000 in principal amount of our promissory notes for shares of our Series D Preferred Stock. For the year ended March 31, 2011, interest expense of $91,000 and was recognized and paid to JAG Multi Investments LLC through the issuance of 21,464 shares of the Company's Series D Preferred Stock and 2,342 shares of the Company's common stock.

        On December 16, 2010, pursuant to the exchange agreement, Mr. Sassower exchanged $1,000,000 in principal amount of our promissory notes for shares of our Series D Preferred Stock. For the year ended March 31, 2011, interest expense of $90,000 was recognized and paid to Mr. Sassower through the issuance of 21,095 shares of our Series D Preferred Stock and 2,301 shares of our common stock, respectively.

        On December 16, 2010, pursuant to the exchange agreement, Phoenix Enterprises Family Fund LLC, an entity controlled by Mr. Sassower, exchanged $718,000 in principal amount of our promissory notes for shares of our Series D Preferred Stock. For the year ended March 31, 2011, interest expense of $64,000 was recognized and paid to Phoenix Enterprises Family Fund LLC through the issuance of 15,136 shares of our Series D Preferred Stock and 1,651 shares of our common stock.

        The offer and sale of the shares of Series D Preferred Stock pursuant to the Exchange Agreement were made without registration under the Securities Act, or the securities laws of certain states, in reliance on the exemptions provided by Section 3(a)(9) of the Securities Act and in reliance on similar exemptions under applicable state laws. No commission or other remuneration was paid or given directly or indirectly for soliciting the exchange of the Company's indebtedness for shares of Series D Preferred Stock.

        In connection with our exchange of approximately $9.4 million of outstanding subordinated secured promissory notes for our Series D Preferred Stock on December 16, 2010, we paid SG Phoenix LLC a structuring fee of $100,000 in cash and issued SG Phoenix LLC a three-year warrant to purchase 6,250 shares of our common stock at an exercise price of $16.00 per share.

        During 2010, we issued a total of 2,318 shares of common stock to Martin Janis & Company, Inc. in return for approximately $66,455 of investor relations services provided to us during the year. The issuance of the shares was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) as the transaction did not involve a public offering. We issued such shares of common stock to Martin Janis & Company, Inc., as follows: (i) we issued 773 shares of common stock during the three months ended March 31, 2010 and (ii) we issued 193 shares of common stock, at a price per share of $44.00, on each of the following dates in 2010: April 15, May 14, June 15, July 15, August 14, September 15, October 15 and November 15.

2011

        On February 23, 2011, the Company completed a private placement of 1,000,000 shares of Series D Preferred Stock, and detachable three-year warrants (the "Series D Warrants") to purchase a total of 62,500 shares of Common Stock. The Series D Preferred Stock issued in the private placement is convertible into shares of Common Stock at an initial conversion price of $16.00 per share. The Series D Preferred Stock ranks senior to all outstanding shares of the Company's capital stock in terms of dividends, liquidation preferences and other special rights. The Series D Warrants have an initial exercise price of $16.00 per share. The Company received $1,000,000 in gross proceeds for the Series D Preferred Stock and Series D Warrants.

        The Series D Preferred Stock and Series D Warrants, and the shares of Common Stock issuable thereunder, were offered and sold to 23 investors, including Brian Usher-Jones, a director of the Company, and Phoenix Enterprises Family Fund LLC, an entity affiliated with Mr. Sassower, all of which the Company reasonably believes are "accredited investors," as such term is defined in Rule 501 under the Securities Act. The offers and sales were made without registration under the Securities Act, or the securities laws of certain states, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D under the Securities Act and in reliance on similar exemptions under applicable state laws.

        In connection with the private placement of the Series D Preferred Stock and Series D Warrants, the Company paid SG Phoenix LLC an administrative fee of $50,000 in cash and a warrant to purchase 3,125 shares of Common Stock at an initial exercise price of $16.00 per share (the "SG Phoenix Warrant"). SG Phoenix LLC is an entity controlled by Mr. Sassower and Andrea Goren, a director of the Company. The offers and issuance of the SG Phoenix Warrant was made without registration under the Securities Act, or the securities laws of certain states, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D under the Securities Act and in reliance on similar exemptions under applicable state laws.

        On August 4, 2011, our board of directors approved an award of 150,000 shares of Series D Preferred Stock, which fully vested on March 31, 2012, to SG Phoenix LLC, an affiliate of our principal stockholder, for services rendered during the fiscal year ended March 31, 2012. The fair value of the Series D Preferred Stock was $150,000 and stock compensation expense of $150,000 was recorded for the year ended March 31, 2012. The issuance of the shares was made without registration under the Securities Act of 1933, as amended, or the securities laws of certain states, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D under the Securities Act, as the transaction did not involve a public offering, and in reliance on similar exemptions under applicable state laws.

        On October 14, 2011, the Company completed a private placement of 2,320,000 shares of Series D Preferred Stock. The Series D Preferred Stock issued in the private placement is convertible into shares of Common Stock at an initial conversion price of $16.00 per share. The Series D Preferred Stock ranks senior to all outstanding shares of the Company's capital stock in terms of dividends, liquidation preferences and other special rights. The Company received $2,320,000 in gross proceeds for the Series D Preferred Stock.

        The Series D Preferred Stock, and the shares of Common Stock issuable upon conversion of the Series D Preferred Stock, were offered and sold to 40 investors, including Mr. Sassower, and Andax LLC, an entity affiliated with Andrea Goren, a director of the Company. The Company reasonably believes all such investors are "accredited investors," as such term is defined in Rule 501 under the Securities Act. The offers and sales were made without registration under the Securities Act, or the securities laws of certain states, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D under the Securities Act and in reliance on similar exemptions under applicable state laws.

        In connection with the private placement of the Series D Preferred Stock, the Company paid SG Phoenix LLC an administrative fee of $100,000 in cash and a warrant to purchase 6,250 shares of Common Stock at an initial exercise price of $16.00 per share (the "SG Phoenix Warrant"). The SG Phoenix Warrant is substantially similar to the warrants issued with the private placement of 1,000,000 shares of the Series D Preferred Stock on February 23, 2011 (the "Series D Warrants"), except that the SG Phoenix Warrant expires on October 13, 2014, rather than December 15, 2013. SG Phoenix LLC is an entity controlled by Mr. Sassower and Mr. Goren. The offer and issuance of the SG Phoenix Warrant was made without registration under the Securities Act, or the securities laws of certain states, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D under the Securities Act and in reliance on similar exemptions under applicable state laws.

        During the year ended December 31, 2011, we issued a total of 3,188 shares of common stock to Martin Janis & Company, Inc., who we reasonably believe is an "accredited investor," as such term is defined in Rule 501 under the Securities Act, in return for approximately $78,626 of investor relations services provided to us from December 15, 2010 to November 14, 2011. The issuance of the shares was made without registration under the Securities Act of 1933, as amended, or the securities laws of certain states, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D under the Securities Act, as the transaction did not involve a public offering, and in reliance on similar exemptions under applicable state laws. We issued such shares of common stock to Martin Janis & Company, Inc., as follows: (i) we issued 1,063 shares of common stock during the three months ended March 31, 2011 and (ii) we issued 266 shares of common stock, at a price per share of $31.99, on each of the following dates in 2011: April 15, May 14, June 15, July 15, August 14, September 15, October 15 and November 15.

Item 16.    Exhibits and Financial Statement Schedules

(a)   EXHIBITS

        We have filed the exhibits listed on the accompanying Exhibit Index of this registration statement:

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement
3.1		Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit A of the Company's Proxy Statement on Schedule 14A, filed on November 10, 2010)
3.2
Certificate of Amendment of Amended and Restated Certificate of Incorporation of Xplore Technologies Corp. (incorporated by reference to Exhibit 3.2 of the Company's Annual Report on Form 10-K, filed on June 25, 2012)
3.3		Bylaws (incorporated by reference to Exhibit 3.2 of the Company's Annual Report on Form 10-K, filed on June 27, 2007)
3.4
Certificate of Amendment of Amended and Restated Certificate of Incorporation of Xplore Technologies Corp. (incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K, filed on September 13, 2012)
4.1
Specimen Stock Certificate for Common Stock (incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-4, filed on February 8, 2007, Registration Statement No. 333-138675)
4.2
Specimen Stock Certificate for Series A Preferred Stock (incorporated by reference to Exhibit 4.2 of the Company's Registration Statement on Form S-4, filed on February 8, 2007, Registration Statement No. 333-138675)
4.3
Specimen Stock Certificate for Series B Preferred Stock (incorporated by reference to Exhibit 4.3 of the Company's Registration Statement on Form S-4, filed on February 8, 2007, Registration Statement No. 333-138675)
4.4
Specimen Stock Certificate for Series C Preferred Stock (incorporated by reference to Exhibit 4.4 of the Company's Registration Statement on Form S-1, filed on October 10, 2007, Registration Statement No. 333-146611)
4.5		Specimen Stock Certificate for Series D Preferred Stock (incorporated by reference to Exhibit 4.5 of the Company's Annual Report on Form 10-K, filed on June 24, 2011)
4.6	*	Form of Underwriter Warrant (included in Exhibit 1.1)
5.1	*	Opinion of Pillsbury Winthrop Shaw Pittman LLP
10.1	†
Turnkey Design and Manufacturing Agreement, by and between Xplore Technologies Corp. and Wistron Corporation (incorporated by reference to Exhibit 10.1 of the Company's Registration Statement on Form S-4, filed on February 8, 2007, Registration Statement No. 333-138675)
10.2		Exchange Agreement, dated November 3, 2010 (incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K, filed on November 4, 2010)
10.3		Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.3 of the Company's Current Report on Form 8-K, filed on September 25, 2007)
10.4		Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K, filed on November 4, 2010)

Exhibit Number		Description
10.5		Amendment No. 1 to Registration Rights Agreement (incorporated by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K, filed on February 25, 2011)
10.6		Form of Warrant to purchase shares of Company's common stock (incorporated by reference to Exhibit 10.3 of the Company's Current Report on Form 8-K, filed on September 11, 2008)
10.7		Form of Warrant to purchase shares of Company's common stock (incorporated by reference to Exhibit 10.3 of the Company's Current Report on Form 8-K, filed on March 5, 2009)
10.8		Form of Warrant to purchase shares of Company's common stock (incorporated by reference to Exhibit 10.3 of the Company's Current Report on Form 8-K, filed on November 10, 2009)
10.9		Form of Series D Warrant (incorporated by reference to Exhibit 10.3 of the Company's Current Report on Form 8-K, filed on February 25, 2011)
10.10
Accounts Receivable Purchase Agreement, dated December 10, 2009, by and between Xplore Technologies Corporation of America and DSCH Capital Partners, LLC d/b/a Far West Capital (incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K, filed on December 15, 2009)
10.11
Corporate Guaranty and Suretyship, dated December 10, 2009, by and between Xplore Technologies Corp. and DSCH Capital Partners, LLC d/b/a Far West Capital (incorporated by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K, filed on December 15, 2009)
10.12
First Amendment and Purchase Order Finance Rider to Accounts Receivable Purchase Agreement, dated December 10, 2009, by and between Xplore Technologies Corporation of America and DSCH Capital Partners, LLC d/b/a Far West Capital (incorporated by reference to Exhibit 10.23 of the Company's Annual Report on Form 10-K, filed on June 9, 2010)
10.13		Second Amendment to Accounts Receivable Purchasing Agreement (incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K, filed on February 25, 2011)
10.14		Third Amendment to Accounts Receivable Purchasing Agreement (incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K, filed on January 3, 2012)
10.15		Fourth Amendment to Accounts Receivable Purchasing Agreement (incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K, filed on March 5, 2012)
10.16
Lease Agreement, dated April 10, 2003, between Summit Tech L.P. and Xplore Technologies Corp. (incorporated by reference to Exhibit 10.11 of the Company's Registration Statement on Form S-4, filed on November 14, 2006, Registration Statement No. 333-138675)
10.17
Fourth Amendment to Lease Agreement, dated April 10, 2003, between Bailard Austin II, Limited Partnership and Xplore Technologies Corp. (incorporated by reference to Exhibit 10.23 of the Company's Annual Report on Form 10-K, filed on August 14, 2009)
10.18	†
Purchase and Distribution Agreement between Xplore Technologies Corp. and Pegatron Corporation dated as of December 7, 2007 (incorporated by reference to Exhibit 10.14 of the Company's Annual Report on Form 10-K, filed on June 5, 2008)

Exhibit Number		Description
10.19		Employment Agreement, dated as of June 30, 2006, by and between Xplore Technologies Corp. and Mark Holleran (incorporated by reference to Exhibit 10.10 of the Company's Registration Statement on Form S-4, filed on November 14, 2006, Registration Statement No. 333-138675)
10.20		Amended and Restated Share Option Plan (incorporated by reference to Exhibit A of the Company's Proxy Statement on Schedule 14A, filed on December 21, 2007)
10.21		Xplore Technologies Corp. 2009 Stock Incentive Plan (incorporated by reference to Exhibit 10.31 of the Company's Annual Report on Form 10-K, filed on August 14, 2009)
10.22		Xplore Technologies Corp. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q, filed on February 13, 2009)
10.23		Fifth Amendment to Accounts Receivable Purchasing Agreement (incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K, filed on July 3, 2012)
21.1
Subsidiaries of Xplore Technologies Corp. (incorporated by reference to Exhibit 21.1 of the Company's Registration Statement on Form S-4, filed on November 14, 2006, Registration Statement No. 333-138675)
23.1	*	Consent of PMB Helin Donovan, LLP
23.2	*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1)
24.1	**	Power of Attorney (contained in the signature page of the Registration Statement)
101.INS	*	XBRL Instance Document
101.SCH	*	Taxonomy Extension Schema Document
101.CAL	*	Taxonomy Extension Calculation Linkbase Document
101.DEF	*	Taxonomy Extension Definition Linkbase Document
101.LAB	*	Taxonomy Extension Labels Linkbase Document
101.PRE	*	Taxonomy Extension Presentation Linkbase Document

*
Filed herewith.

**
Previously filed.

†
Portions of this agreement have been omitted pursuant to a request for confidential treatment, which was granted by the SEC on May 14, 2007.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this registration statement:

            (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

           (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii)  to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (5)   That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

           (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (6)   The undersigned registrant hereby undertakes that:

            (i)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(I) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

           (ii)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on September 14, 2012.

XPLORE TECHNOLOGIES CORP.
By:	/s/ PHILIP S. SASSOWER
	Name:	Philip S. Sassower
	Title:	Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature		Title	Date

/s/ PHILIP S. SASSOWER Philip S. Sassower		Chief Executive Officer and Director (Principal Executive Officer)	September 14, 2012
/s/ MICHAEL J. RAPISAND Michael J. Rapisand		Chief Financial Officer (Principal Accounting and Financial Officer)	September 14, 2012
* Brian E. Usher-Jones		Director	September 14, 2012
* Andrea Goren		Director	September 14, 2012
* Thomas F. Leonardis		Director	September 14, 2012
* Kent Misemer		Director	September 14, 2012
* F. Ben Irwin		Director	September 14, 2012
*By:	/s/ MICHAEL J. RAPISAND Michael J. Rapisand, as Attorney-in-Fact pursuant to the Power of Attorney previously provided as part of the Registration Statement

EXHIBIT INDEX

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement
3.1		Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit A of the Company's Proxy Statement on Schedule 14A, filed on November 10, 2010)
3.2
Certificate of Amendment of Amended and Restated Certificate of Incorporation of Xplore Technologies Corp. (incorporated by reference to Exhibit 3.2 of the Company's Annual Report on Form 10-K, filed on June 25, 2012)
3.3		Bylaws (incorporated by reference to Exhibit 3.2 of the Company's Annual Report on Form 10-K, filed on June 27, 2007)
3.4
Certificate of Amendment of Amended and Restated Certificate of Incorporation of Xplore Technologies Corp. (incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K, filed on September 13, 2012)
4.1
Specimen Stock Certificate for Common Stock (incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-4, filed on February 8, 2007, Registration Statement No. 333-138675)
4.2
Specimen Stock Certificate for Series A Preferred Stock (incorporated by reference to Exhibit 4.2 of the Company's Registration Statement on Form S-4, filed on February 8, 2007, Registration Statement No. 333-138675)
4.3
Specimen Stock Certificate for Series B Preferred Stock (incorporated by reference to Exhibit 4.3 of the Company's Registration Statement on Form S-4, filed on February 8, 2007, Registration Statement No. 333-138675)
4.4
Specimen Stock Certificate for Series C Preferred Stock (incorporated by reference to Exhibit 4.4 of the Company's Registration Statement on Form S-1, filed on October 10, 2007, Registration Statement No. 333-146611)
4.5		Specimen Stock Certificate for Series D Preferred Stock (incorporated by reference to Exhibit 4.5 of the Company's Annual Report on Form 10-K, filed on June 24, 2011)
4.6	*	Form of Underwriter Warrant (included in Exhibit 1.1)
5.1	*	Opinion of Pillsbury Winthrop Shaw Pittman LLP
10.1	†
Turnkey Design and Manufacturing Agreement, by and between Xplore Technologies Corp. and Wistron Corporation (incorporated by reference to Exhibit 10.1 of the Company's Registration Statement on Form S-4, filed on February 8, 2007, Registration Statement No. 333-138675)
10.2		Exchange Agreement, dated November 3, 2010 (incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K, filed on November 4, 2010)
10.3		Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.3 of the Company's Current Report on Form 8-K, filed on September 25, 2007)
10.4		Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K, filed on November 4, 2010)
10.5		Amendment No. 1 to Registration Rights Agreement (incorporated by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K, filed on February 25, 2011)
10.6		Form of Warrant to purchase shares of Company's common stock (incorporated by reference to Exhibit 10.3 of the Company's Current Report on Form 8-K, filed on September 11, 2008)

Exhibit Number		Description
10.7		Form of Warrant to purchase shares of Company's common stock (incorporated by reference to Exhibit 10.3 of the Company's Current Report on Form 8-K, filed on March 5, 2009)
10.8		Form of Warrant to purchase shares of Company's common stock (incorporated by reference to Exhibit 10.3 of the Company's Current Report on Form 8-K, filed on November 10, 2009)
10.9		Form of Series D Warrant (incorporated by reference to Exhibit 10.3 of the Company's Current Report on Form 8-K, filed on February 25, 2011)
10.10
Accounts Receivable Purchase Agreement, dated December 10, 2009, by and between Xplore Technologies Corporation of America and DSCH Capital Partners, LLC d/b/a Far West Capital (incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K, filed on December 15, 2009)
10.11
Corporate Guaranty and Suretyship, dated December 10, 2009, by and between Xplore Technologies Corp. and DSCH Capital Partners, LLC d/b/a Far West Capital (incorporated by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K, filed on December 15, 2009)
10.12
First Amendment and Purchase Order Finance Rider to Accounts Receivable Purchase Agreement, dated December 10, 2009, by and between Xplore Technologies Corporation of America and DSCH Capital Partners, LLC d/b/a Far West Capital (incorporated by reference to Exhibit 10.23 of the Company's Annual Report on Form 10-K, filed on June 9, 2010)
10.13		Second Amendment to Accounts Receivable Purchasing Agreement (incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K, filed on February 25, 2011)
10.14		Third Amendment to Accounts Receivable Purchasing Agreement (incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K, filed on January 3, 2012)
10.15		Fourth Amendment to Accounts Receivable Purchasing Agreement (incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K, filed on March 5, 2012)
10.16
Lease Agreement, dated April 10, 2003, between Summit Tech L.P. and Xplore Technologies Corp. (incorporated by reference to Exhibit 10.11 of the Company's Registration Statement on Form S-4, filed on November 14, 2006, Registration Statement No. 333-138675)
10.17
Fourth Amendment to Lease Agreement, dated April 10, 2003, between Bailard Austin II, Limited Partnership and Xplore Technologies Corp. (incorporated by reference to Exhibit 10.23 of the Company's Annual Report on Form 10-K, filed on August 14, 2009)
10.18	†
Purchase and Distribution Agreement between Xplore Technologies Corp. and Pegatron Corporation dated as of December 7, 2007 (incorporated by reference to Exhibit 10.14 of the Company's Annual Report on Form 10-K, filed on June 5, 2008)
10.19
Employment Agreement, dated as of June 30, 2006, by and between Xplore Technologies Corp. and Mark Holleran (incorporated by reference to Exhibit 10.10 of the Company's Registration Statement on Form S-4, filed on November 14, 2006, Registration Statement No. 333-138675)
10.20		Amended and Restated Share Option Plan (incorporated by reference to Exhibit A of the Company's Proxy Statement on Schedule 14A, filed on December 21, 2007)
10.21		Xplore Technologies Corp. 2009 Stock Incentive Plan (incorporated by reference to Exhibit 10.31 of the Company's Annual Report on Form 10-K, filed on August 14, 2009)

Exhibit Number		Description
10.22		Xplore Technologies Corp. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q, filed on February 13, 2009)
10.23		Fifth Amendment to Accounts Receivable Purchasing Agreement (incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K, filed on July 3, 2012)
21.1
Subsidiaries of Xplore Technologies Corp. (incorporated by reference to Exhibit 21.1 of the Company's Registration Statement on Form S-4, filed on November 14, 2006, Registration Statement No. 333-138675)
23.1	*	Consent of PMB Helin Donovan, LLP
23.2	*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1)
24.1	**	Power of Attorney (contained in the signature page of the Registration Statement)
101.INS	*	XBRL Instance Document
101.SCH	*	Taxonomy Extension Schema Document
101.CAL	*	Taxonomy Extension Calculation Linkbase Document
101.DEF	*	Taxonomy Extension Definition Linkbase Document
101.LAB	*	Taxonomy Extension Labels Linkbase Document
101.PRE	*	Taxonomy Extension Presentation Linkbase Document

*
Filed herewith.

**
Previously filed.

†
Portions of this agreement have been omitted pursuant to a request for confidential treatment, which was granted by the SEC on May 14, 2007.